   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             NEW YORK                             4811                            13-4924710
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           32 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MARILYN J. WASSER

                      VICE PRESIDENT -- LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    STEVEN A. ROSENBLUM                                                VICTOR I. LEWKOW
              WACHTELL, LIPTON, ROSEN & KATZ                                  CLEARY, GOTTLIEB, STEEN & HAMILTON
                    51 WEST 52ND STREET                                                ONE LIBERTY PLAZA
                 NEW YORK, NEW YORK 10019                                          NEW YORK, NEW YORK 10006
                      (212) 403-1000                                                    (212) 225-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective and the other conditions to the commencement of the exchange offer described herein have been satisfied or waived.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED        PROPOSED AGGREGATE
          TITLE OF EACH CLASS                 AMOUNT TO         MAXIMUM OFFERING         MAXIMUM             AGGREGATE
     OF SECURITIES TO BE REGISTERED         BE REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
AT&T Wireless Group tracking stock, par
  value $1.00 per share.................        shares        $                      $10,000,000,000         $2,500,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this document is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Offering Circular/Prospectus (subject to completion)

Issued                               , 2001

                                  [AT&T LOGO]
                               OFFER TO EXCHANGE
                          SHARES OF AT&T WIRELESS GROUP TRACKING STOCK
                      FOR EACH SHARE OF AT&T COMMON STOCK

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON                     , 2001 UNLESS THIS EXCHANGE OFFER IS
EXTENDED.

     AT&T will issue           shares of AT&T Wireless Group tracking stock in
exchange for each share of AT&T common stock that is validly tendered and accepted by AT&T in this exchange offer. AT&T will accept up to an aggregate of shares of AT&T common stock and will issue up to an aggregate of shares of AT&T Wireless Group tracking stock in this exchange offer.
If more than           shares of AT&T common stock are validly tendered, AT&T
will accept shares of AT&T common stock for exchange on a pro rata basis as described in this document.

     The terms and conditions of this exchange offer are described in this document, which you should read carefully. None of AT&T, AT&T Wireless Services, the exchange agent, the information agent, the dealer manager or the marketing manager or any of their officers or directors makes any recommendation as to whether you should tender your shares of AT&T common stock in this exchange offer. You must make your own decision after reading this document and consulting with your advisors based on your own financial position and requirements.

     AT&T Wireless Group tracking stock is a "tracking stock" of AT&T designed to provide holders with financial returns based on the economic value of the AT&T Wireless Group. AT&T Wireless Group tracking stock is listed on the New York Stock Exchange under the symbol "AWE".

     All persons holding AT&T common stock, which is listed on the New York Stock Exchange under the symbol "T", are eligible to participate in this exchange offer if they tender their shares in a jurisdiction where this exchange offer is permitted under local law. However, there are a number of conditions to this exchange offer. In the event that any one of these conditions is not satisfied, or we decide not to waive the satisfaction of that condition, we are under no obligation to complete this exchange offer.

     INVESTING IN AT&T WIRELESS GROUP TRACKING STOCK INVOLVES RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE [   ].
                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------
     AT&T HAS RETAINED THE SERVICES OF LEHMAN BROTHERS AS MARKETING MANAGER FOR THIS EXCHANGE OFFER.
                            ------------------------

     AT&T has retained the services of Georgeson Shareholder Communications, Inc. as information agent to assist you in connection with this exchange offer. You may call Georgeson Shareholder Communications, Inc. to request additional
documents and to ask any questions at (877)    -     (toll free) in the United
States or at (212)    -     (collect) elsewhere.
                            ------------------------

                 The Dealer Manager for this exchange offer is:

                       [CREDIT SUISSE--FIRST BOSTON LOGO]

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........   ii
Questions and Answers About this Exchange Offer.............    1
Summary.....................................................    5
Risk Factors................................................   21
Recent Developments -- DoCoMo Strategic Investment..........   40
This Exchange Offer.........................................   46
Price Range and Dividends for AT&T Common Stock.............   60
Price Range for AT&T Wireless Group Tracking Stock..........   61
Capitalization of AT&T......................................   62
Capitalization of AT&T Wireless Group.......................   63
Business of AT&T............................................   64
Business of AT&T Wireless Group.............................   64
Relationship Between AT&T Common Stock Group and AT&T
  Wireless Group prior to the Spin-Off......................   96
Description of AT&T Capital Stock...........................  102
Comparison of Rights of Holders of AT&T Common Stock and
  AT&T Wireless Group Tracking Stock prior to the
  Spin-Off..................................................  112
The Spin-Off................................................  114
Relationship between AT&T and AT&T Wireless Services
  following the Spin-Off....................................  119
Description of AT&T Wireless Services Capital Stock
  following the Spin-Off....................................  126
Material U.S. Federal Income Tax Consequences...............  133
Legal Matters...............................................  135
Experts.....................................................  135
Where You Can Find More Information.........................  136
Pro Forma Financial Information.............................  F-1

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with any information different from that contained in this document. We are offering to sell, and seeking offers to buy, the securities offered to be bought or sold by this document only in jurisdictions where the laws of those jurisdictions permit those offers. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

     This document incorporates by reference important business, financial and other information about both AT&T and AT&T Wireless Group that is not included in or delivered with this document. See "Where You Can Find More Information" on page 135 for a list of the documents that AT&T has incorporated by reference into this document.

     Documents incorporated by reference are available from AT&T without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this document. You may obtain some of the documents incorporated by reference in this document at AT&T's website, www.att.com. You should be aware that the information contained on AT&T's website is not a part of this document. Written and telephone requests for any of these documents should be directed to us as indicated below:

          Written requests for documents:

          Telephone requests for documents:

     If you would like to request copies of any of these documents, please do so
by                , 2001 to assure that you receive them before the expiration of this exchange offer. In the event that AT&T extends the exchange offer period, you must submit your request no later than five business days before the expiration date of this exchange offer, as extended by AT&T.

                                   IMPORTANT

     Any holder of AT&T common stock desiring to tender all or any portion of that holder's shares of AT&T common stock should either (1) complete and sign the letter of transmittal, or a manually signed facsimile of the letter of transmittal, in accordance with the instructions in the letter of transmittal, have that holder's signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal, or that facsimile, and any other required documents to the depositary for this exchange offer and either deliver the certificates for the shares to be exchanged to the depositary for this exchange offer along with the letter of transmittal or facsimile or deliver the shares to be exchanged pursuant to the procedure for book-entry transfer set forth in "This Exchange Offer -- Procedures for Tendering Shares of AT&T Common Stock" prior to the expiration of this exchange offer, or (2) request that holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for that holder. A holder of AT&T common stock having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if that holder desires to tender that holder's shares of AT&T common stock.

     Any holder of AT&T common stock that desires to tender shares of AT&T common stock and whose certificates for shares of AT&T common stock are not immediately available or that cannot comply in a timely manner with the procedure for book-entry transfer described in this document, or that cannot deliver all required documents to the depositary for this exchange offer prior to the expiration of this exchange offer, may tender those shares by following the procedure for guaranteed delivery set forth in "This Exchange
Offer -- Guaranteed Delivery Procedures".

     Questions and requests for assistance or for additional copies of this document, the letter of transmittal, the notice of guaranteed delivery and all other exchange offer materials may be directed to the information agent or the dealer manager at their addresses and telephone numbers set forth on the back cover of this document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to:

     - AT&T's restructuring plan, including the spin-off of AT&T Wireless Group,

     - the financial condition,

     - results of operations,

     - cash flows,

     - dividends,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,

     - network build-out and upgrade,

     - competitive positions,

     - availability of capital,

     - growth opportunities for existing products,

     - benefits from new technologies,

     - availability and deployment of new technologies,

     - plans and objectives of management,

     - markets for stock of AT&T, AT&T Common Stock Group and AT&T Wireless Group, and

     - other matters.

Statements in this document, or that are incorporated by reference into this document, that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to AT&T, AT&T Common Stock Group and AT&T Wireless Group, wherever they occur in this document, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the risks associated with the implementation of a third generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom these groups must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered,

     - the potential impact of DoCoMo's strategic investment in AT&T Wireless Group, including provisions of the agreements that restrict AT&T Wireless Group's future operations, and provisions that may require AT&T to repurchase DoCoMo's interest in AT&T Wireless Group if AT&T or AT&T Wireless Group fail to meet specified conditions,

     - the risks associated with the implementation of AT&T's restructuring plan, which is complicated and which involves a substantial number of different transactions, any or all of which may not occur as we currently intend, or which may not occur in the timeframe we currently expect,

     - the risks associated with each of AT&T's main business units, including AT&T Wireless Group, operating as an independent entity as opposed to as part of an integrated telecommunications provider following completion of AT&T's restructuring plan, including the inability of these groups to rely on the financial and operational resources of the combined company and these groups having to provide services that were previously provided by a different part of the combined company,

     - the impact of new competitors entering the markets in which these groups compete, including competitors which may offer less expensive products and services, desirable or innovative products, technological substitutes or be well-financed and have extensive resources,

     - the potential of oversupply of capacity resulting from excessive deployment of network capacity in the markets served by these groups,

     - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making the competitors of these entities larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively,

     - the effects of vigorous competition in the markets in which these groups operate,

     - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services,

     - the ability to establish a significant market presence in new geographic and service markets,

     - the availability and cost of capital and the consequences of increased leverage,

     - the impact of any unusual items resulting from ongoing evaluations of the business strategies of these groups,

     - requirements imposed on these groups or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations,

     - the risks associated with the need to acquire additional spectrum for current and future services,

     - the risks associated with technological requirements and changes and other technological developments,

     - results of litigation filed or to be filed against these groups,

     - the possibility of one or more of the markets in which these groups compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these groups have no control,

     - the risks related to AT&T's investments in Liberty Media Group and joint ventures, and

     - those factors listed under "Risk Factors."

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and throughout the other documents incorporated into this document by reference, including, but not limited to, AT&T's 1999 Annual Report on Form 10-K, including any amendments to the annual report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. AT&T undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in this document or other matters concerning AT&T, AT&T Wireless Group or AT&T Common Stock Group.

                QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER

     The following questions and answers highlight selected information from this document and may not contain all of the information that is important to you. To better understand this exchange offer you should read this entire document, the accompanying letter of transmittal and instructions to the letter of transmittal carefully. You should direct any questions or requests for assistance to the information agent, the dealer manager or the marketing manager at the addresses and telephone numbers listed on the back cover of this document. All references to "AT&T," "we," "our," "us" and similar words in this document are to AT&T Corp., unless the context requires otherwise.

Q. WHY DID AT&T CHOOSE TO CONDUCT THIS EXCHANGE OFFER?

A. We are making this exchange offer in connection with implementing our plan to more widely distribute AT&T Wireless Group tracking stock to our shareholders. We intend this exchange offer to allow AT&T and holders of AT&T common stock to more fully realize the economic value arising from our ownership of AT&T Wireless Group, and to permit the retirement of shares of AT&T common stock.

   In addition, this exchange offer will give holders of AT&T common stock that desire to increase their relative investment in AT&T Wireless Group the opportunity to do so in a convenient manner. Shareholders that have an unrealized gain on their shares of AT&T common stock would be able to increase their relative investment in AT&T Wireless Group in a manner generally free of U.S. federal income tax consequences.

Q. IS AT&T RECOMMENDING THAT SHAREHOLDERS TENDER THEIR SHARES OF AT&T COMMON STOCK?

A. No. AT&T is not making any recommendation one way or the other. You should carefully evaluate all the information contained in or incorporated into this document, consult your own advisors and make your own decision. The answer as to whether or not you should tender your shares of AT&T common stock may vary depending upon your investment objectives, financial position and requirements and any other relevant considerations.

Q. IS THIS EXCHANGE OFFER BEING USED TO SEPARATE AT&T WIRELESS GROUP FROM AT&T?

A. No. This exchange offer itself will not result in a separation of AT&T Wireless Group from AT&T. However, following completion of this exchange offer and subject to specified conditions, AT&T intends to separate, or spin-off, AT&T Wireless Group from AT&T. While we currently intend to complete the spin-off, we cannot assure you that the spin-off will occur.

   In addition, although AT&T has no current plans to do so, prior to completion of the spin-off, AT&T may seek to sell additional equity in AT&T Wireless Group. If any sale did occur, it would reduce the percentage of the equity interest in the AT&T Wireless Group available for distribution to holders of AT&T common stock in any spin-off.

Q. WHAT WOULD BE THE MECHANICS OF A SPIN-OFF?

A. We expect that the spin-off would be accomplished through the following steps, any or all of which may occur simultaneously:

   - We would transfer all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., a subsidiary of AT&T.

   - We would mandatorily exchange, in accordance with the provisions of AT&T's charter, all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T Wireless Services common stock.

   - We would distribute the remaining shares of AT&T Wireless Services common stock to holders of AT&T common stock on a pro rata basis.

Q. WHAT IS THE DOCOMO INVESTMENT?

A. On November 30, 2000, AT&T, AT&T Wireless Services and NTT DoCoMo, Inc., a Japanese wireless communications company, entered into a binding letter agreement in which DoCoMo agreed to invest approximately $9.8 billion for an approximate 16% economic interest in AT&T Wireless Group. The parties signed final agreements for this investment on December 20, 2000. As part of this investment, DoCoMo will also receive five-year warrants to purchase additional shares of AT&T Wireless Group tracking stock at $35 per share, and DoCoMo and AT&T Wireless Group will form a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T has agreed, if DoCoMo so elects, to repurchase DoCoMo's interest in AT&T Wireless Group if AT&T does not complete the spin-off, substantially in the manner described, of AT&T Wireless Group by January 1, 2002, or by March 15, 2002 if AT&T is trying to obtain a tax ruling, or if AT&T Wireless Group fails to commence service using an agreed technology in at least 13 of the top 50 domestic markets by June 30, 2004.

Q. WILL THE SHARES OF AT&T WIRELESS GROUP TRACKING STOCK ISSUED IN THIS EXCHANGE OFFER DILUTE THE EARNINGS PER SHARE ATTRIBUTABLE TO SHARES OF AT&T WIRELESS GROUP TRACKING STOCK CURRENTLY OUTSTANDING?

A. No. This exchange offer will not dilute the earnings per share attributable to shares of AT&T Wireless Group tracking stock.

Q. HOW WILL THIS EXCHANGE OFFER AFFECT ME?

A. This exchange offer will provide you with an opportunity to increase your interest in the financial performance of AT&T Wireless Group by exchanging your shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. We expect this exchange to be generally free of any U.S. federal income tax consequences, except with respect to cash received in lieu of fractional shares. You may tender some, all or none of your shares of AT&T common stock in exchange for shares of AT&T Wireless Group tracking stock in this exchange offer, subject to proration. However, you will be affected by this exchange offer whether or not you tender any of your shares of AT&T common stock because AT&T Common Stock Group's retained inter-group interest in AT&T Wireless Group will decrease, and the number of outstanding shares of AT&T common stock will also decrease. AT&T Common Stock Group is what we call the assets, the economic value of which is represented by AT&T common stock.

Q. WHAT IS AT&T'S RESTRUCTURING PLAN?

A. Under AT&T's restructuring plan announced October 25, 2000, each of AT&T's major units would become a publicly traded company, represented by either a common stock or a tracking stock.

   Upon completion of all elements of AT&T's restructuring plan, AT&T Wireless, AT&T Business and AT&T Broadband would be represented by independent, asset-based common stocks. AT&T Consumer would be represented by a tracking stock of AT&T Business. Each of these four companies would be accountable to its own customers, capital markets, shareholders, employees and other constituencies that would be able to evaluate the performance of each of these companies against other comparable companies. We cannot assure you that any or all of the elements of AT&T's restructuring plan will occur as we currently expect or in the time frames that we currently contemplate. In addition, many of the details of AT&T's restructuring plan have not been determined and we cannot predict the impact of AT&T's restructuring plan on the value of AT&T common stock or AT&T Wireless Group tracking stock.

Q. HOW DOES A DECISION TO TENDER SHARES OF AT&T COMMON STOCK RELATE TO AT&T'S RESTRUCTURING PLAN?

A. If AT&T's restructuring plan is completed, holders of shares of AT&T common stock that retain their shares will eventually receive shares representing interests in each of AT&T's four major business units: AT&T Wireless, AT&T Business, AT&T Consumer and AT&T Broadband. To the extent that you tender your shares of AT&T common stock in this exchange offer, your relative interest in AT&T Wireless Group will be increased but your relative interest in the other AT&T business units will be decreased. In addition, you will not receive shares in the other AT&T business units as part of AT&T's restructuring plan for those shares of AT&T common stock you tender. Instead, you will only have the shares of AT&T Wireless Group tracking stock that you received in this exchange offer, which may later come to represent a direct interest in AT&T Wireless Services if the spin-off occurs.

   Conversely, all holders of shares of AT&T common stock would receive shares of AT&T Wireless Services if it becomes an independent company in the spin-off. Even if you do not tender any shares of AT&T common stock in this exchange offer, if you retain your shares of AT&T common stock you will receive some shares in AT&T Wireless Services at that time. However, your interest in AT&T Wireless Services would be smaller than it would be if your shares of AT&T common stock are tendered and accepted in this exchange offer.

We cannot predict what the relative value of the securities representing interests in AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer will be over time. As a result, we cannot assure you whether the securities you would own if you tender your shares of AT&T common stock will be worth more or less at any point in the future than the securities you would own if you do not tender your shares of AT&T common stock.

Q. WILL AT&T PAY DIVIDENDS ON THE AT&T WIRELESS GROUP TRACKING STOCK?

A. We do not currently expect to pay dividends on AT&T Wireless Group tracking stock in the foreseeable future. We also do not expect that, for the foreseeable future, AT&T Wireless Services will pay dividends on its common stock following the spin-off.

Q. MAY I PARTICIPATE IN THIS EXCHANGE OFFER?

A. Anyone who holds shares of AT&T common stock may participate in this exchange offer if they validly tender their shares of AT&T common stock during the exchange offer period in a jurisdiction under the laws of which this exchange offer is permitted.

Q: IF THIS EXCHANGE OFFER IS FULLY SUBSCRIBED, HOW MUCH OF THE ECONOMIC INTEREST
   IN AT&T WIRELESS GROUP WILL THE OUTSTANDING AT&T WIRELESS GROUP TRACKING STOCK REPRESENT?

A: Approximately 16% of the economic interest in AT&T Wireless Group is represented by currently outstanding AT&T Wireless Group tracking stock. If this exchange offer is fully subscribed and completed, this percentage would
   increase to approximately   %. Conversely, AT&T Common Stock Group's retained
   inter-group interest in AT&T Wireless Group is currently approximately 84% of the economic value of AT&T Wireless Group. If this exchange offer is fully subscribed, AT&T Common Stock Group's retained inter-group interest would
   decrease to approximately   %, approximately   % assuming completion of
   DoCoMo's strategic investment in AT&T Wireless Group, or approximately   %,
   assuming the exercise by DoCoMo of warrants that it will receive in AT&T Wireless Group.

Q. HOW MANY SHARES OF AT&T WIRELESS GROUP TRACKING STOCK WILL I RECEIVE FOR EACH SHARE OF AT&T COMMON STOCK THAT I TENDER IN THIS EXCHANGE OFFER?

A. You will receive        shares of AT&T Wireless Group tracking stock for each
   share of AT&T common stock that you validly tender in this exchange offer that is accepted by AT&T. We sometimes refer to this number in this document
   as the "exchange ratio." If more than        shares of AT&T common stock are
   validly tendered in this exchange offer, AT&T will accept those shares for exchange on a pro rata basis, as described below. Shares of AT&T Wireless Group tracking stock issued in this exchange offer will be issued in book-entry form.

Q. WHEN DOES THIS EXCHANGE OFFER EXPIRE?

A. The exchange offer period and withdrawal rights will expire at 12:00
   midnight, New York City time, on      ,                     , 2001, unless
   AT&T extends this exchange offer. This date is   business days from
          , 2001, which is the date on which we commenced this exchange offer. We sometimes refer to this date and time, as it may be extended by us, in this document as the "expiration date." You must tender your shares of AT&T common stock so that they are received by the exchange agent prior to the expiration date if you wish to participate in this exchange offer.

Q. DOES THIS EXCHANGE OFFER INVOLVE A PREMIUM?

A. Based on the closing trading prices for shares of AT&T common stock and AT&T
   Wireless Group tracking stock on               ,        , the exchange ratio
   would result in a tendering shareholder receiving shares of AT&T Wireless
   Group tracking stock with a market value of      % of the market value of the
   shares of AT&T common stock tendered. However, the relative trading prices for AT&T Wireless Group tracking stock and AT&T common stock will fluctuate over the course of this exchange offer and any premium or discount that you might receive as a tendering shareholder will depend on the prices of shares of AT&T common stock and AT&T Wireless Group tracking stock at the time of the closing of this exchange offer. We cannot predict whether there will be a premium or a discount at the closing of this exchange offer, the amount of either, or the prices at which shares of AT&T Wireless Group tracking stock or AT&T common stock will trade over time.

Q. ARE THERE ANY CONDITIONS TO AT&T'S OBLIGATION TO COMPLETE THIS EXCHANGE
   OFFER?

A. Yes. We do not have to complete this exchange offer unless all of the conditions outlined on pages 54 to 56 are satisfied. In particular, there is
   a condition that at least           shares of AT&T common stock must be
   tendered into this exchange offer. This means that we will not be obligated
   to complete this exchange offer unless at least           shares of AT&T
   common stock are tendered so that           shares of AT&T Wireless Group
   tracking stock, or      % of those offered in this exchange offer, can be
   exchanged. We sometimes refer to this condition in this document as the "minimum condition." AT&T may at any time waive any or all of the conditions to this exchange offer.

Q. WHAT HAPPENS IF THE MINIMUM CONDITION IS SATISFIED BUT FEWER THAN      SHARES
   OF AT&T COMMON STOCK ARE TENDERED?

A. If the minimum condition is satisfied but fewer than      shares of AT&T
   common stock and all of the other conditions to this exchange offer have been satisfied or waived, AT&T would be obligated to complete this exchange offer as described in this document. Under these circumstances, this exchange offer would not be fully subscribed and, as a result, we would issue fewer than shares of AT&T Wireless Group tracking stock.

Q. WHAT HAPPENS IF MORE THAN      SHARES OF AT&T COMMON STOCK ARE TENDERED?

A. If more than      shares of AT&T common stock are tendered in this exchange
   offer, all shares of AT&T common stock that are validly tendered will be accepted for exchange on a pro rata basis. However, tenders by persons that own odd-lots, or fewer than 100 shares of AT&T common stock as of the date we announce the exchange ratio, that tender all of the shares they own will not be subject to proration and those shares of AT&T common stock will be accepted in full. Shares of AT&T common stock you own in an AT&T savings plan are not eligible for the preferential treatment that odd-lot holders will receive. Proration will be based on the number of shares of AT&T common stock that each holder has tendered in this exchange offer, and not on that holder's aggregate ownership of AT&T common stock. Any shares of AT&T common stock not accepted for exchange as a result of proration will be returned to tendering holders in book-entry form.

Q. WHAT HAPPENS IF AT&T DECLARES A QUARTERLY DIVIDEND ON AT&T COMMON STOCK DURING THIS EXCHANGE OFFER AND I HAVE PREVIOUSLY TENDERED MY SHARES OF AT&T COMMON STOCK?

A. If a dividend is declared with a record date before the completion of this exchange offer, you will be entitled to that dividend even if you have previously tendered your shares of AT&T common stock. Tendering your shares of AT&T common stock in this exchange offer is not a sale or transfer of those shares until they are accepted by AT&T for exchange upon completion of this exchange offer.

Q. HOW CAN I GET MORE INFORMATION ABOUT THIS EXCHANGE OFFER?

A. Please see the sections entitled "Summary -- Terms of this Exchange Offer" on page 9 and "This Exchange Offer" on page 46. You may call the information agent, Georgeson Shareholder Services, to ask any questions or to request
   additional documents at (     )           (toll free) in the United States or
   at (     )           (collect) elsewhere. You may also obtain free copies of
   other documents publicly filed by AT&T at the Securities and Exchange Commission's website at www.sec.gov or at AT&T's website at www.att.com. You should be aware that the information contained on AT&T's website is not part of this document. For more information, see "Where You Can Find More Information" on page 135.

                                    SUMMARY

     This summary highlights only selected information from this document and may not contain all of the information that is important to you. To better understand this exchange offer, you should read this entire document and the accompanying letter of transmittal carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 135.

                                    OVERVIEW

     Subject to the satisfaction of the conditions to this exchange offer, we
will issue           shares of AT&T Wireless Group tracking stock for each share of AT&T common stock that is validly tendered and accepted by us in this
exchange offer, up to an aggregate of           shares of AT&T Wireless Group
tracking stock. We are making this exchange offer in connection with implementing our plan to more widely distribute AT&T Wireless Group tracking stock to our shareholders. This exchange offer is intended to allow AT&T and all of our shareholders to more fully realize the economic value arising from our ownership of AT&T Wireless Group, and to permit the retirement of shares of AT&T common stock.

     Upon completion of this exchange offer, AT&T Wireless Group will remain a part of AT&T. However, following completion of this exchange offer and subject to specified conditions, AT&T intends to spin-off AT&T Wireless Group from AT&T. These conditions include, among others, receipt of a favorable ruling on the spin-off from the Internal Revenue Service, the satisfaction by AT&T of the conditions in a new credit agreement that AT&T expects to enter into and the receipt of other approvals.

     We expect that the spin-off would be accomplished through the following steps, any or all of which may occur simultaneously. First, we would transfer all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, a subsidiary of AT&T that currently holds a substantial amount of the assets of AT&T Wireless Group. We would then mandatorily exchange, in accordance with terms of AT&T's charter, all outstanding shares of AT&T Wireless Group tracking stock, including shares to be issued in this exchange offer and to DoCoMo in exchange for the securities with respect to AT&T Wireless Group it then holds, for shares of AT&T Wireless Services. Finally, we would distribute the remaining shares of AT&T Wireless Services to holders of AT&T common stock, on a pro rata basis. While we currently intend to complete the spin-off, we cannot assure you that the conditions described will be met, or that even if the conditions are met, that the spin-off will occur or that if the spin-off does occur that it will occur on the terms or in the manner described, or in the time frame contemplated.

     Although AT&T has no current plans to do so, prior to completion of the spin-off, AT&T may seek to sell additional equity in AT&T Wireless Group. If any sale did occur, it would reduce the percentage of the equity interest in AT&T Wireless Group available for distribution to holders of AT&T common stock in any spin-off.

     The proposed spin-off is an element of AT&T's restructuring plan announced October 25, 2000. Under AT&T's restructuring plan, each of AT&T's major business units is expected to become a publicly traded company, represented by either a common stock or a tracking stock. AT&T shareholders that do not tender all of their shares of AT&T common stock in this exchange offer and retain their shares of AT&T common stock would ultimately own stock in four AT&T businesses: AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer. Upon completion of all elements of AT&T's restructuring plan, AT&T Wireless, AT&T Business and AT&T Broadband would be represented by independent, asset-based common stocks. AT&T Consumer would be represented by a tracking stock of AT&T Business. Each of these four companies would be accountable to its own customers, capital markets, shareholders, employees and other constituencies that would be able to evaluate the performance of each of these companies against other comparable companies. We cannot assure you however, that AT&T's restructuring plan will be completed, or that if it is completed, it will be completed on the terms or in the manner described, or in the time frame contemplated. In addition, many details of AT&T's restructuring plan have not yet been determined, and we cannot predict the impact that AT&T's restructuring plan will have on the value of AT&T common stock and AT&T Wireless Group tracking stock.

                                      AT&T

     AT&T is among the world's communications leaders, providing voice, data and video communications to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, local and wireless communications services, cable television and Internet communications services. AT&T also provides billing, directory assistance, and calling card services to support its communications business.

     AT&T's primary lines of business are business services, consumer services, broadband services and wireless services. In addition, AT&T's other lines of business include network management and professional services through AT&T Solutions and international operations and ventures.

     On October 25, 2000, AT&T announced a restructuring plan to create four new companies. On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for that tracking stock. AT&T has not yet determined the precise structure or the timing of that transaction. The proposed distribution is subject to receipt of a favorable tax ruling from the Internal Revenue Service. We cannot assure you that the distribution of Liberty Media Group will be completed or that changes in the distribution plan will not be made.

     The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. The phone number is (212) 387-5400.

                              AT&T WIRELESS GROUP

     The AT&T Wireless Group is one of the largest wireless service providers in the United States based on $7.5 billion in revenue for the nine months ended September 30, 2000. Including its partnership markets, AT&T Wireless Group had almost 15 million total subscribers as of September 30, 2000. AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service.

     AT&T Wireless Group operates one of the largest U.S. digital wireless networks. AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 97% of the U.S. population, with approximately 79% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of September 30, 2000. As of September 30, 2000, AT&T Wireless Group's built network, including partnership and affiliate markets, covered 73% of the U.S. population. This includes operations in 48 of the 50 largest U.S. metropolitan areas. By the end of 2000, AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 75% of the U.S. population. AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where AT&T Wireless Group does not have operations. Through these roaming agreements, AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     AT&T Wireless Group historically has provided its wireless voice and data services using primarily time division multiple access, or TDMA, analog and cellular digital packet data, or CDPD technologies. Recently AT&T Wireless Group announced plans to deploy a global system for mobile communications, or GSM, platform to facilitate the implementation of next generation technology. On the same day, it was announced that AT&T and AT&T Wireless Services entered into a binding letter agreement with DoCoMo, a Japanese wireless communications company, for DoCoMo's investment in AT&T representing an economic interest in AT&T Wireless Group and for the formation of a strategic alliance with AT&T Wireless Group to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. The parties signed final agreements for this investment on December 20, 2000.

     AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of September 30, 2000, AT&T Wireless Group had upgraded 99% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of September 30, 2000, over 87% of AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 94% of its traffic. AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding AT&T Wireless Group.

     AT&T Wireless Group markets its products and services primarily under the AT&T brand name and expects to be able to continue to do so for some time, pursuant to agreements expected to become effective in connection with the proposed spin-off. AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of, and confidence in, AT&T Wireless Group's products and services.

     AT&T Wireless Group has targeted two growth areas for near term expansion: wireless data and fixed wireless. AT&T Wireless Group is an industry leader in wireless data services, possessing a CDPD network covering markets with a total population of 104 million. In addition to CDPD technology, AT&T Wireless Group has announced plans to deploy GPRS and third generation technologies capable of greater data speeds. AT&T Wireless Group expects new applications for corporate and consumer use to further drive wireless data growth. These data applications may include instant messaging, access to email, Internet content, e-commerce, shopping services and services that are enhanced by information about the user's location. In addition, AT&T Wireless Group has begun to deploy a fixed wireless technology. AT&T Wireless Group believes there is a significant business opportunity to use wireless technology to provide residential and small business customers with high speed, "always on" broadband access coupled with wireline quality voice access.

     AT&T Wireless Group is currently represented by a tracking stock designed to reflect the separate economic performance of AT&T Wireless Group. Except as described below, we attribute all of AT&T's current wireless operations to AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     AT&T retains:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     Prior to the spin-off, we currently intend to include all future wireless activities in AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to AT&T Wireless Group policy statement, direct new businesses and assets to AT&T Wireless Group or to the rest of AT&T or dispose of or transfer businesses or assets of either group. Following the spin-off, we expect AT&T Wireless Group to own largely the same assets that were attributed to AT&T Wireless Group prior to the spin-off.

     The principal executive offices of AT&T Wireless Group are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is
(425) 580-6000.

INDUSTRY OVERVIEW

     The growth in the wireless communications industry has been shaped by a number of trends that are likely to continue in the near future. Key trends include:

     - increased penetration, which is improving network efficiency,

     - rate simplification, which eases customer choice, increases penetration and leads to industry consolidation,

     - declining costs of service, which is leading to mass market availability of wireless communications,

     - increased use of digital service, as opposed to analog service, which is increasing the range of wireless service capabilities for subscribers, and

     - development of wireless data applications, which AT&T Wireless Group believes will increase wireless usage.

STRATEGY

     AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States or internationally. AT&T Wireless Group believes that the following are key elements to enable it to meet its goal:

     - continue expansion of its digital network to add capacity, improve quality and provide consistent features regardless of location,

     - continue to lower its operating costs and improve capital efficiency by expanding its digital mobile wireless network and increasing the use of more efficient channels of distribution,

     - deploy a GSM platform as the basis for implementation of third generation, or 3G, services, including GPRS, EDGE and, ultimately, UMTS,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services, in order to increase its subscriber base and revenues,

     - take advantage of its relationship with AT&T, including the use of the AT&T brand and AT&T's distribution channels and cross marketing opportunities, and

     - take advantage of its existing wireless spectrum, digital network, customer base and the AT&T brand with new growth initiatives, including wireless data and fixed wireless opportunities.

     AT&T Wireless Group believes the following key strengths and assets differentiate it from other wireless service providers:

     - Spectrum -- licenses, including partnership and affiliate markets, covering 97% of the U.S. population, with approximately 79% of the U.S. population covered by at least 30 megahertz of wireless spectrum,

     - Network -- operations in 48 of the 50 largest U.S. metropolitan areas,

     - Subscriber base -- almost 15 million, including partnership markets,

     - Brand -- benefits from AT&T's widely recognized brand which it expects to be able to continue to use for some time following the spin-off pursuant to agreements expected to become effective in connection with the spin-off,

     - Digital migration -- majority of subscribers migrated from analog to digital services, and

     - Management team -- experienced senior executives.

                          TERMS OF THIS EXCHANGE OFFER

TERMS OF THIS EXCHANGE
OFFER.........................   We are offering to exchange
                                 shares of AT&T Wireless Group tracking stock
                                 for each share of AT&T common stock validly
                                 tendered and accepted by us in this exchange
                                 offer, up to a maximum of                shares
                                 of AT&T common stock. This is a voluntary exchange offer, which means that you may tender all, some or none of your shares of AT&T common stock in this exchange offer.

                                 All shares of AT&T common stock validly
                                 tendered and not withdrawn and accepted by AT&T will be exchanged at the exchange ratio, on the terms and subject to the conditions of this exchange offer, including the proration provisions. The terms and conditions of this exchange offer are described in this document, the letter of transmittal and the instructions to the letter of transmittal. We will promptly return in book-entry form any shares of AT&T common stock not accepted by us for exchange following the expiration date and determination of the final proration factor.

EXPIRATION DATE; EXTENSION;
  TERMINATION.................   This exchange offer and withdrawal rights will
                                 expire at 12:00 midnight, New York City time,
                                 on           ,      , 2001, unless we extend
                                 this exchange offer. We sometimes refer to this date, as it may be extended by us, as "the expiration date." You must validly tender your shares of AT&T common stock so that they are received by the exchange agent prior to the expiration date if you wish to participate in this exchange offer. We may also terminate this exchange offer in the circumstances described on page 54.

PRORATION; ODD-LOTS...........   If more than                shares of AT&T
                                 common stock are tendered and not withdrawn, we will accept all shares validly tendered on a pro rata basis. We expect to announce any preliminary proration factor by press release promptly after the expiration date. We expect to announce any final proration factor within about ten business days after the expiration date.

                                 If you hold fewer than 100 shares of AT&T common stock as of the date we announce the exchange ratio and tender all of your shares of AT&T common stock for exchange, all of your shares of AT&T common stock will be accepted for exchange without proration if this exchange offer is completed. Shares of AT&T common stock you own through an AT&T savings plan are not eligible for this preferential treatment.

WITHDRAWAL RIGHTS.............   You may withdraw tenders of your shares of AT&T
                                 common stock at any time before the expiration date and at other times under specified circumstances. If you change your mind prior to the expiration date, you may retender your shares of AT&T common stock by following the tender procedures again and retendering prior to the expiration date.

CONDITIONS FOR COMPLETION OF
  THIS EXCHANGE OFFER.........   This exchange offer is subject to various
                                 conditions which must be satisfied in order for us to be obligated to complete this exchange offer, including the condition that at least shares of AT&T
                                 common stock be tendered into this exchange offer. We may, at any time, waive any or all of the conditions to this exchange offer.

PROCEDURES FOR TENDERING
SHARES........................   If you hold AT&T common stock certificates, you
                                 must complete and sign the letter of
                                 transmittal designating the number of shares of AT&T common stock you wish to tender in this exchange offer. Send the letter of transmittal, together with your AT&T common stock certificates and any other documents required by the letter of transmittal and the instructions to the letter of transmittal, by one of the mailing methods described on the letter of transmittal, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration date.

                                 If you hold shares of AT&T common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. You will not need to complete the letter of transmittal. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

                                 If you hold AT&T common stock certificates or if you hold shares of AT&T common stock through a broker, you may also comply with the procedures for guaranteed delivery.

                                 If you hold shares of AT&T common stock in book-entry form through our direct registration system, or through the AT&T Dividend Reinvestment and Stock Purchase Plan, you should send the executed letter of transmittal indicating the number of shares to be tendered to the exchange agent by one of the mailing methods described on the letter of transmittal, so that it is received by the exchange agent at the applicable address set forth on the back cover of this document before the expiration date. If all of your shares of AT&T common stock are held in book-entry form, you may receive additional instructions allowing you to respond via the Internet or an automated phone response system.

                                 If you hold shares of AT&T common stock through an AT&T savings plan, you will receive separate instructions from the plan trustees or administrator of the plan regarding how to tender those shares. You should follow those instructions, and you should not use the letter of transmittal to tender those shares.

DELIVERY OF SHARES OF AT&T
  WIRELESS GROUP TRACKING
  STOCK.......................   We will deliver shares of AT&T Wireless Group
                                 tracking stock issued in this exchange offer by book-entry transfer as soon as reasonably practicable after the expiration date, acceptance of shares of AT&T common stock for exchange and determination of any proration factor.

COMPARATIVE PER SHARE MARKET
  PRICE INFORMATION...........   Shares of AT&T common stock and AT&T Wireless
                                 Group tracking stock are currently listed on The New York Stock Exchange. AT&T common stock is listed under the symbol "T" and AT&T
                                 Wireless Group tracking stock is listed under the symbol "AWE".

                                 On October 24, 2000, the last trading day before the public announcement of AT&T's intention to commence this exchange offer, the closing trading price of AT&T common stock was $26 7/8, and the closing trading price of AT&T Wireless Group tracking stock was $21 5/8. Throughout this document, we refer to the closing price reported on the NYSE composite tape on any given day as the "closing trading price" for that day.

                                 On                , 2001, the last trading day
                                 before the determination of the exchange ratio, the closing trading price of AT&T common stock
                                 was $               , and the closing trading
                                 price of AT&T Wireless Group tracking stock was
                                 $               .

U.S. FEDERAL INCOME TAX
  CONSEQUENCES................   For U.S. federal income tax purposes, the
                                 exchange of AT&T Wireless Group tracking stock for AT&T common stock in this exchange offer is expected to be tax-free to AT&T and to shareholders who participate in this exchange offer, except with respect to cash received in lieu of fractional shares. Each shareholder should consult that shareholder's tax advisor as to the particular tax consequences of this exchange offer to that shareholder.

                                 IRS regulations require that, if you
                                 participate in this exchange offer, you include certain information in your U.S. federal income tax return for the year in which this exchange offer occurs. We will provide this information to you after this exchange offer is completed.

NO APPRAISAL RIGHTS...........   No appraisal rights are available to any
                                 shareholders of AT&T in connection with this exchange offer.

EXCHANGE AGENT................   Equiserve Trust Company

INFORMATION AGENT.............   Georgeson Shareholder Services

DEALER MANAGER................   Credit Suisse First Boston Corporation

MARKETING MANAGER.............   Lehman Brothers Inc.

RISK FACTORS..................   You should read and consider carefully the
                                 matters described under "Risk Factors," as well as the other information set forth in this document, before deciding whether to participate in this exchange offer.

DETERMINING WHETHER TO
PARTICIPATE
  IN THIS EXCHANGE OFFER......   None of AT&T, the exchange agent, the
                                 information agent, the dealer manager, the marketing manager or any of their respective officers or directors makes any recommendation as to whether you should tender your shares of AT&T common stock in this exchange offer. You must make your own decision regarding whether to tender, and, if so, how many shares of your shares of AT&T common stock to tender after reading this document and the related documents and consulting with your advisors based on your own investment objectives, financial position and requirements and any other relevant considerations.

                                 We urge you to read this document and the accompanying documents very carefully.

REGULATORY ISSUES.............   In order to complete this exchange offer, we
                                 must make certain filings and notifications and receive certain authorizations or exemptions from governmental agencies.

LEGAL LIMITATION..............   We are not making any offer to sell, nor are we
                                 soliciting any offer to buy, shares of AT&T
                                 Wireless Group tracking stock or AT&T common stock in any jurisdiction in which the offer or sale is not permitted.

                           COMPARATIVE PER SHARE DATA

     We summarize in the tables below the historical and pro forma per share information for AT&T Wireless Group tracking stock, or AWE stock, and for AT&T common stock, or T stock. AT&T's historical book value per share was calculated based on AT&T common stock, Liberty Media Group Class A common stock, Liberty Media Group Class B common stock and AT&T Wireless Group tracking stock outstanding and 1.95 billion assumed shares, which shares represent AT&T Common Stock Group's retained inter-group interest in AT&T Wireless Group. In reading the following information, you should note that the exchange ratio in this
exchange offer is      , and therefore that the per share data set forth below
does not set forth a comparison between the per share data for AT&T common stock and the comparable data for the number of shares of AT&T Wireless Group tracking stock you would receive in this exchange offer, in exchange for each share of AT&T common stock. You should also note that on December 20, 2000, AT&T announced that it had reduced the quarterly dividend on AT&T common stock to $0.0375 per share. The Liberty Media Group loss per share data for the nine months ended September 30, 1999 and year ended December 31, 1999 has been restated to reflect a two-for-one stock split paid on June 9, 2000.

HISTORICAL PER SHARE DATA

                                                     AT AND FOR THE NINE-
                                                            MONTH
                                                         PERIOD ENDED           AT AND FOR THE YEAR
                                                        SEPTEMBER 30,            ENDED DECEMBER 31,
                                                     --------------------    --------------------------
                                                       2000        1999       1999      1998      1997
                                                     --------    --------    ------    ------    ------
Book value per share (AT&T)........................   $12.74      $13.06     $13.78    $ 9.70    $ 8.82
Cash dividends per share
    AT&T Common Stock Group........................     0.66        0.66       0.88      0.88      0.88
    Liberty Media Group............................       --          --         --        --        --
    AT&T Wireless Group............................       --          --         --        --        --
Earnings (loss) per share from continuing
  operations attributable to common stock
    AT&T Common Stock Group........................     1.40        1.39       1.74      1.94      1.59
    Liberty Media Group............................     1.15       (0.33)     (0.80)       --        --
    AT&T Wireless Group............................     0.05          --         --        --        --

PRO FORMA PER SHARE DATA

     This pro forma per share information gives effect to a fully subscribed exchange offer, the DoCoMo investment and the distribution of AT&T Wireless Group as if such events had been completed on January 1, 1999 for income statement purposes, and at September 30, 2000 for balance sheet purposes. The pro forma per share information also gives effect to the TCI and MediaOne mergers as if they had been completed on January 1, 1999 for income statement purposes. As a result of this exchange offer, the earnings (loss) per share calculation of AT&T common stock will reflect the lower number of outstanding shares of AT&T common stock and the shareholders' decreased interest in the available separate combined net income (loss) of AT&T Wireless Group. While there will be no change to the earnings per share of AT&T Wireless Group tracking stock as a result of the exchange offer, the earnings per share calculation of AT&T Wireless Group tracking stock will reflect the shareholders' increased interest in the available separate combined net income (loss) of AT&T Wireless Group and the proportionate increase in the number of shares of AT&T Wireless Group tracking stock outstanding.

                                                   FOR THE NINE-MONTH         FOR THE YEAR
                                                      PERIOD ENDED                ENDED
                                                   SEPTEMBER 30, 2000       DECEMBER 31, 1999
                                                   ------------------       -----------------
Cash dividends per share
     AT&T Common Stock Group.....................      $      0.66             $      0.88
     Liberty Media Group.........................               --                      --
     AT&T Wireless Group.........................               --                      --
Earnings (loss) per share from continuing
  operations attributable to common stock
     AT&T Common Stock Group.....................             1.75                    2.75
     Liberty Media Group.........................             1.15                   (0.89)
     AT&T Wireless Group.........................             0.05                      --

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document or incorporate by reference in this document. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 135.

AT&T CORP.

     In the table below, we provide you with selected historical consolidated financial data of AT&T. We prepared this information using our consolidated financial statements at and for each of the nine-month periods ended September 30, 2000, and September 30, 1999, and at and for each of the fiscal years in the five-year period ended December 31, 1999. We derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements.

     Income from continuing operations for the nine months ended September 30, 2000, includes $0.05 billion of a net benefit consisting primarily of gains on the sale of businesses, restructuring and other charges and equity losses associated with investments in Cablevision Systems Corporation and Time Warner Entertainment. Income from continuing operations for the nine months ended September 30, 1999, includes $0.5 billion of a net expense consisting primarily of an in-process research and development charge associated with AT&T's merger with Tele-Communications, Inc., or TCI, equity losses associated with an investment in Cablevision, restructuring and other charges, and gains on the sale of businesses.

     Income from continuing operations for the year ended December 31, 1999 includes $1.1 billion of a net expense consisting primarily of an in-process research and development charge associated with our merger with TCI, equity losses associated with an investment in Cablevision, an asset impairment charge associated with the planned disposal of certain wireless network equipment, other restructuring charges, and gains on the sale of businesses. Income from continuing operations for the year ended December 31, 1998 includes $1.1 billion of a net expense consisting of restructuring and other charges as well as benefits from gains on the sales of businesses. Income from continuing operations for 1995 includes $2.0 billion of a net expense consisting of restructuring and other charges. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect a two-for-one stock split paid on June 9, 2000.

                       SUMMARY HISTORICAL FINANCIAL DATA

                                           AT AND FOR THE
                                             NINE-MONTH
                                            PERIOD ENDED
                                            SEPTEMBER 30,           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------   ------------------------------------------------
                                         2000(1)    1999(2)    1999(2)     1998      1997      1996      1995
                                         --------   --------   --------   -------   -------   -------   -------
                                             (UNAUDITED)(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue................................  $ 49,097   $ 46,202   $ 62,600   $53,223   $51,577   $50,688   $48,449
Operating income.......................     8,623      8,418     10,859     7,487     6,836     8,709     5,169
Income from continuing operations......     7,789      3,479      3,428     5,235     4,249     5,458     2,981
AT&T COMMON STOCK GROUP:
Income from continuing operations......     4,805      4,297      5,450     5,235     4,249     5,458     2,981
Weighted average common shares and
  potential common shares..............     3,471      3,114      3,152     2,700     2,683     2,651     2,612
Income from continuing operations per
  share:
  Basic................................  $   1.41   $   1.41   $   1.77   $  1.96   $  1.59   $  2.07   $  1.15
  Diluted..............................  $   1.40   $   1.39   $   1.74   $  1.94   $  1.59   $  2.07   $  1.14
Cash dividends declared................  $   0.66   $   0.66   $   0.88   $  0.88   $  0.88   $  0.88   $  0.88

                                           AT AND FOR THE
                                             NINE-MONTH
                                            PERIOD ENDED
                                            SEPTEMBER 30,           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------   ------------------------------------------------
                                         2000(1)    1999(2)    1999(2)     1998      1997      1996      1995
                                         --------   --------   --------   -------   -------   -------   -------
                                             (UNAUDITED)(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
AT&T WIRELESS GROUP:
Income from continuing operations......        19         --         --        --        --        --      -- ]
Weighted average common shares and
  potential common shares..............       360         --         --        --        --        --        --
Income from continuing operations per
  share:
  Basic................................  $   0.05         --         --        --        --        --        --
  Diluted..............................  $   0.05         --         --        --        --        --        --
Cash dividends declared................        --         --         --        --        --        --        --
LIBERTY MEDIA GROUP:
Income (loss) from continuing
  operations...........................     2,965       (818)    (2,022)       --        --        --        --
Weighted average common shares and
  potential common shares..............     2,573      2,514      2,519        --        --        --        --
Income (loss) from continuing
  operations per share:
  Basic(3).............................  $   1.15   $  (0.33)  $  (0.80)       --        --        --        --
  Diluted(3)...........................  $   1.15   $  (0.33)  $  (0.80)       --        --        --        --
Cash dividends declared................        --         --         --        --        --        --        --
BALANCE SHEET DATA:
Total assets...........................  $252,352   $161,806   $169,406   $59,550   $61,095   $57,348   $62,864
Long-term debt.........................    29,443     23,722     23,217     5,556     7,857     8,878     8,913
Shareowners equity.....................   110,108     74,763     78,927    25,522    23,678    21,092    17,400

(1) On June 15, 2000, the MediaOne Group, Inc. merger closed. The MediaOne merger was recorded as a purchase. Accordingly, the results of operations of MediaOne have been included in AT&T's consolidated results since the date the merger closed.

(2) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. Accordingly, the results of operations of TCI and Liberty Media Group have been included in AT&T's consolidated results since the date the merger closed. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore AT&T accounts for the Liberty Media Group as an equity investment. Because the Liberty Media Group is reflected by separate tracking stock, AT&T excludes all of the earnings or losses related to the Liberty Media Group from the earnings available to the holders of AT&T common stock.

(3) Basic and diluted losses per share from continuing operations of Liberty Media Group tracking stock prior to the two-for-one stock split, for the nine months ended September 30, 1999 and for the year ended December 31, 1999 were $0.65 and $1.61, respectively.

AT&T WIRELESS GROUP

     In the table below, we provide you with selected historical combined financial data of AT&T Wireless Group. We prepared this information using the combined financial statements of AT&T Wireless Group at and for the nine month periods ended September 30, 2000 and September 30, 1999, and at and for each of the fiscal years in the three-year period ended December 31, 1999. We derived the combined income statement data and cash flow data below for each of the three years ended December 31, 1999, and the combined balance sheet data of AT&T Wireless Group at December 31, 1999 and 1998, from combined financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited combined financial statements of AT&T Wireless Group for the periods presented.

                       SUMMARY HISTORICAL FINANCIAL DATA
                 (IN MILLIONS, EXCEPT FOR OTHER OPERATING DATA)

                                              AT AND FOR THE
                                                NINE-MONTH
                                               PERIOD ENDED        AT AND FOR THE YEAR ENDED
                                               SEPTEMBER 30,              DECEMBER 31,
                                            -------------------   ----------------------------
                                              2000       1999       1999      1998      1997
                                            --------   --------   --------   -------   -------
                                                (UNAUDITED)
INCOME STATEMENT DATA:
Revenue:
  Services revenue........................  $  6,741   $  4,928   $  6,823   $ 4,779   $ 4,249
  Equipment revenue.......................       733        562        804       627       419
                                            --------   --------   --------   -------   -------
          Total revenue...................     7,474      5,490      7,627     5,406     4,668
Operating Expenses:
  Costs of services and products..........     3,639      2,743      3,846     2,428     1,770
  Selling, general and administrative.....     2,459      1,833      2,663     2,122     1,982
  Depreciation and amortization...........     1,216        917      1,253     1,079       826
  Asset impairment and restructuring
     charges..............................        --         --        531       120       160
                                            --------   --------   --------   -------   -------
          Total operating expenses........     7,314      5,493      8,293     5,749     4,738
Operating income (loss)...................       160         (3)      (666)     (343)      (70)
Other income..............................       386        180        176       764       288
Interest expense..........................        73        102        136       120        --
                                            --------   --------   --------   -------   -------
Income (loss) before income taxes.........       473         75       (626)      301       218
Provision (benefit) for income taxes......       226         31       (221)      137        93
                                            --------   --------   --------   -------   -------
Net income (loss).........................       247         44       (405)      164       125
Dividend requirements on preferred stock
  held by AT&T, net.......................        88         41         56        56        56
                                            --------   --------   --------   -------   -------
Net income (loss) after preferred stock
  dividends...............................  $    159   $      3   $   (461)  $   108   $    69
CASH FLOW DATA:
Net cash provided by operating
  activities..............................  $    861   $    527   $  1,024   $   414   $ 1,338
Capital expenditures and other
  additions...............................    (3,010)    (1,376)    (2,429)   (1,219)   (1,931)
Net acquisitions of licenses..............      (218)       (32)       (47)      (65)     (443)
Net (acquisitions) dispositions of
  businesses including cash acquired......    (3,168)       244        244       324        --
Equity investment contributions and
  purchases...............................      (122)      (172)      (284)     (156)      (84)

                                              AT AND FOR THE
                                                NINE-MONTH
                                               PERIOD ENDED        AT AND FOR THE YEAR ENDED
                                               SEPTEMBER 30,              DECEMBER 31,
                                            -------------------   ----------------------------
                                              2000       1999       1999      1998      1997
                                            --------   --------   --------   -------   -------
                                                (UNAUDITED)
BALANCE SHEET DATA:
Property, plant and equipment, net........  $  8,654   $  6,143   $  6,349   $ 5,182   $ 5,073
Licensing costs, net......................    10,457      8,366      8,571     7,928     8,403
Investments...............................     4,918      4,477      4,502     3,795     3,233
Total assets..............................  $ 33,045   $ 22,856   $ 23,512   $19,460   $19,040
Total debt(1).............................     1,958      3,341      3,558     2,589     2,447
Preferred stock held by AT&T..............     3,000      1,000      1,000     1,000     1,000
Total equity..............................    24,502     13,818     13,997    11,532    11,187
OTHER:
EBITDA(2).................................  $  1,376   $    914   $    587   $   736   $   756
EBITDA (excluding asset impairment and
  restructuring charges)..................     1,376        914      1,118       856       916
Proportionate EBITDA from partnerships and
  affiliates..............................       330        322        350       354       n/a
OTHER OPERATING DATA:
(in thousands, except ($) are actual)
Consolidated subscribers..................    12,631      9,129      9,569     7,174     5,964
Consolidated digital subscribers..........    11,052      6,709      7,580     4,354     1,746
Total subscribers(3)......................    14,997     11,883     12,192     9,649     8,133
Total digital subscribers.................    12,921      8,351      9,397     5,299        --
Covered population(4).....................   136,417         --    114,217        --        --
Licensed population(4)....................   197,170         --    191,742        --        --
  850 megahertz markets...................    89,067         --     76,704        --        --
  1900 megahertz markets..................   108,103         --    115,038        --        --
Subscriber churn..........................       2.8%       2.6%       2.6%      2.7%      2.5%
Total cost per gross subscriber
  addition................................  $    357   $    353   $    367   $   392   $   432

---------------
(1) Includes $4 million of long-term debt that is included in other long-term liabilities at September 30, 2000, September 30, 1999 and December 31, 1999.

(2) EBITDA is defined as earnings before interest and taxes, excluding other income, plus depreciation and amortization.

(3) For 1999, 1998 and 1997 periods presented, includes 100% of the subscribers in the partnership markets of AB Cellular and CMT Partners. As of September 30, 2000 includes 100% of the subscribers in the partnership markets of AB Cellular and American Cellular, which was acquired in February 2000. CMT Partners subscribers are included in consolidated subscribers as of September 30, 2000 as AT&T Wireless Group owned 100% of this market effective June 29, 2000. All periods presented exclude affiliate subscribers.

(4) POPs represent AT&T Wireless Group's consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document or incorporate by reference in this document. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 135.

AT&T WIRELESS GROUP

     In the table below, we provide you with unaudited selected pro forma condensed combined financial information of AT&T Wireless Group. The unaudited pro forma condensed combined balance sheet set forth below as of September 30, 2000 for AT&T Wireless Group gives effect to (1) the DoCoMo transaction and (2) the repayment of all intercompany amounts owed to AT&T with available funds, including long-term debt and preferred stock outstanding as of September 30, 2000 as if such events had been completed on January 1, 1999. The unaudited pro forma condensed statements of operations assume that AT&T Wireless Group had incurred interest expense associated with an assumed amount of long-term debt outstanding equal to the combined amount of intercompany long-term debt and preferred stock held by AT&T for both the nine months ended September 30, 2000 and for the year ended December 31, 1999. AT&T Wireless Group has no commitments related to future financing arrangements, however, interest expense has been reflected on these intercompany amounts in the combined statements of operations which is more reflective of AT&T Wireless Group results than presenting no interest expense or preferred stock dividends for these periods.

     There is no impact to AT&T Wireless Group's combined financial statements as a result of this exchange offer.

     We have included detailed unaudited pro forma combined financial statements starting on page F-1 of this document.

           SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                                            AT AND FOR THE NINE-
                                                                MONTH PERIOD         AT AND FOR THE
                                                                   ENDED               YEAR ENDED
                                                             SEPTEMBER 30, 2000     DECEMBER 31, 1999
                                                            --------------------    -----------------
                                                                           (UNAUDITED)
                                                                          (IN MILLIONS)
INCOME STATEMENT DATA:
Revenue...................................................        $ 7,474                $7,627
Operating income (loss)...................................            160                  (666)
Net income (loss).........................................        $   168                $ (450)

BALANCE SHEET DATA:
Cash and cash equivalents.................................        $ 1,364                    --
Note receivable from AT&T.................................        $ 2,794                    --
Total assets..............................................         34,404                    --
Total equity..............................................         27,661                    --

AT&T

     The unaudited pro forma financial statements set forth below for AT&T give effect to (1) the AT&T Wireless Group exchange offer, (2) the DoCoMo transaction and (3) the AT&T Wireless Group distribution (collectively, the AT&T wireless events), as if such events had been completed on January 1, 1999 for income statement purposes, and at September 30, 2000 for balance sheet purposes. The unaudited pro forma financial statements set forth below for AT&T also give effect to the TCI and MediaOne mergers as if they had been completed on January 1, 1999 for income statement purposes. The unaudited selected pro forma financial information does not necessarily represent what AT&T's financial position or results of operations would have been had the TCI or MediaOne mergers or the AT&T wireless events occurred on such dates.

     We have included detailed unaudited pro forma financial statements starting on page F-6 of this document.

               SUMMARY PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           AT AND FOR THE NINE-       AT AND FOR THE
                                                            MONTH PERIOD ENDED          YEAR ENDED
                                                            SEPTEMBER 30, 2000       DECEMBER 31, 1999
                                                          -----------------------    -----------------
INCOME STATEMENT DATA:
Revenue.................................................         $ 43,181                $ 58,836
Operating income........................................            8,091                  10,587
Income from continuing operations -- attributable to
  AT&T common stock group...............................            5,762                   9,276
Weighted average AT&T common shares -- diluted..........            3,237                   3,259
Earnings (loss) per AT&T common share -- basic..........         $   1.78                $   2.85
Earnings (loss) per AT&T common share -- diluted........             1.75                    2.75
Cash dividends declared per AT&T common share...........         $   0.66                $   0.88

BALANCE SHEET DATA:
Total assets............................................         $222.284
Long-term debt..........................................           29.440
Total shareowners' equity...............................           92.259

                                  RISK FACTORS

     You should carefully consider each of the following risks and uncertainties and all of the other information set forth in this document before deciding whether to participate in this exchange offer.

     The risks and uncertainties described below are not the only ones relating to this exchange offer, facing AT&T and AT&T Wireless Group or relating to any investment in AT&T common stock or AT&T Wireless Group tracking stock. You should carefully review the information set forth elsewhere in this document and in the other documents which are incorporated by reference into this document. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect AT&T, AT&T Wireless Group and your investment in AT&T common stock or AT&T Wireless Group tracking stock.

     If any of the following risks and uncertainties develop into actual events, AT&T Wireless Group's business, financial condition, prospects or results of operations could be materially adversely affected. In such case, the trading price of AT&T Wireless Group tracking stock could decline materially.

     This document contains forward-looking statements that involve risks and uncertainties. AT&T's and AT&T Wireless Group's actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks and uncertainties faced by AT&T and AT&T Wireless Group described below and elsewhere in this document.

RISK FACTORS RELATING TO AT&T'S RESTRUCTURING PLAN

     AT&T's restructuring plan, if completed, will result in fundamental changes to AT&T and AT&T's businesses, including AT&T Wireless Group; we cannot predict how the implementation of AT&T's restructuring plan will affect AT&T and its businesses or the trading price of AT&T common stock and AT&T Wireless Group tracking stock

     Although AT&T is currently involved in a number of businesses, including those businesses the economic performance of which is currently represented by AT&T common stock and AT&T Wireless Group tracking stock, historically, AT&T has been one company. AT&T's restructuring plan announced October 25, 2000, if completed, will result in fundamental changes to AT&T and AT&T's businesses. In particular, if AT&T's restructuring plan is completed, holders of AT&T common stock that do not tender all of those shares into this exchange offer or otherwise dispose of those shares of AT&T common stock will eventually receive shares representing interests in four separate businesses: AT&T Business, AT&T Consumer, AT&T Broadband and AT&T Wireless. We cannot predict the trading prices of these shares and we cannot assure you that the aggregate value of these shares will exceed what the value of AT&T common stock would be without the restructuring. We also cannot assure you that the trading price of AT&T common stock will not decline as a result of the implementation of AT&T's restructuring plan.

     Each of these companies will also be a new company, operating for the first time as an independent entity, and the transition to independent operation will require substantial effort and involve substantial risks and costs. If any of these companies is unable to make this transition smoothly or if any of these companies is not able to operate as effectively on a stand-alone basis, the financial position and results of operations of that company could suffer, and cause the trading value of that company's securities to decline. In addition, following each separation the securities of each of these companies will begin trading publicly for the first time. Until orderly trading markets develop for each of these new securities, and after that time as well, there may be significant fluctuations in price. Also, many of the details of AT&T's restructuring plan have not been determined and we cannot predict the impact of AT&T's restructuring plan on the value of AT&T common stock or AT&T Wireless Group tracking stock.

     We cannot assure you that AT&T's restructuring plan will be completed as we expect

     AT&T's restructuring plan is complicated, and involves a substantial number of steps and transactions. The implementation of this restructuring plan will require various approvals and be subject to various conditions. In addition, circumstances may occur that make it inadvisable to proceed with part or all of AT&T's restructuring plan. We also cannot assure you that implementation of the restructuring plan will not adversely affect the trading prices of AT&T common stock and/or AT&T Wireless Group tracking stock. If we are unable to complete AT&T's restructuring plan as we expect, or the implementation of AT&T's restructuring plan is more complex than we expect, AT&T, its business or the trading prices of its securities may be materially adversely affected. We cannot assure you that any or all of the elements of AT&T's restructuring plan will occur as we currently expect or in the time frames that we currently contemplate or at all.

     AT&T's failure to complete its restructuring plan as contemplated may impact its liquidity

     At September 30, 2000, AT&T had current assets of $15.5 billion and current liabilities of $51.3 billion. A significant portion of the current liabilities, $32.3 billion, relate to short-term notes, the majority of which was commercial paper or debt with an original maturity of one year or less. AT&T expects that it will retire a portion of the short-term debt with funds that will be generated from the expected mid-2001 initial public offering of AT&T Broadband tracking stock. In addition, AT&T continues to investigate and negotiate other financing alternatives including the monetization of publicly held securities, sales of certain non-strategic assets and investments, securitization of certain accounts receivable, and a potential separate debt offering by AT&T Wireless. Since September 30, 2000, AT&T has monetized certain publicly held securities through the issuance of approximately $1 billion of asset-backed debt. Lastly, AT&T is presently in negotiations to increase its $10 billion line of credit to $25 billion. At September 30, 2000, all of the $10 billion line of credit was available for AT&T's use. There can be no assurance that AT&T will be able to obtain financing on terms that are acceptable to it.

     AT&T's debt ratings have been under review by the applicable rating agencies. As a result of this review, AT&T's ratings have been either downgraded and/or put on credit watch with negative outlook. These actions will result in an increased cost of future borrowings. AT&T's failure to complete the restructuring plan as contemplated may impact its liquidity.

     Your decision to tender shares of AT&T common stock in this exchange offer will change what you receive as part of AT&T's restructuring plan

     If AT&T's restructuring plan is completed as planned, holders of shares of AT&T common stock who retain their shares of AT&T common stock will eventually receive shares representing interests in AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer. To the extent that your shares of AT&T common stock are tendered and accepted in this exchange offer, your relative interest in AT&T Wireless Group will be increased, your relative interest in the remaining AT&T businesses will be decreased and you will not receive shares in AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer for your shares of AT&T common stock that you tender in this exchange offer.

     Conversely, all holders of shares of AT&T common stock are expected to receive shares of AT&T Wireless Group in mid-2001 when it becomes an independent company. Even if you do not tender any shares of AT&T common stock in this exchange offer, if you retain your shares of AT&T common stock we expect that you will receive some shares in AT&T Wireless Group at that time. However, your interest in AT&T Wireless Group will be smaller than it would be if your shares are tendered and accepted in this exchange offer.

     We cannot predict what the relative value of the shares representing interests in AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer will be over time. As a result, we cannot tell whether the securities you would own if you tender shares of AT&T common stock will be worth more or less at any point in the future than the securities you would own if you do not tender these shares.

RISK FACTORS RELATING TO THE SPIN-OFF

  We may not complete the spin-off as we plan

     On October 25, 2000, AT&T announced that, subject to a number of conditions, we intend to separate AT&T Wireless Group from AT&T. We expect to complete the spin-off in the middle of 2001. We cannot, however, assure you that those conditions, which include receipt of a favorable ruling from the IRS, the satisfaction by AT&T of the conditions in a credit agreement it expects to enter into prior to completion of the spin-off and the receipt of other approvals, will all be satisfied or that circumstances will not exist or that events will not occur that will make it inadvisable to complete the spin-off. Accordingly, we cannot assure you that the spin-off will occur or that if it does occur, that it will occur on the terms and in the manner described or in the time frame contemplated. The failure to accomplish the spin-off could materially adversely affect the trading prices of AT&T common stock and AT&T Wireless Group tracking stock.

     In addition, in connection with DoCoMo's strategic investment in AT&T Wireless Group, AT&T has agreed, if DoCoMo so elects, to repurchase DoCoMo's interest in AT&T Wireless Group for an aggregate purchase price of $9.8 billion plus a predetermined rate if AT&T does not complete the spin-off, substantially in the manner described, of AT&T Wireless Group, by January 1, 2002, or March 15, 2002 if AT&T is trying to obtain a tax ruling, or if AT&T Wireless Group fails to commence service using an agreed technology in at least 13 of the top 50 domestic markets by June 30, 2004. For more information, please see "Recent Developments--DoCoMo Strategic Investment" on page 40.

     Although AT&T has no current plans to do so, prior to completion of the spin-off, AT&T may seek to sell additional equity in AT&T Wireless Group. If any sale did occur, it would reduce the percentage of the equity interest in AT&T Wireless Group available for distribution to holders of AT&T common stock in any spin-off.

  AT&T Wireless Group has substantial capital needs that are key to its business strategy, and these capital needs may not be met if the spin-off does not occur and AT&T Wireless Group remains a part of AT&T

     As discussed in the "Risk Factors -- Risks Relating to the Business of AT&T Wireless Group" and "Business of AT&T Wireless Group," AT&T Wireless Group has and will continue to have substantial capital needs in order to fund its business strategy and remain competitive. As a result of AT&T's desire to reduce debt levels and maintain its overall credit rating, the ability of each of AT&T's business units, including AT&T Wireless Group, to incur substantial indebtedness, including both third party and intercompany indebtedness, is restricted relative to its competitors. As a result, if the spin-off does not occur in the time frame contemplated, AT&T Wireless Group is likely to face significant capital constraints that would make it difficult for the AT&T Wireless Group to continue to pursue its growth strategy in a capital intensive and highly competitive industry. In such event, these constraints are likely to have a material adverse effect on AT&T Wireless Group. For more information on the risks associated with AT&T Wireless Group's ability to raise financing following the spin-off, see "--AT&T Wireless Group will need to pursue financing on a stand-alone basis" below.

  AT&T Wireless Group will need to pursue financing on a stand-alone basis

     Historically, all financing for AT&T Wireless Group was done by AT&T at the parent level, which means that AT&T was able to use its overall balance sheet to finance the operations of AT&T Wireless Group. If the spin-off is completed, AT&T Wireless Services will be an independent entity and be required to raise financing on a stand-alone basis without reference to AT&T's overall balance sheet. Although AT&T and AT&T Wireless Group believe that providing AT&T Wireless Services with the ability to incur indebtedness without regard to potential adverse consequences to AT&T's overall credit rating will be beneficial to AT&T Wireless Services, we cannot assure you that following completion of the spin-off AT&T Wireless Services will be able to secure adequate debt or equity financing on desirable terms. The cost to AT&T Wireless Services of stand-alone financing may be materially higher than the cost of financing that AT&T Wireless Group incurred as part of AT&T.

     At the time of the spin-off, AT&T Wireless Group is expected to be required to repay all intercompany indebtedness owed to AT&T and to redeem all preferred equity in AT&T Wireless Group held by AT&T. As of September 30, 2000, the aggregate amount of this intercompany debt and preferred stock would have been approximately $4.8 billion. The actual amount to be repaid at the time of the spin-off may materially exceed this amount. As a result, AT&T Wireless Services expects to require substantial capital to meet the funding requirements arising from both the intercompany debt repayment and its ongoing business needs and to satisfy its business growth strategy. In addition, while the intercompany debt has been designed to be substantially equivalent to the interest rates and other terms and conditions that AT&T Wireless Group would be able to obtain from third parties as a non-affiliate of AT&T, it is unlikely that those rates and structures will be replicated with the new debt, which will be based on market conditions and the business financial profile of AT&T Wireless Services at the time the debt is issued. The credit ratings of AT&T Wireless Services may be different than the historical ratings of AT&T. Differences in credit ratings affect the interest rate charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to AT&T Wireless Services. Accordingly, we cannot assure that AT&T Wireless Services will be able to raise the capital it requires on desirable terms.

  AT&T Wireless Group has no recent history of operating other than as part of an integrated telecommunications provider and no recent history of operating as an independent entity; it may be unable to make the changes necessary to operate as an independent entity; it may incur greater costs as an independent entity than has historically been the case

     AT&T Wireless Group has historically been part of an integrated telecommunications provider since its acquisition by AT&T in 1994. We cannot assure you that its ability to compete in the short-term or long-term will not be materially adversely effected by its separation from the other telecommunications businesses of AT&T.

     Prior to the spin-off, the businesses of AT&T Wireless Group were operated by AT&T as a segment of its broader corporate organization rather than as an independent company. AT&T assisted AT&T Wireless Group by providing financing, as well as by providing other corporate functions and services.

     Following the spin-off, AT&T will have no obligation to provide financial, operational or organizational assistance to AT&T Wireless Group other than the services which will be provided by AT&T which are described in "Relationship Between AT&T Wireless Group and AT&T following the Spin-Off." Because the businesses of AT&T Wireless Group have not been operated as an independent entity, we cannot assure you that AT&T Wireless Group will be able to implement successfully the changes necessary to operate independently or that AT&T Wireless Group will not incur additional costs operating independently that would cause its cash flow and results of operations to decline materially. In addition, AT&T Wireless Services may be able to participate in some of AT&T's supplier arrangements where those arrangements permit this or the vendors agree to this and AT&T Wireless Services may also enter into its own supplier arrangements. We cannot assure you that its supplier arrangements will be as favorable as has historically been the case.

  The historical financial information of AT&T Wireless Group may not be representative of its results as an independent entity and, therefore, may not be reliable as an indicator of its historical or future results

     The historical financial information we have included and incorporated in this document may not reflect what the results of operations, financial position and cash flows of AT&T Wireless Group would have been had it been an independent entity during the periods presented or what its results of operations, financial position and cash flows will be in the future. This is because:

     - the combined financial statements reflect allocations for services provided to AT&T Wireless Group by AT&T, which allocations may not reflect the costs AT&T Wireless Group will incur for similar or incremental services as an independent entity; and

     - the pro forma financial information does not reflect changes that we expect AT&T Wireless Group to incur in the future as a result of the separation of AT&T Wireless Group from AT&T, except for the repayment of all intercompany indebtedness and redemption of all preferred equity in AT&T Wireless Group held by AT&T Common Stock Group.

     Completion of the spin-off will include transactions with a variety of effects on AT&T Wireless Group

     In connection with the spin-off, it is expected that AT&T Wireless Group and AT&T will engage in a series of transactions that include the following:

     - Prior to the spin-off, AT&T Wireless Services will repay all intercompany indebtedness owed to AT&T and will redeem all preferred equity in AT&T Wireless Group held by AT&T Common Stock Group. As of September 30, 2000, these amounts were approximately $1.8 billion and $3.0 billion, respectively, or an aggregate of approximately $4.8 billion. The actual amount expected to be repaid at the time of the spin-off may materially exceed this amount.

     - The employee benefit agreement to be entered into in connection with the spin-off provides that a portion of existing AT&T employee stock-based obligations will be converted into options to acquire shares of AT&T Wireless Services common stock and that AT&T Wireless Services will assume other specified obligations. The separation and distribution agreement to be entered into in connection with the spin-off provides that in exchange for AT&T Wireless Group's undertaking its obligations under the employee benefit agreement, the AT&T Common Stock Group will reduce its retained inter-group interest in AT&T Wireless Group by 12,577,610 nominal shares of AT&T Wireless Group tracking stock. As of
                   ,      , based on the closing price of the AT&T Wireless
       Group tracking stock, the value of such reduction is approximately $ million.

     - As a result of the spin-off, AT&T Wireless Services will cease to be a member of the consolidated federal income tax return group of which AT&T is the common parent. Consequently, taxable income and losses (as well as other tax attributes) of AT&T Wireless Group in post spin-off taxable periods could generally no longer offset taxable income or losses (as well as other tax attributes) of the AT&T consolidated tax return group. For two taxable years after the spin-off, under federal income tax rules, AT&T Wireless Group would generally be able to carry back any such tax losses (subject to certain limitations) against taxable income, if any, of members of AT&T Wireless Group for pre spin-off periods. Under the tax sharing agreement between AT&T and AT&T Wireless Group, as amended, however, AT&T Wireless Group generally is only permitted to carry back net operating losses (and not other tax attributes) from post spin-off taxable periods to pre spin-off taxable periods if such losses are significant and with the consent of AT&T, which consent AT&T has agreed not to withhold unreasonably. To the extent AT&T Wireless Group, is expected to have tax losses in post spin-off taxable periods, it would generally no longer be entitled to receive current tax sharing payments with respect to such losses. Instead, except where such losses can be carried back, it would benefit from such losses only if and when AT&T Wireless Group generated sufficient taxable income in future years to utilize such tax losses on a stand-alone basis.

     - Under the separation and distribution agreement, subject to certain limited exceptions, AT&T Wireless Services will be responsible for any tax liability and any related liability that results from the spin-off failing to qualify as a tax-free transaction. Furthermore, the separation and distribution agreement prohibits AT&T Wireless Services for a period of 30 months following the spin-off, from entering into certain transactions that could render the spin-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic transaction involving the issuance of equity by AT&T Wireless Services.

     - Other agreements to be entered into in connection with the spin-off, including a separation and distribution agreement and agreements covering the use of the AT&T brand and related marks, other intellectual property and commercial and service arrangements, mean that the business of AT&T Wireless Group will be conducted differently, and that its relationship with AT&T will be different, from that which has historically been the case. We cannot assure you that these differences will not have a material adverse effect on the results of operations or financial condition of AT&T or AT&T Wireless Group.

  Because there has not been any public market for AT&T Wireless Services common stock and because of the business in which AT&T Wireless Group is engaged, the market price and trading volume of AT&T Wireless Services common stock may be volatile

     Prior to the spin-off, there will be no trading market for shares of AT&T Wireless Services common stock which holders of AT&T common stock and AT&T Wireless Group tracking stock will receive in the spin-off. Accordingly, we cannot predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of AT&T Wireless Services common stock will be volatile. In addition, after the spin-off, the percentage of AT&T Wireless Services represented by publicly held shares will increase materially. This increase may result in short- or long-term negative pressure on the trading price of shares of AT&T Wireless Services common stock. The market price of AT&T Wireless Services common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this document or for specific reasons unrelated to the performance of AT&T Wireless Services. AT&T Wireless Services common stock may be considered a technology stock by investors. Technology stocks have typically experienced extreme price and volume fluctuations. Therefore, the market price and trading volume of AT&T Wireless Services common stock also may be extremely volatile.

  Anti-takeover provisions of the AT&T Wireless Services' charter and by-laws, AT&T Wireless Services' rights agreement, provisions of Delaware law and provisions of the agreements to be entered into in connection with the spin-off, as well as our agreements with DoCoMo, could delay or prevent a change of control that you may favor

     Provisions of AT&T Wireless Services' charter and by-laws, its rights agreement and provisions of applicable Delaware law, which will be in effect after the spin-off, may discourage, delay or prevent a merger or other change of control that shareowners may consider favorable or may impede the ability of the holders of AT&T Wireless Services common stock to change AT&T Wireless Services' management. The provisions of AT&T Wireless Services' charter and By-Laws, among other things, will:

     - divide AT&T Wireless Services' board of directors into three classes, with members of each class to be elected in staggered three-year terms;

     - limit the right of shareholders to remove directors;

     - eliminate the right of shareholders to act by written consent or to call special meetings;

     - regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

     - authorize AT&T Wireless Services' board of directors to issue preferred stock in one or more series, without shareholder approval.

     Our agreements with DoCoMo may have provisions with a similar effect. For more information, see "Recent Developments -- DoCoMo Strategic Investments."

     In addition, some of the agreements that AT&T and AT&T Wireless Services expect to enter into in connection with the spin-off, including the brand license agreement, network services agreement and other commercial agreements, are expected to contain provisions which give one party rights in the event of a change of control of the other party and accordingly may serve to deter certain changes of control. In the event of certain changes of control, the exercise of these rights could have a material adverse effect on AT&T Wireless Services or AT&T.

     See "Relationship between AT&T and AT&T Wireless Group following the Spin-Off" and "Description of AT&T Wireless Services Capital Stock following the Spin-Off" for a more detailed description of these agreements and provisions. Also, although we have not yet made any determination, it is possible that the charter, by-laws and other constituent documents of the other companies created by AT&T's restructuring plan will also contain provisions that could delay or prevent a change of control of those companies that you may favor.

RISK FACTORS RELATING TO THIS EXCHANGE OFFER

  You will be affected by this exchange offer whether or not you tender your shares of AT&T common stock

     Your investment in AT&T will be subject to different risks as a result of this exchange offer. As a holder of shares of AT&T common stock, you will be affected by this exchange offer regardless of whether you tender all, some or none of your shares of AT&T common stock in this exchange offer:

     - If you exchange all of your shares of AT&T common stock for shares of AT&T Wireless Group tracking stock in this exchange offer, you will have an increased interest in the financial performance of AT&T Wireless Group. However, you will no longer participate in any change in the value of AT&T common stock because you will no longer own any shares of AT&T common stock.

     - If you exchange some, but not all, of your shares of AT&T common stock in this exchange offer, you will generally have an increased interest in the financial performance of AT&T Wireless Group, and a diminished interest in the financial performance of AT&T's businesses other than AT&T Wireless Group, assuming that you exchange a greater percentage of your shares of AT&T common stock than the percentage of all outstanding shares of AT&T common stock that are exchanged in this exchange offer.

     - If you do not exchange any of your shares of AT&T common stock in this exchange offer, you will continue to participate in any change in the value of AT&T common stock. However, because of the shares of AT&T Wireless Group tracking stock issued in this exchange offer, you will have a diminished interest in the financial performance of AT&T Wireless Group.

  You may not receive any premium on the issuance of AT&T Wireless Group tracking stock in exchange for AT&T common stock

     We cannot predict whether or to what extent there will be a premium at the end of this exchange offer. As a result, if you tender your shares of AT&T common stock in this exchange offer, you may not receive any premium. Any premium that you would receive through your participation in this exchange offer will depend upon a variety of factors including the market prices of shares of AT&T common stock and AT&T Wireless Group tracking stock at the time of the closing of this exchange offer, which we cannot predict. Even if you receive a premium in this exchange offer, it is possible that over time, the market value of the number of shares of AT&T common stock tendered and accepted in this exchange offer will exceed the market value of the AT&T Wireless Group tracking stock received in this exchange offer.

  The issuance of AT&T Wireless Group tracking stock in this exchange offer may adversely affect the market price of AT&T Wireless Group tracking stock and/or AT&T common stock

     This exchange offer could increase substantially the number of publicly held shares of AT&T Wireless Group tracking stock and the number of AT&T Wireless Group tracking shareholders. The shares of AT&T Wireless Group tracking stock to be issued to the shareholders in this exchange offer will generally be eligible for immediate resale in the open market. If a significant number of shareholders that receive shares of AT&T Wireless Group tracking stock in this exchange offer attempt to sell those shares on the open market after this exchange offer, the market price of AT&T Wireless Group tracking stock could be adversely affected. In addition, this exchange offer may adversely affect the market price of AT&T common stock, including by reducing the value of AT&T Common Stock Group's retained interest in AT&T Wireless Group.

RISK FACTORS RELATING TO THE BUSINESS OF AT&T WIRELESS GROUP

  AT&T Wireless Group may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs, and decrease its profitability

     AT&T Wireless Group may substantially increase its debt in the future. AT&T Wireless Group currently anticipates requiring substantial additional financing for the foreseeable future to fund capital expenditures, license purchases and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and in order to repay indebtedness and preferred stock owed to or held by AT&T and affiliated entities at the time of the spin-off. As of September 30, 2000, the aggregate amount of this intercompany debt and preferred stock was approximately $4.8 billion. The actual amount to be repaid at the time of the spin-off may materially exceed this amount. AT&T and AT&T Wireless Group are exploring and evaluating the relative advantages and disadvantages of various funding mechanisms for AT&T Wireless Services. The alternatives being considered include long-term debt offerings, bank credit lines, commercial paper, and other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, the business and financial plans of AT&T Wireless Group and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair the flexibility of AT&T Wireless Group and restrict its ability to pursue growth opportunities. We cannot assure you that AT&T Wireless Group will be able to secure adequate debt or equity financing on desirable terms.

  AT&T Wireless Group has significant network build out that needs to be completed

     AT&T Wireless Group needs to complete significant remaining build out activities, including completion of build out activities in some of its existing wireless markets. As AT&T Wireless Group continues to build out its network, it must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites,

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction,

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets,

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems, and

     - expand and maintain customer care, network management, billing and other financial and management systems.

In addition, in the next several years, AT&T Wireless Group will start to implement upgrades to its network to access the next generation of digital technology. AT&T Wireless Group recently announced a third generation technology strategy that includes the deployment of a GSM network and other technologies beginning in 2001, earlier than its previous third generation technology plan.

     We cannot assure you that these events will occur in the time frame AT&T Wireless Group assumes or that the Federal Communications Commission requires, or at the cost AT&T Wireless Group assumes, or at all. Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. Failure or delay to complete the build out of the network and launch operations, or increased costs of this build out and launch of operations, could have a material adverse effect on the operations and financial condition of AT&T Wireless Group. AT&T Wireless Group intends to rely on the services of various companies that are experienced in design and build out of wireless networks in order to accomplish its build out schedule. We cannot assure you, however, that AT&T Wireless Group will be able to obtain satisfactory contractors on economically attractive terms or that the contractors obtained will perform as expected.

  AT&T Wireless Group has substantial capital requirements and needs for substantial capital expenditures

     The operation, expansion and upgrade of AT&T Wireless Group's network and the marketing and distribution of its products and services will continue to require substantial capital. AT&T Wireless Group has also entered into various purchase commitments for network equipment, as well as handsets. Additionally, AT&T Wireless Group anticipates that it will enter into additional material purchase commitments associated with the development of its third generation strategy. AT&T Wireless Group also has entered into agreements for investments and ventures which have required or will require substantial capital. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require AT&T Wireless Group to purchase assets or investments. The terms and costs of these purchases are based on a variety of factors and are not in all cases currently calculable but nevertheless may be significant when the requirement is to be fulfilled.

     AT&T Wireless Group currently estimates that its capital expenditures for build out of its networks, including expenditures related to its fixed wireless operations during 2000 will total approximately $4.3 billion. Although third-generation technology deployment plans involve an integrated network and in which one cannot definitively allocate capital expenditures between voice and data components, AT&T Wireless Group has estimated that the capital expenditures for the high speed data component of its third-generation plans over the next four years will be approximately $10 per covered POP. These capital expenditures are in addition to those anticipated to be incurred in connection with AT&T Wireless Group's voice network, fixed wireless network and other capital expenditure requirements. As a result, AT&T Wireless Group expects capital expenditures for the year 2001 to materially exceed those of 2000. AT&T Wireless Group also expects to incur substantial capital expenditures in future years. The actual amount of the funds required to finance AT&T Wireless Group's network build out and other capital expenditures may vary materially from management's estimate. AT&T Wireless Group could also require additional funds in the event of departures from its current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, and technological and other risks.

     AT&T Wireless Group also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. AT&T Wireless Group is participating in FCC auctions that began in December 2000, and is making binding bids on its own behalf, and has made commitments to provide funding to a third party for successful bids of other parties. Although there can be no assurance that AT&T Wireless Group or such third party will be successful, successful bids may, directly or indirectly, create an additional demand for capital.

     As a result of AT&T Wireless Group's various present or future capital plans or requirements, AT&T Wireless Group will incur significant indebtedness. In addition, we may not be able to arrange additional financing to fund AT&T Wireless Group's capital requirements on terms acceptable to us or AT&T Wireless Group. Failure to obtain any such financing could result in the delay, change or abandonment of AT&T Wireless Group's development or expansion plans or the failure to meet regulatory build-out requirements which would materially adversely affect AT&T Wireless Group.

 AT&T Wireless Group's business and operations would be adversely affected if it fails to acquire adequate radio spectrum in FCC auctions or through other transactions

     AT&T Wireless Group anticipates that it will need additional spectrum capacity in new and existing markets in order to meet the expanded demands for its existing services as well as to develop future services. AT&T Wireless Group intends to continue to acquire more spectrum through a combination of alternatives: participation in spectrum auctions, purchase of spectrum licenses from companies who own them or purchase of such companies outright. Failure to obtain the necessary spectrum may have a material adverse impact on the quality of AT&T Wireless Group services or its ability to roll out third generation services.

     One method of acquiring spectrum is through FCC auctions. Auction participants must qualify with the FCC to be allowed to participate. Spectrum licenses are auctioned in connection with particular geographic markets, and the availability of spectrum to particular bidders may be limited by regulation. Bids submitted during the auction process are binding upon the bidder when made, subject to certain limited exceptions; however, being the high bidder during any particular round of the auction offers no assurance of being the winner at the conclusion of the auction. AT&T Wireless Group participates in FCC spectrum auctions when commercially and strategically reasonable to do so, such as the C and F block auctions that began in December 2000. The FCC determines what spectrum will be made available for auction, but there can be no assurances that the FCC will allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. We cannot assure you that AT&T Wireless Group will be successful in the current or future auctions in obtaining in these auctions the spectrum that it believes is necessary to implement its business and technology strategies.

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

     AT&T Wireless Group may also seek to acquire radio spectrum through purchases and swaps with other wireless communications providers or otherwise, including by purchases of other providers outright. We cannot assure you, however, that AT&T Wireless Group will be able to acquire sufficient spectrum through these types of transactions, or that it will be able to complete any of these transactions on favorable terms.

  The relationship with DoCoMo contains certain features that will affect the way in which the business of AT&T Wireless Group is conducted

     In November 2000, AT&T, AT&T Wireless Services and DoCoMo entered into a binding letter agreement, and entered into definitive documentation on December 20, 2000, more particularly described under "Recent Developments -- DoCoMo Strategic Investment." The agreements contain requirements and contingencies that could materially adversely affect the financial condition and technology strategies of the business.

     The terms of this investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest at a predetermined rate, if AT&T does not complete the spin-off substantially in the manner described, of AT&T Wireless Group, by January 1, 2002, or March 15, 2002 if AT&T is trying to obtain a tax ruling, or if AT&T Wireless Group fails to commence service using an agreed technology in at least 13 of the top 50 domestic markets by June 30, 2004. Although the current plans of AT&T and AT&T Wireless Group are consistent with these requirements, there can be no assurance that events may not arise that would cause these contingencies to occur, permitting DoCoMo to require this repayment and causing the consequent material adverse effects of terminating its investment and certain technology rights provided by DoCoMo.

     After the spin-off, AT&T Wireless Services will require DoCoMo's consent for certain business actions that otherwise would be in the discretion of the company, regarding the scope of its business and joint ventures of a certain magnitude with another wireless operator. These limitations could prevent AT&T Wireless Services from taking advantage of otherwise beneficial business opportunities or relationships.

  Potential acquisitions may require AT&T Wireless Group to incur substantial additional debt and integrate new technologies, operations and services, which may be costly and time consuming

     An element of AT&T Wireless Group's strategy is to expand its network, which AT&T Wireless Group may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause AT&T Wireless Group to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, AT&T Wireless Group may encounter difficulties in integrating those acquired operations into its own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time consuming or divert management's attention from other business matters.

  Failure to develop future business opportunities may have an adverse effect on AT&T Wireless Group's growth potential

     AT&T Wireless Group intends to pursue a number of new growth opportunities, including wireless data and fixed wireless services. These opportunities involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. We cannot assure you that AT&T Wireless Group's existing technology will perform as expected or that AT&T Wireless Group will be able to successfully develop new technology to effectively and economically deliver these services. In addition, these opportunities require substantial capital outlays and spectrum availability to deploy on a large scale. We cannot assure you that this capital or spectrum will be available to support these services. Furthermore, each of these opportunities entails additional specific risks. For example, the delivery of fixed wireless services requires AT&T Wireless Group to provide installation and maintenance services, which the AT&T Wireless Group has never provided previously. This will require AT&T Wireless Group to hire, employ, train and equip technicians to provide installation and repair in each market served, or rely on subcontractors to perform these services. We cannot assure you that AT&T Wireless Group will be able to hire and train sufficient numbers of qualified employees or subcontract these services, or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. We cannot assure you that these applications or devices will be developed or developed in sufficient quantities to support the deployment of wireless data services.

     AT&T Wireless Group cannot guarantee when or that these services will be widely introduced and fully implemented, that they will be successful when they are in place, or that customers will purchase the services offered. If these services are not successful or costs associated with implementation and completion of the roll out of these services materially exceed those currently estimated by AT&T Wireless Group, AT&T Wireless Group's financial condition and prospects could be materially adversely affected.

  AT&T Wireless Group faces substantial competition

     There is substantial competition in the wireless telecommunications industry. AT&T Wireless Group expects competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, or PCS, operators and resellers, serve each of the markets in which AT&T Wireless Group competes. A majority of markets will have five or more commercial mobile radio service providers, and all of the top 50 metropolitan markets have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, PCS or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     AT&T Wireless Group anticipates that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. AT&T Wireless Group also expects that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing movement of customers between competitors, which we refer to as "churn". AT&T Wireless Group's ability to compete successfully also will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

     The wireless communications industry has been experiencing significant consolidation and AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone/AirTouch plc, now called Verizon, SBC/Bell-South, now called Cingular, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to AT&T Wireless Group's offerings. In addition, in July 2000, VoiceStream Communications and Deutsche Telecom publicly announced a planned merger. These mergers or ventures have caused AT&T Wireless Group's ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, or POPs, AT&T Wireless Group, including partnerships and affiliates, ranks third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by AT&T Wireless Group, and may be better able to respond to offers of AT&T Wireless Group.

  AT&T Wireless Group expects to experience significant change in the wireless industry

     The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, and enhancements and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that customer demand will continue to increase, as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and AT&T

Wireless Group and the success of its competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from AT&T Wireless Group. Thus, AT&T Wireless Group cannot give assurance that technological developments will not materially adversely affect it.

  Termination or impairment of AT&T Wireless Group's relationship with a small number of key suppliers could adversely affect AT&T Wireless Group's revenues and results of operations

     AT&T Wireless Group has developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation and Motorola, Inc. for its supply of wireless handsets, Lucent Technologies, Inc., Nortel Networks, Inc., Ericsson and Nokia Networks, Inc. for its supply of telecommunications infrastructure equipment and Convergys Information Management Group for its billing services. AT&T Wireless Group does not have operational or financial control over its key suppliers, and has limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor their obligations to AT&T Wireless Group, it could disrupt the business of AT&T Wireless Group and adversely impact its revenues and results of operations.

  There is no guarantee that AT&T Wireless Group's technology will be competitive with other technologies or compatible with next generation technology

     There are three existing digital technologies, none of which is compatible with the others. AT&T Wireless Group selected Time Division Multiple Access, or TDMA, technology for its second generation network because it believes that this technology offers several advantages over other second generation technologies. However, a number of other wireless service providers chose code division multiple access, or CDMA, or GSM, as their digital wireless technology. For the next generation technology, AT&T Wireless Group has chosen a GSM platform to deploy GPRS (general packet radio service)/EDGE (enhanced data for global evolution) and ultimately UMTS (universal mobile telecommunications systems) services. There is no guarantee that this technology will provide the advantages AT&T Wireless Group expects. Other wireless providers have chosen CDMA 2000, a competing wideband technology, as their third generation technology. If UMTS does not gain widespread acceptance, it would materially adversely affect the business, financial condition and prospects of AT&T Wireless Group. As AT&T Wireless Group develops its 3G GSM-based networks, it will continue to incur substantial costs associated with maintaining its TDMA networks. Also, these networks are not compatible, and customers with phones that operate on one network will not initially be able to use those phones on the other network. There are certain risks inherent in the development of new third generation equipment and we cannot assure you that we will not face unforeseen costs, delays or problems that may have a material adverse affect.

  AT&T Wireless Group relies on favorable roaming arrangements, which it may be unable to continue to obtain

     AT&T Wireless Group's customers automatically can access another provider's analog cellular or digital system or PCS system only if the other provider allows AT&T Wireless Group's customers to roam on its network. AT&T Wireless Group relies on agreements to provide roaming capability to its customers in many areas of the United States that AT&T Wireless Group's network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by AT&T Wireless Group.

     We cannot assure you that AT&T Wireless Group will continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to it. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service AT&T Wireless Group or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and AT&T Wireless Group's customer may not be able to use any of the advanced features, e.g., voicemail notification, that the customer enjoys when making calls within AT&T Wireless Group's network. Finally, we cannot assure you that AT&T Wireless Group will obtain favorable roaming agreements for its GSM-based or 3G products and services.

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

  AT&T Wireless Group depends on fourth quarter results

     The wireless industry, including AT&T Wireless Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions. We cannot assure you that strong fourth quarter results for customer additions and handset sales will continue for the wireless industry or AT&T Wireless Group. In the future, the number of customer additions and handset sales for AT&T Wireless Group in the fourth quarter could decline for a variety of reasons, including AT&T Wireless Group's inability to match or beat pricing plans offered by competitors, failure to adequately promote AT&T Wireless Group's products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact AT&T Wireless Group's results for the following year.

  Media reports have suggested radio frequency emissions may be linked to various health concerns and interfere with various medical devices

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Although the expert reviews published to date have concluded that the evidence does not support a finding of adverse health effects, concerns over radio frequency emissions may discourage the use of wireless handsets or expose AT&T Wireless Group to potential litigation, which could have a material adverse effect on AT&T Wireless Group's results of operations. Additionally, research and studies are ongoing, and we cannot assure you that further research and studies will not demonstrate a link between radio frequency emissions and health concerns.

  The operations of AT&T Wireless Group are subject to various government regulations

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as universal number portability or emergency 911 service. In addition, the FCC, together with the Federal Aviation Administration regulates tower marking and lighting. Any of these agencies having jurisdiction over AT&T Wireless Group's business could adopt regulations or take other actions that could adversely affect the business of AT&T Wireless Group.

     FCC licenses to provide wireless services or PCS are subject to renewal and revocation. There may be competition for AT&T Wireless Group's licenses upon their expiration and we cannot assure you that the FCC will renew them. FCC rules require all wireless and PCS licensees to meet specified build out requirements. There can be no assurance that AT&T Wireless Group will be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of AT&T Wireless Group's license for that license area or the imposition of fines on AT&T Wireless Group by the FCC.

  State and local legislative bodies are considering or have enacted legislation to restrict or prohibit wireless phone use while driving

     Legislation has been proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. These laws have been enacted in other countries, and, to date, a small number of communities in the United States have passed restrictive local ordinances. In addition, some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. If laws are passed prohibiting or restricting the use of wireless phones while driving, it could have the effect of reducing subscriber usage, which could cause a material adverse effect on AT&T Wireless Group's results of operations. Additionally, concerns over the use of wireless phones while driving could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also could have material adverse effects on AT&T Wireless Group's results of operations.

RISK FACTORS RELATING TO AT&T'S CORPORATE STRUCTURE PRIOR TO THE SPIN-OFF

  Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock are shareholders of one company and, therefore, financial impacts on one group could affect the other groups

     Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock are all common shareholders of AT&T, and are subject to risks associated with an investment in a single company and all of AT&T's businesses, assets and liabilities. Financial effects arising from one group that affect AT&T's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial position of the other groups or the market price of the class of common shares relating to the other groups. In addition, if AT&T or any of its subsidiaries were to incur significant indebtedness on behalf of a group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of AT&T and its subsidiaries. This, in turn, could increase the borrowing costs of the other groups and AT&T as a whole. Net losses of any group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of AT&T legally available for payment of future dividends on each of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. For these reasons, you should read AT&T's consolidated financial information together with the financial information of AT&T Common Stock Group, AT&T Wireless Group and Liberty Media Group.

  We cannot give you assurance as to the market impact of some of the terms of AT&T Wireless Group tracking stock

     AT&T cannot predict the market impact of some of the terms of AT&T Wireless Group tracking stock, such as:

     - the discretion of our board of directors to make determinations affecting AT&T Wireless Group tracking stock,

     - redemption and conversion rights in the event AT&T disposes of substantially all the assets attributed to AT&T Wireless Group,

     - the ability of AT&T to convert shares of AT&T Wireless Group tracking stock into shares of AT&T common stock, or

     - the voting rights of AT&T Wireless Group tracking stock and AT&T common stock.

  Holders of AT&T Wireless Group tracking stock will have limited separate shareholder rights, and will have no additional rights with respect to their group, including direct voting rights

     Holders of AT&T Wireless Group tracking stock do not have any direct voting rights in AT&T Wireless Group, except to the extent required under AT&T's charter or New York law. Separate meetings for holders of AT&T Wireless Group tracking stock are not held. When a vote is taken on any matter as to which all of our common shares are voting together as one class, any class or series of our common shares that is entitled to more than the number of votes required to approve the matter being voted upon is in a position to control the outcome of the vote on that matter. Currently, each share of AT&T common stock has one vote, each share of Class B Liberty Media Group tracking stock has 0.375 of a vote, each share of Class A Liberty Media Group tracking stock has 0.0375 of a vote and each share of AT&T Wireless Group tracking stock has 0.5 of a vote. The voting power of each class is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

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

  Holders of AT&T Wireless Group tracking stock may have potentially diverging interests from holders of other classes of AT&T capital stock

     General

     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of AT&T common stock, AT&T Wireless Group tracking stock and/or Liberty Media Group tracking stock diverge, conflict or appear to diverge or conflict. Examples include determinations by our board of directors to:

     - pay or omit the payment of dividends on AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, except where such dividends are required,

     - redeem shares of AT&T Wireless Group tracking stock for shares of AT&T common stock or stock of qualifying subsidiaries of AT&T,

     - approve dispositions of assets attributed to any group,

     - if and to the extent there is an inter-group interest, allocate the proceeds of issuances of AT&T Wireless Group tracking stock either to AT&T Common Stock Group with a corresponding reduction in the inter-group interest or to the equity of AT&T Wireless Group,

     - formulate public policy positions for AT&T,

     - establish material commercial relationships between groups, and

     - make operational and financial decisions with respect to one group that could be considered to be detrimental to another group.

     In addition, decisions regarding distribution and other commercial arrangements between the groups may affect costs, service alternatives and marketing approaches for each group. When making decisions with regard to matters that create potential diverging interests, AT&T's board of directors will act in accordance with:

     - the terms of AT&T's charter, the AT&T Wireless Group policy statement, the Liberty Media Group policy statement and the inter-group agreement between AT&T and Liberty Media Group, which governs the relationship between AT&T Common Stock Group and Liberty Media Group, to the extent applicable, and

     - its fiduciary duties, which require our board of directors to consider the impact of these decisions on all shareholders of AT&T.

Our board of directors also could, from time to time, refer to the Liberty Media Group capital stock committee and AT&T Wireless Group capital stock committee matters involving any conflict, and have those committees report to our board of directors on those matters or decide those matters to the extent permitted by AT&T's by-laws and applicable law.

     Operational and financial decisions

     Our board of directors could, in its sole discretion, from time to time, but subject to:

     - its fiduciary duties,

     - the AT&T Wireless Group policy statement,

     - the Liberty Media Group policy statement, and

     - the terms of the inter-group agreement between AT&T and Liberty Media
       Group

make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:

     - allocation of financing opportunities in the public markets,

     - allocation of business opportunities, resources and personnel, and

     - transfers of services, including sales agency, resale and other arrangements, funds or assets between groups and other inter-group transactions that, in each case, may be suitable for one or more groups. Any such decision may benefit one group more than the other groups. For example, the decision to obtain funds for one group may adversely affect the ability of the other groups to obtain funds sufficient to implement their respective growth strategies or may increase the cost of those funds.

     In addition, AT&T Wireless Group is subject to AT&T's existing agreements or arrangements with third parties. These agreements or arrangements currently may benefit AT&T Wireless Group, as in the case of purchasing arrangements, or may have the effect of limiting or impairing its business opportunities. For example, AT&T and British Telecommunications plc have entered into a joint venture agreement for the provision of global communications services. As part of that joint venture agreement, among other things, AT&T has agreed to various restrictions on its businesses and activities, including non-competition provisions and exclusive purchasing requirements, all of which will apply to AT&T Wireless Group.

     Any decisions by our board of directors to renew, extend, modify or terminate its current agreements or arrangements, or enter into similar agreements or arrangements in the future, may benefit one group more than the other group or limit or impair the ability of either group to pursue business opportunities. Furthermore, overlap between the businesses of the two groups may increase as a result of regulatory changes, technological advancements or other factors that will make those operational and financial decisions more difficult.

     All of these decisions will be made by our board of directors in its good faith business judgment and in accordance with procedures and policies adopted by our board of directors from time to time, including the AT&T Wireless Group policy statement described under "Relationship between AT&T Common Stock Group and AT&T Wireless Group prior to the Spin-Off -- AT&T Wireless Group Policy Statement."

     Changes in the tax law or in the interpretation of current tax law may result in redemption of AT&T Wireless Group tracking stock or cessation of the issuance of further shares

     From time to time, there have been legislative and administrative proposals which, if effective, would have resulted in the imposition of corporate level or shareholder level tax upon the issuance of tracking stock. As of the date hereof, no such proposals are outstanding.

     If there are adverse tax consequences to the issuance of AT&T Wireless Group tracking stock, it is possible that we would cease issuing additional shares of AT&T Wireless Group tracking stock. This could affect the value of AT&T Wireless Group tracking stock then outstanding.

     Furthermore, we are entitled to convert AT&T Wireless Group tracking stock into AT&T common stock at a premium of 10% if, based upon the opinion of tax counsel, there are adverse U.S. federal income tax law developments related to AT&T Wireless Group tracking stock that occur after the issuance of AT&T Wireless Group tracking stock.

     Optional redemption of AT&T Wireless Group tracking stock, including as a result of an adverse tax law change

     Our board of directors may, at any time after either the occurrence of tax-related events such as the ones described above, or May 2, 2002, redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock at a rate per share of AT&T Wireless Group tracking stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock computed for the 40 consecutive trading days ending on the 15th trading day prior to the date that the notice of redemption is sent to holders of AT&T Wireless Group tracking stock. A decision to redeem shares of AT&T Wireless Group Tracking Stock could be made at a time when either or both of AT&T common stock and AT&T Wireless Group tracking stock may be considered to be overvalued or undervalued. In addition, a redemption at any premium would preclude holders of AT&T Wireless Group tracking stock from retaining their investment in a security intended to reflect separately the economic performance of AT&T Wireless Group. It would also give holders of shares of converted AT&T Wireless Group tracking stock an amount of consideration that may differ from the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets of the AT&T Wireless Group.

     Dispositions of group assets

     Assuming the assets attributed to any group represent less than substantially all of the properties and assets of AT&T as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to a group because the New York Business Corporation Law, or NYBCL, requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire company.

     In the event of a disposition of all or substantially all of the properties and assets attributed to AT&T Wireless Group, generally defined as 80% or more of the fair value of that group, AT&T will be required to:

     - convert each outstanding share of AT&T Wireless Group tracking stock into a number of shares of AT&T common stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock, or

     - distribute cash and/or securities (other than AT&T common stock) or other property equal to the fair value of the net proceeds from that disposition allocable to AT&T Wireless Group tracking stock, either by special dividend or by redemption of all or part of the outstanding shares of AT&T Wireless Group tracking stock, or

     - take a combination of the actions described in the preceding bullets whereby AT&T would convert some shares of AT&T Wireless Group tracking stock into AT&T common stock at a 10% premium and pay a dividend on the remaining shares of AT&T Wireless Group tracking stock or redeem all or part of the remaining shares of AT&T Wireless Group tracking stock for cash and/or property equal to the fair value of a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     Our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of AT&T Wireless Group tracking stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for a discussion of our board of directors' fiduciary duties to the holders of the different classes of our common shares.

     In addition, under New York law, our board of directors could decline to dispose of assets of a group despite the request of a majority of the holders of the tracking stock designed to track the assets and businesses of that group.

     Public policy determinations

     Because of the nature of the businesses of AT&T Common Stock Group, AT&T Wireless Group and the Liberty Media Group, the groups may have diverging interests as to the position AT&T should take with respect to various regulatory issues. For example, FCC regulations that may advance the interests of one group may not advance the interests of the other groups. Under the AT&T Wireless Group policy statement, we will resolve material matters involving potentially divergent interests in a manner that our board of directors, or AT&T Wireless Group capital stock committee, determines to be in the best interests of AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Nevertheless, our board of directors could take positions on any given issue that may benefit one group more than another.

  The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law

     Although we are not aware of any legal precedent under New York law involving the fiduciary duties of directors of corporations having two or more classes of common stock, or separate classes or series of capital stock, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all shareholders regardless of class or series, and does not have separate or additional duties to either

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

group of shareholders. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, or a committee of the board of directors, with respect to any matter having disparate impacts upon holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock would be a defense to any challenge to a determination made by or on behalf of the holders of any class of our common shares. Nevertheless, a New York court hearing a case involving this type of a challenge may decide to apply principles of New York law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide such a case.

  Our board of directors has the ability to control inter-group transactions between AT&T Common Stock Group and AT&T Wireless Group

     Our board of directors may decide to transfer funds between groups, which may result in either a corresponding change in the size of AT&T Common Stock Group's retained inter-group interest in AT&T Wireless Group, the issuance of an additional preferred security in AT&T Wireless Group or a loan, or repayment of a loan, from one group to the other group, subject to the terms of the AT&T Wireless Group policy statement. Transfers of assets from AT&T Common Stock Group to AT&T Wireless Group that our board of directors designates as an equity contribution by AT&T Common Stock Group to AT&T Wireless Group will result in an increase in the inter-group interest of AT&T Common Stock Group in AT&T Wireless Group.

     Under the AT&T Wireless Group policy statement, AT&T Common Stock Group may make loans to AT&T Wireless Group at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of AT&T Common Stock Group. The AT&T Wireless Group policy statement contemplates that these terms will apply regardless of the interest rates and terms and conditions on which AT&T or members of AT&T Common Stock Group may have acquired the subject funds. We anticipate that interest rates payable by AT&T Wireless Group initially will be higher than those payable by AT&T or the AT&T Common Stock Group.

     Any increase in the retained inter-group interest resulting from an equity contribution by AT&T Common Stock Group to AT&T Wireless Group, or any decrease in the retained inter-group interest resulting from a transfer of funds from AT&T Wireless Group to AT&T Common Stock Group, would be determined by reference to the then-current market value of AT&T Wireless Group tracking stock. Such an increase, however, could occur at a time when those shares are considered under- or over-valued and such a decrease could occur at a time when those shares are considered under- or over-valued. Under the AT&T Wireless Group policy statement, there will be no inter-group interest of AT&T Wireless Group in AT&T Common Stock Group. Transfers from AT&T Wireless Group to AT&T Common Stock Group will require other types of consideration when there is no inter-group interest to offset.

  Our board of directors may change the AT&T Wireless Group Policy Statement or our By-Laws without shareholder approval

     The AT&T Wireless Group policy statement governs the relationship between AT&T Common Stock Group and AT&T Wireless Group and to amend AT&T's by-laws to create a capital stock committee that will oversee the interaction between the two groups. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders, although there is no present intention to do so. Our board of directors may also adopt additional policies, depending upon the circumstances. AT&T's by-laws may similarly be modified, suspended or rescinded. Our board of directors would make any determination to modify, suspend or rescind these policies or our by-laws, or to make exceptions to them or adopt additional policies or by-laws, including any decision that would have disparate impacts upon holders of AT&T common stock and AT&T Wireless Group tracking stock, in a manner consistent with its fiduciary duties to AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all
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

other relevant interests of the holders of the separate classes of our common shares, including the holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for more information regarding our board of directors' fiduciary duties to our shareholders and "Relationship between AT&T Common Stock Group and AT&T Wireless Group prior to the Spin-Off" for a description of the AT&T Wireless Group policy statement and our by-laws.

  It will be difficult for a third party to acquire AT&T Wireless Group without AT&T's consent

     If AT&T Wireless Group were an independent entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. Although AT&T Wireless Group tracking stock is a class of our common shares that is intended to reflect the separate economic performance of AT&T Wireless Group, a person interested in acquiring only AT&T Wireless Group without negotiation with our management still would be required to seek control of the voting power represented by all of the outstanding capital stock of AT&T entitled to vote on that acquisition, including the classes of common shares related to the other groups. As a result, this may discourage potential interested bidders from seeking to acquire AT&T Wireless Group. See "-- Holders of AT&T Wireless Group tracking stock will have limited separate shareholder rights and will have no additional rights with respect to their group, including direct voting rights" for more information on the rights of holders of tracking stocks.

  Future sales of AT&T Wireless Group tracking stock and AT&T common stock could adversely affect their respective market prices and the ability to raise capital in the future

     Sales of substantial amounts of AT&T Wireless Group tracking stock and AT&T common stock in the public market could hurt the market price of AT&T Wireless Group tracking stock. This could also hurt AT&T's ability to raise capital in the future. The shares of AT&T Wireless Group tracking stock that we sold to the public in the initial public offering and the shares AT&T Wireless Group tracking stock issued in this exchange offer are freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of AT&T, as defined under the Securities Act. Any sales of substantial amounts of AT&T Wireless Group tracking stock or AT&T common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of AT&T Wireless Group tracking stock.

     The approval of the shareholders of AT&T and AT&T Wireless Group will not be solicited by AT&T for the issuance of authorized but unissued shares of AT&T Wireless Group tracking stock, unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of those shares could dilute the value of shares of AT&T Wireless Group tracking stock.

  We do not expect to pay dividends on AT&T Wireless Group tracking stock or AT&T Wireless Services common stock

     Determinations as to the future dividends on AT&T Wireless Group tracking stock primarily will be based upon the financial condition, results of operations and business requirements of AT&T Wireless Group and AT&T as a whole. We currently do not expect to pay any dividends on AT&T Wireless Group tracking stock for the foreseeable future, nor do we expect AT&T Wireless Services to pay any dividends on its common stock for the foreseeable future following the spin-off.

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

               RECENT DEVELOPMENTS -- DOCOMO STRATEGIC INVESTMENT

     On November 30, 2000, AT&T, AT&T Wireless Services and NTT DoCoMo, Inc., a Japanese wireless communications company, entered into a binding letter agreement, which was superseded by definitive documentation in December 2000. Under these agreements, DoCoMo has agreed to invest approximately $9.8 billion for a new class of AT&T preferred stock that would be economically equivalent to 406,255,889 shares of AT&T Wireless Group tracking stock and represent an approximate 16% economic interest in AT&T Wireless Group. As part of this investment, DoCoMo will also receive five-year warrants to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share, and DoCoMo and AT&T Wireless Group will form a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T will retain $3,651,615,431 of the proceeds of DoCoMo's investment and contribute $6,159,464,289 to AT&T Wireless Group.

     The investment is expected to be completed during the first quarter of 2001. The following summary of the material provisions of the agreements is qualified in its entirety by reference to the full text of the agreements, and copies of these documents have been filed as exhibits to the registration statement of which this document forms a part and are incorporated into this document by reference.

New Class of AT&T Wireless Group Tracking Stock

     DoCoMo will purchase 812,511.778 shares of a new class of AT&T preferred stock, par value $1.00, that we call "New Wireless tracking stock." Each share of New Wireless tracking stock is intended to be the economic and voting equivalent of 500 shares of AT&T Wireless Group tracking stock, and is convertible at any time into 500 shares of AT&T Wireless Group tracking stock. The New Wireless tracking stock also has some additional rights not available to holders of AT&T Wireless Group tracking stock. The following is a description of some of the rights and features of the New Wireless tracking stock.

     - Conversion. DoCoMo can convert all, and not less than all, of its shares of New Wireless tracking stock into AT&T Wireless Group tracking stock at a ratio of 500 shares of AT&T Wireless Group tracking stock for each share of New Wireless tracking stock, subject to anti-dilution protection. If the spin-off occurs, then immediately before the completion of the spin-off, each share of New Wireless tracking stock automatically will be converted into 500 shares of AT&T Wireless Group tracking stock, subject to anti-dilution protection, and thereafter be exchanged on the same terms as all other shares of AT&T Wireless Group tracking stock in the spin-off.

     - Liquidation Preference. The New Wireless tracking stock carries an aggregate liquidation preference of $3.65 billion in the event of an involuntary liquidation or dissolution of AT&T, and holders of New Wireless tracking stock are entitled to participate in this preference in proportion to the number of shares they hold. The holders of shares of New Wireless tracking stock will also be entitled to participate, on an as-converted basis, in any additional liquidation payments made to holders of AT&T Wireless Group tracking stock, less any amounts received out of the $3.65 billion liquidation preference. The New Wireless tracking stock has no preference in the event of a voluntary liquidation or dissolution of AT&T, but would automatically convert into shares of AT&T Wireless Group tracking stock and participate in any liquidation payments made to holders of AT&T Wireless Group tracking stock.

     - Dividends. Holders of New Wireless tracking stock are entitled to participate, on an as-converted basis, in any dividends or distributions paid to holders of AT&T Wireless Group tracking stock.

     - Voting Rights. Holders of New Wireless tracking stock are entitled to vote together with holders of AT&T common shares and not as a separate class. Each share of New Wireless tracking stock is entitled to the number of votes that could be cast by the shares of AT&T Wireless Group tracking stock into which the New Wireless tracking stock is convertible. Initially, each share of New Wireless tracking stock will be entitled to 250 votes.

     - Redemption at the Option of AT&T. There are two instances in which AT&T may redeem all, and not less than all, of the shares of New Wireless tracking stock and warrants owned by DoCoMo at DoCoMo's original purchase price plus a predetermined rate. First, if the proposed spin-off does not occur before April 26, 2002 and thereafter AT&T redeems all AT&T Wireless Group tracking stock,

       AT&T may concurrently redeem the New Wireless tracking stock. In this case, if AT&T announces a sale of all or substantially all the assets of AT&T Wireless Group within a year of redemption and then completes the sale, DoCoMo will be entitled to receive a payment equal to the excess of the value from that sale that would have been attributable to the New Wireless tracking stock over the redemption price. Second, if specified adverse tax events occur prior to the proposed spin-off and thereafter all AT&T Wireless Group tracking stock is redeemed, AT&T may concurrently redeem the New Wireless tracking stock on the same terms as described above. In either case, if AT&T spins off all or substantially all of the assets of AT&T Wireless Group within a year of redeeming the New Wireless tracking stock, DoCoMo will be entitled to reinvest in the spun off entity at the redemption price and otherwise on terms comparable to those set forth in the letter agreement.

     - Transfer. Shares of New Wireless tracking stock are not transferable other than by conversion into AT&T Wireless Group tracking stock or redemption by AT&T.

Warrants

     DoCoMo will acquire 83,496.546 warrants, each of which initially represents the right to purchase one share of New Wireless tracking stock at an exercise price of $17,500 per share, subject to customary anti-dilution adjustments. These warrants may be exercised in any amount and at any time until the fifth anniversary of the issuance of the warrants. Upon transfer by DoCoMo to a third party, or if DoCoMo converts its New Wireless tracking stock into AT&T Wireless Group tracking stock, each of the warrants will be exercisable for 500 shares of AT&T Wireless Group tracking stock at an exercise price of $35 per share, and will no longer be exercisable for New Wireless tracking stock. After the proposed spin-off, each warrant will be exercisable for 500 shares of the AT&T Wireless Services common stock at an exercise price of $35 per share, subject to adjustments to reflect the exchange ratio and customary anti-dilution adjustments. The warrants are subject to the transfer restrictions described below.

DoCoMo Investment Rights and Obligations

     In addition to the rights inherent in the shares of New Wireless tracking stock, under the final agreements DoCoMo will have additional rights and obligations with respect to its investment in AT&T Wireless Group that will continue even if DoCoMo converts its shares of New Wireless tracking stock into AT&T Wireless Group tracking stock or if the spin-off is completed.

     - Transfer Restrictions. Without the consent of AT&T before the spin-off, or AT&T Wireless Services after the spin-off, for 18 months following the investment, DoCoMo may not transfer any warrants or any shares of AT&T Wireless Group tracking stock or AT&T Wireless Services common stock that it receives on conversion of New Wireless tracking stock, except if specified events occur. Those events are:

        -- a sale of all or substantially all of AT&T Wireless Group's assets or business through merger or other business combination, unless AT&T Wireless Group shareholders continue to own two-thirds of the successor corporation;

        -- the acquisition or acquisitions of business or assets, other than radio spectrum rights, by AT&T Wireless Group totaling more than $25 billion; or

        -- a tender offer or exchange offer approved by the AT&T board of directors or AT&T Wireless Services board of directors, as applicable.

     In addition, subject to a limited exception, without AT&T's or AT&T Wireless Group's consent, as the case may be, DoCoMo may not transfer any AT&T Wireless Group securities to any person if after the transfer the recipient's interest in AT&T Wireless would exceed 6%, or in the case of recipients, principally financial institutions, who are eligible to report their interest on
Schedule 13G under the Securities Exchange Act, 10%.

     None of DoCoMo's special rights will be transferable by DoCoMo along with the shares, except that DoCoMo may transfer its demand registration rights described below to any transferee of more than $1 billion of AT&T Wireless Group securities, and DoCoMo may transfer one demand registration right to a transferee of the warrants. Any transfer of registration rights will be subject to overall limitations on the registration rights and will not increase AT&T's or AT&T Wireless Group's aggregate registration obligations.

     - Repurchase Obligations. If the spin-off is not completed by January 1, 2002, or March 15, 2002 if the reason it was not completed by January 1, 2002 was that the requisite tax ruling from the Internal Revenue Service had not been received and AT&T reasonably believes that it is possible to obtain such a ruling by, or effect the spin-off without a ruling by, March 15, 2002 and is continuing to seek such a ruling or to effect the spin-off without a ruling, then DoCoMo may require AT&T to repurchase the New Wireless tracking stock, or AT&T Wireless Group tracking stock, and warrants, that DoCoMo still holds at that time. DoCoMo must exercise this right within 30 days of the January 1 or March 15, 2002 trigger date, whichever is applicable. The repurchase price will be DoCoMo's original purchase price plus a predetermined rate. In lieu of receiving this repurchase price from AT&T, DoCoMo will have the right to cause AT&T to register for public sale all of the shares of AT&T Wireless Group tracking stock (including shares that DoCoMo would hold if it exercised its warrants and converted its shares of New Wireless tracking stock), and thereafter DoCoMo will be able to sell such shares and retain the proceeds from that sale or sales. In some circumstances, if AT&T Wireless Group fails to launch service based on a wireless communications technology known as UMTS or W-CDMA, or wideband code division multiple access, in at least 13 of the top 50 U.S. markets by June 30, 2004 or abandons W-CDMA as its primary technology, DoCoMo may require AT&T before the proposed spin-off, or AT&T Wireless Services after the spin-off, to repurchase the warrants and New Wireless tracking stock, or AT&T Wireless Group tracking stock, that DoCoMo still holds (or the AT&T Wireless Services common stock and related warrants if post-spin). The repurchase price will be DoCoMo's original purchase price plus interest of a predetermined rate. In lieu of paying all or a portion of the repurchase price, AT&T or AT&T Wireless Services, as the case may be, will have the right to cause DoCoMo to sell any portion of its shares in a registered sale, and to pay DoCoMo the difference between the repurchase price and the proceeds from the registered sales.

     - Standstill. Until the fifth anniversary of the closing of the investment agreement, DoCoMo, its controlled subsidiaries, when acting on behalf of DoCoMo, its officers, directors or agents, or any subsidiary to which DoCoMo has disclosed confidential information regarding its investment may not take a number of actions, including the following, without AT&T's consent before the spin-off or AT&T Wireless Services' consent after the spin-off:

        -- acquire or agree to acquire any voting securities of AT&T or AT&T
           Wireless Services, except in connection with DoCoMo's exercise of its preemptive rights, conversion rights, or warrants;

        -- solicit proxies with respect to AT&T's or AT&T Wireless Services' voting securities or become a participant in any election contest relating to the election of the directors of AT&T or AT&T Wireless Services;

        -- call or seek to call a meeting of the AT&T or AT&T Wireless Services shareholders or initiate a shareholder proposal;

        -- contest the validity of the standstill in a manner that would lead to public disclosure;

        -- form or participate in a group that would be required to file a
           Schedule 13D with the SEC as a "person" within the meaning of the
           Section 13(d)(3) of the Securities Exchange Act; or

        -- act in concert with any person for the purpose of effecting a transaction that would result in a change of control of AT&T or AT&T Wireless Services.

     After the fifth year anniversary of the investor agreement, DoCoMo will continue to be subject to the standstill for so long as DoCoMo has the right to nominate at least one director. However, DoCoMo will be released from the standstill ninety-one days after the resignations of all of its representatives on AT&T's and

AT&T Wireless Services' board of directors, as the case may be, all of DoCoMo's nominated AT&T Wireless Services committee members and all of DoCoMo's nominated management. After these resignations, AT&T Wireless may take steps to terminate or sequester all of the other DoCoMo nominated employees.

     If NTT, which owns approximately two-thirds of DoCoMo, or any of NTT's subsidiaries other than DoCoMo takes any action contrary to the standstill restrictions and the action leads to any vote of shareholders of AT&T before the spin-off or AT&T Wireless Services after the spin-off, then DoCoMo either must vote its shares as the board of directors of AT&T or AT&T Wireless Services directs, or must vote its shares in proportion to the votes cast by the shareholders who are not affiliated with either DoCoMo or NTT. In addition, if NTT or any of its subsidiaries commences a tender offer for AT&T or AT&T Wireless Services securities, DoCoMo cannot tender or transfer any of its securities into that offer until all of the conditions to that offer have been satisfied.

     The standstill provisions described above will terminate in the following circumstances:

        -- a third party unaffiliated with AT&T Wireless commences a tender or exchange offer of 15% of AT&T Wireless Services' outstanding voting securities and AT&T Wireless Services does not publicly recommend that its shareholders reject to the offer;

        -- AT&T Wireless Services enters into a definitive agreement to merge into or sell all or substantially all of its assets to a third party, unless AT&T Wireless Services shareholders retain at least 50% of the economic and voting power of the surviving corporation; or

        -- AT&T Wireless Services enters into a definitive agreement that would result in any one person or groups of persons acquiring more than 35% of the voting power of AT&T Wireless Services, unless, among other things, this person or group agrees to a standstill.

     The standstill provisions terminate with respect to AT&T two years after the proposed spin-off (or, if sooner, upon any of the foregoing three events as applied to AT&T).

     - Registration Rights. Subject to certain exceptions and conditions, DoCoMo is entitled to require AT&T prior to the spin-off, and AT&T Wireless Services after the spin-off, to register shares of AT&T Wireless Group tracking stock or AT&T Wireless Services common stock on up to six occasions, with each demand involving not less than $500 million worth of shares. DoCoMo cannot exercise more than one demand right in any seven and a half month period. DoCoMo is also entitled to require AT&T or AT&T Wireless Services, as the case may be, to register securities for resale in an unlimited number of incidental registrations, commonly known as piggy-back registrations. DoCoMo will cease to be entitled to these registration rights if it owns less than $1 billion of AT&T or AT&T Wireless Services securities, as the case may be, and less than 2% of the outstanding economic interest in AT&T Wireless Services.

     - Board Representation. Until the proposed spin-off, DoCoMo will be entitled to nominate one representative to the AT&T board of directors, and that representative will also be a member of the AT&T Wireless Group Capital Stock Committee. After the proposed spin-off, DoCoMo will be entitled to nominate a number of representatives on the AT&T Wireless Services board proportional to its economic interest acquired as a result of this investment. The DoCoMo nominees for these board seats must be senior officers of DoCoMo that are reasonably acceptable to AT&T or AT&T Wireless Services, as the case may be. DoCoMo will lose these board representation rights if its economic interest in AT&T Wireless Services falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the shares of its original investment or shares of AT&T Wireless Group tracking stock into which such shares are convertible, DoCoMo will lose its board representation rights only if its economic interest in AT&T Wireless Services falls below 8% for 60 consecutive days.

     - Management Rights. Before the spin-off, DoCoMo is entitled to appoint one of its senior executives that is reasonably acceptable to AT&T Wireless Group to AT&T Wireless Group's Senior Leadership Team. In addition, subject to AT&T Wireless Group's reasonable approval, DoCoMo can appoint between two and five of its employees as employees of AT&T Wireless Group, including the Manager-

       Finance and Director of Technology. DoCoMo will lose these rights under the same circumstances as it would lose board representation rights.

     - Right to Approve Specified Actions. Prior to the spin-off, AT&T may not take any of the following actions without DoCoMo's prior approval:

        -- sell all or substantially all of AT&T Wireless Group's assets;

        -- sell all or substantially all of AT&T Wireless Group's business through merger or other business combination, unless AT&T Wireless Group shareholders retain two-thirds of the successor corporation;

        -- acquire business or assets for AT&T Wireless Group, other than radio spectrum rights, in excess of $17 billion;

        -- subject to some exceptions, issue any further economic interests or rights to AT&T Wireless over 15% of AT&T Wireless Group's market capitalization as of the date of the letter agreement;

        -- subject to some exceptions, pay cash dividends to or repurchase AT&T
           Wireless Group tracking stock;

        -- amend the articles of incorporation or by-laws of AT&T so that the rights of the holders of New Wireless tracking stock would be adversely affected; or

        -- change the spin-off related agreements so that AT&T Wireless Services would be materially adversely affected or enter into new, material contracts among affiliated parties that do not have arm's length terms.

     After the spin-off, DoCoMo, AT&T Wireless Services may not take any of the following actions without DoCoMo's prior approval:

        -- change the scope of its business such that AT&T Wireless Group's
           Businesses (including those in its business plan) cease to constitute the primary businesses of AT&T Wireless Services; or

        -- enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in AT&T Wireless Services.

     DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

     - Preemptive Rights. DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in some new equity issuances by AT&T or AT&T Wireless Services. In the event of a new equity issuance of the type covered by the preemptive right, then:

        -- if DoCoMo held 12% or more of the economic interest of AT&T Wireless
           Services at the time of the new issuance, DoCoMo may purchase a number of additional shares that would bring DoCoMo's economic interest back up to 16%; and

        -- if DoCoMo held less than 12% of the economic interest of AT&T
           Wireless Services at the time of the new issuance, DoCoMo may purchase a number of additional shares that would maintain DoCoMo's economic interest at the level it was at just prior to the new issuance.

     In most cases, the purchase price for these additional shares will be the issuance price. DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

Strategic Alliance

     AT&T Wireless and DoCoMo plan to form a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T Wireless Services will create a new, wholly owned subsidiary to provide multimedia content, applications and services over its current network, as well as on new, high-speed wireless networks built to global standards for "third generation" or 3G services. AT&T Wireless Services will contribute, among other things, its PocketNet service and rights to content and applications to the new multimedia subsidiary. Both AT&T Wireless Services and DoCoMo plan to provide technical resources and support staffing. In addition, AT&T Wireless Services will be able to license from DoCoMo, without additional payment, certain rights to DoCoMo's "i-mode" service and related technology.

     The strategic alliance is expected to enable AT&T Wireless Services and DoCoMo to offer wireless services to customers throughout the United States and Japan. In addition, each has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party's home territory.

     AT&T and AT&T Wireless Services on the one hand, and DoCoMo on the other, have agreed to certain non-competition commitments that restrict each other's ability to provide mobile wireless services in Japan and the United States, respectively. They have also agreed to limit the extent to which AT&T or AT&T Wireless Services on the one hand, and DoCoMo on the other, will be able to participate in certain mobile multimedia activities and investments in each other's home territory. Any such restrictions on AT&T would terminate upon the earlier of a spin-off of AT&T Wireless Services or exercise by DoCoMo of any put, liquidation or registration right as a result of the non-occurrence of such a spin-off. AT&T Wireless Services and DoCoMo will generally be bound by the non-competition commitments until DoCoMo loses its board representation and management rights, either due to any of the events described above (i.e., under Board Representation and Management Rights) or due to voluntary relinquishment of such rights by DoCoMo.

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

                              THIS EXCHANGE OFFER

BACKGROUND AND PURPOSE

     AT&T is making this exchange offer in connection with implementing our plan to more widely distribute AT&T Wireless Group tracking stock to our shareholders. We intend for this exchange offer to allow AT&T and our shareholders to more fully realize the economic value arising from our ownership of AT&T Wireless Group and to permit the retirement of AT&T common stock. In addition, this exchange offer will give holders of AT&T common stock who desire to increase their relative investment in AT&T Wireless Group the opportunity to do so in a convenient manner. Shareholders that have an unrealized gain on their shares of AT&T common stock would be able to increase their relative investment in AT&T Wireless Group in a manner generally free of U.S. Federal income tax consequences.

EXCHANGE OFFER

     The issuance of shares of AT&T Wireless Group tracking stock in this exchange offer will increase the number of shares of AT&T Wireless Group tracking stock outstanding and reduce the retained inter-group interest of AT&T Common Stock Group. AT&T Common Stock Group's retained interest in AT&T Wireless Group is currently approximately 84% of the economic value of AT&T Wireless Group. Assuming that this exchange offer is fully subscribed, we expect to issue
a total of approximately           new shares of AT&T Wireless Group tracking
stock. After these shares of AT&T Wireless Group tracking stock are issued, we expect that AT&T Common Stock Group's retained inter-group interest would
represent approximately    % of the economic value of AT&T Wireless Group,
approximately      % assuming completion of the DoCoMo strategic investment in
AT&T Wireless Group, or approximately      %, assuming the exercise by DoCoMo of
warrants that it will receive in AT&T Wireless Group.

     This exchange offer will provide holders of AT&T common stock with an opportunity to increase, in a manner generally free of U.S. federal income tax other than with respect to cash in lieu of fractional shares, their interest in the economic value of AT&T Wireless Group by exchanging shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Every holder of AT&T common stock will be affected by this exchange offer, regardless of whether they participate in this exchange offer, as described below:

     - Tender of All of Your Shares of AT&T Common Stock. If you tender all of your shares of AT&T common stock in this exchange offer, and if all of your shares of AT&T common stock are accepted for exchange, you will have increased your interest in the economic value of AT&T Wireless Group. However, you will no longer participate in any change in value of the AT&T common stock because you will no longer own any shares of AT&T common stock.

     - Tender of Some, But Not All, of Your Shares of AT&T Common Stock. If you exchange some, but not all, of your shares of AT&T common stock in this exchange offer, you will generally have an increased interest in the economic value of AT&T Wireless Group, and a diminished interest in the economic value of AT&T's businesses other than AT&T Wireless Group, assuming that you exchange a greater percentage of your shares of AT&T common stock than the percentage of all outstanding shares of AT&T common stock that are exchanged in this exchange offer.

     - Tender of None of Your Shares of AT&T Common Stock. If you do not tender any of your shares of AT&T common stock in this exchange offer, you will continue to own the same number of shares of AT&T common stock. You will continue to participate in any change in the value of AT&T common stock. However, as a result of the decrease in the inter-group retained interest owned by AT&T Common Stock Group, you will have a diminished interest in the economic value of AT&T Wireless Group.

     All shares of AT&T common stock tendered in this exchange offer will be cancelled and become authorized and unissued shares of AT&T common stock. This means that these shares of AT&T common stock will generally be available for issuance by AT&T without further shareholder action, except as may be required by applicable law or the rules of the NYSE, for general or other corporate purposes, including stock splits and dividends, acquisitions, the raising of additional capital for use in AT&T's businesses and pursuant to employee benefit plans.

RELATIONSHIP TO AT&T'S RESTRUCTURING PLAN

     If AT&T's restructuring plan is completed, holders of shares of AT&T common stock who retain their shares of AT&T common stock would receive shares representing interests in AT&T's major business units: AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer. To the extent that your shares of AT&T common stock are tendered and accepted in this exchange offer, your relative interest in AT&T Wireless Group will be increased but your relative interest in the remaining AT&T business units will be decreased and you will not receive shares in the other business units for your shares of AT&T common stock that you tender in this exchange offer.

     Conversely, all holders of shares of AT&T common stock are expected to receive shares of the AT&T Wireless Services common stock in mid 2001 if it becomes an independent company. Even if you do not tender any shares of AT&T common stock in this exchange offer, if you retain your shares of AT&T common stock we expect that you would receive some shares in the AT&T Wireless Services common stock at that time. However, your interest in AT&T Wireless Services would be smaller than it would be if your shares of AT&T common stock are tendered and accepted in this exchange offer.

     We cannot predict what the relative value of the shares representing interests in AT&T Wireless, AT&T Business, AT&T Broadband and AT&T Consumer will be over time. As a result, we cannot tell whether the securities you would own if you tender shares of AT&T common stock in this exchange offer will be worth more or less at any point in the future than the securities you would own if you do not tender your shares of AT&T common stock.

NO APPRAISAL RIGHTS

     Appraisal is a statutory remedy available to shareholders of corporations that object to certain mergers and other extraordinary and statutorily specified corporate actions. No appraisal rights are or will be available to holders of AT&T common stock or AT&T Wireless Group tracking stock in connection with this exchange offer.

REGULATORY APPROVALS

     No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with this exchange offer generally. If a shareholder decides to participate in this exchange offer and consequently acquires enough shares of AT&T Wireless Group tracking stock to exceed any threshold stated in the regulations under the HSR Act, and if an exemption under those regulations does not apply, that shareholder and AT&T could be required to make filings under the HSR Act, and the waiting period under the HSR Act would have to expire or be terminated before any exchanges of shares with such stockholder could be effected. A filing requirement could delay exchanges with that shareholder for several months or more.

ACCOUNTING TREATMENT

     The shares of AT&T common stock which we receive in this exchange offer will be recorded as a decrease in AT&T's shareholders' equity in an amount equal to the market value, as of the expiration date, of the shares of AT&T Wireless Group tracking stock issued in this exchange offer. This issuance of AT&T Wireless Group tracking stock will be recorded as an equal and offsetting increase in AT&T's shareholders' equity. Accordingly, except for the direct costs of this exchange offer, this exchange offer will not affect the financial position of AT&T. As a result of this exchange offer, basic and diluted earnings per share calculations for the AT&T common stock after the expiration date will reflect the lower number of outstanding shares of AT&T common stock and the AT&T common shareholders' decreased interest in the available separate combined net income of AT&T Wireless Group. While the earnings per share for AT&T Wireless Group tracking stock will not change, basic and diluted earnings per share calculations for the AT&T Wireless Group tracking stock after the expiration date will reflect AT&T Wireless Group tracking shareholders' increased interest in the available separate combined net income of AT&T Wireless Group and the proportionate increase in the number of shares of AT&T Wireless Group tracking stock outstanding.

     AT&T's issuance of shares of AT&T Wireless Group tracking stock in this exchange offer will not, in and of itself, affect the financial position or results of operations of AT&T Wireless Group.

TERMS OF THIS EXCHANGE OFFER

     AT&T is offering to exchange           shares of AT&T Wireless Group
tracking stock for each share of AT&T common stock that is validly tendered on the terms and subject to the conditions described below by 12:00 midnight, New
York City time, on           , 2001. AT&T may extend this deadline for any
reason, including under those circumstances specified below. The last day on
which tenders will be accepted, whether on           , 2001 or any later date to
which this exchange offer may be extended, is sometimes referred to in this document as the "expiration date." This is a voluntary exchange offer, which means that holders of AT&T common stock may tender all, some or none of their shares of AT&T common stock in this exchange offer, subject to proration. All persons holding AT&T common stock are eligible to participate in this exchange offer if they validly tender their shares of AT&T common stock during the exchange offer period in a jurisdiction where this exchange offer is permitted under the laws of that jurisdiction.

     AT&T will accept up to           shares of AT&T common stock for exchange
and will issue up to           shares of AT&T Wireless Group tracking stock in
this exchange offer. If more than           shares of AT&T common stock are
validly tendered, the tendered shares will be subject to proration when this exchange offer expires. AT&T's obligation to complete this exchange offer is subject to important conditions that are described under "-- Conditions for Completion of this Exchange Offer".

     In determining the exchange ratio, AT&T considered, among other things:

     - recent market prices and volatility on the NYSE for shares of AT&T common stock and AT&T Wireless Group tracking stock; and

     - advice from the dealer manager as to what exchange ratio might attract holders of AT&T common stock to participate in this exchange offer.

     AT&T will furnish this document and related documents to brokers, banks and similar persons whose names or the names of whose nominees appear on AT&T's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of AT&T common stock.

     The terms and conditions of this exchange offer are set forth in this document, the letter of transmittal and the instructions to the letter of transmittal. Each holder of AT&T common stock who tenders shares of AT&T common stock in this exchange offer will be agreeing to the terms and conditions of this exchange offer and will be making certain representations and warranties to and agreements with AT&T, as described in these documents. We urge you to read these documents carefully before deciding whether to participate in this exchange offer.

NO RECOMMENDATION

     None of AT&T, the exchange agent, the information agent, the dealer manager or the marketing manager or any of their respective officers or directors makes any recommendation as to whether you should participate in this exchange offer.

PRORATION; TENDERS FOR EXCHANGE BY HOLDERS OF FEWER THAN 100 SHARES OF AT&T COMMON STOCK

     If, upon the expiration date, holders of AT&T common stock have validly
tendered more than           shares of AT&T common stock so that more than
          shares of AT&T Wireless Group tracking stock would be issued in this exchange offer, we will accept on a pro rata basis, all shares of AT&T common stock validly tendered and not withdrawn, with appropriate adjustments to avoid the return of fractional shares of AT&T common stock, except as described below.

     Except as otherwise provided in this paragraph, holders of an aggregate of less than 100 shares of AT&T common stock at the close of business one trading day prior to the date the exchange ratio is established that validly tender all of their shares of AT&T common stock will not be subject to proration if this exchange offer is oversubscribed. Shares of AT&T common stock held in an AT&T savings plan are not eligible for this preferential treatment. Beneficial holders of 100 or more shares of AT&T common stock are not eligible for this preferential treatment, even if these holders have separate stock certificates or accounts representing fewer than 100 shares of AT&T common stock. If you own fewer than 100 shares of AT&T common stock and wish to take advantage of the preferential treatment of odd-lot shares in the event of proration, you must tender all of your shares of AT&T common stock in this exchange offer.

     We expect to announce preliminary results of this exchange offer by press release promptly after the expiration date. However, because of the time required and difficulty involved in determining the number of shares of AT&T common stock validly tendered for exchange, AT&T expects that the final results, including proration, if any, will not be determined until up to about ten business days after the expiration date. We will announce the final results of this exchange offer by press release promptly after such results have been determined.

EXCHANGE OF SHARES OF AT&T COMMON STOCK

     If all of the conditions of this exchange offer are satisfied or waived,
AT&T will exchange           shares of AT&T Wireless Group tracking stock for
each validly tendered share of AT&T common stock that was not properly withdrawn prior to the expiration date, except as described under "-- Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of AT&T Common Stock" and
"-- Extension of Tender Period; Termination; Amendment." AT&T may, subject to the rules under the Securities Exchange Act, delay accepting or exchanging any shares of AT&T common stock in order to comply, in whole or in part, with any applicable law. For a description of AT&T's right to delay, terminate or amend this exchange offer, see "-- Extension of Tender Period; Termination; Amendment."

     If AT&T notifies the exchange agent, either orally or in writing, that it has accepted the tenders of shares of AT&T common stock for exchange, the exchange of these shares of AT&T common stock will be complete. Promptly following the announcement by AT&T of the final results of this exchange offer, including proration, if any, the exchange agent will deliver the tendered shares of AT&T common stock to AT&T. Simultaneously, the exchange agent, as agent for the tendering shareholders, will receive from AT&T the shares of AT&T Wireless Group tracking stock that correspond, based on the exchange ratio and taking into account proration, to the number of shares of AT&T common stock accepted. The exchange agent will then credit the shares of AT&T Wireless Group tracking stock, including fractional shares, to book-entry accounts maintained by AT&T's transfer agent for the benefit of the tendering holders.

     If any tendered shares of AT&T common stock are not exchanged for any reason, or if fewer shares of AT&T common stock are exchanged due to proration, these unexchanged or untendered shares of AT&T common stock will be returned to the tendering holders through a credit to book-entry accounts maintained by AT&T's transfer agent for the benefit of the holders.

     As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, AT&T's transfer agent will send you an account statement evidencing your holdings.

     AT&T will not pay any interest in connection with this exchange offer, regardless of any delay in making the exchange or crediting or delivering shares.

     No alternative, conditional or contingent tenders will be accepted in this exchange offer. Tendering shareholders waive any right to receive notice of the acceptance by AT&T of their shares of AT&T common stock for exchange.

PROCEDURES FOR TENDERING SHARES OF AT&T COMMON STOCK

     To tender your shares of AT&T common stock, you must complete the following procedures so that your tender is received by the exchange agent before the expiration date:

     If you have stock certificates representing your shares of AT&T common stock, you should send the following documents to the exchange agent by one of the mailing methods described in the letter of transmittal, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date:

     - a properly completed and executed letter of transmittal indicating the number of shares of AT&T common stock to be tendered and any other documents required by the instructions to the letter of transmittal; and

     - the physical stock certificates representing the shares of AT&T common stock to be tendered.

     In addition, the stock certificates representing shares of AT&T common stock to be tendered must be endorsed or you must enclose an appropriate stock power if:

     - a stock certificate representing shares of AT&T common stock to be tendered is registered in the name of a person other than the signer of a letter of transmittal;

     - delivery of shares of AT&T Wireless Group tracking stock is to be made to the exchange agent on behalf of a person other than the registered owner of the shares of AT&T common stock being tendered; or

     - shares of AT&T common stock not accepted for exchange are to be delivered to AT&T's transfer agent on behalf of a person other than the registered owner.

     The signature on the letter of transmittal must be guaranteed by an eligible institution unless the shares of AT&T common stock tendered under the letter of transmittal are tendered in one of the following ways:

     - by the registered holder of the shares of AT&T common stock tendered if the holder has not requested special issuance as described in "Special Issuance Instructions" of the instructions to the letter of transmittal; or

     - for the account of an eligible institution.

An eligible institution is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States. Most banks and financial institutions are eligible institutions.

     If your stock certificate representing shares of AT&T common stock has been lost, destroyed, mutilated or stolen, see "-- Lost, Destroyed, Mutilated or Stolen Certificates" for information regarding certain special procedures that must be followed.

     The exchange agent's addresses are set forth on the back cover of this document.

     If you hold your shares of AT&T common stock through a broker, you should follow the instructions sent to you separately by your broker. You should not use the letter of transmittal to direct the tender of your shares of AT&T common stock. Your broker must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent's account in accordance with The Depository Trust Company's procedures. The broker must also ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your shares of AT&T common stock. An agent's message is a message, transmitted by The Depository Trust Company and received by the exchange agent, that forms a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and the instructions to the letter of transmittal.

     If you are an institution that is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding shares through a broker as described in the immediately preceding paragraph.

     If you hold your shares of AT&T common stock as a participant in AT&T's Dividend Reinvestment Plan or in book-entry form with the AT&T transfer agent through the direct registration system, you should send a properly completed and executed letter of transmittal indicating the number of shares of AT&T common stock to be tendered and any other documents required by the instructions to the letter of transmittal to the exchange agent by one of the mailing methods described on the letter of transmittal at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date. If you tender all of your shares of AT&T common stock that you hold in AT&T's Dividend Reinvestment Plan, that tender will constitute termination of your participation in AT&T's Dividend Reinvestment Plan.

     If you hold your shares of AT&T common stock as a participant in an AT&T or an AT&T affiliated company savings plan, you should follow the instructions sent to you separately by the plan trustees or administrator of the plan. You should not use the letter of transmittal to direct the tender of your shares of AT&T common stock held in that plan.

     The AT&T savings plans eligible to participate in this exchange offer include:

     - AT&T Employee Stock Purchase Plan

     - AT&T Stock Ownership Plan

     - MediaOne Group 401(k) Plan

     - AT&T Long Term Savings Plan for Management Employees

     - AT&T Long Term Savings and Security Plan

     - AT&T Long Term Savings Plan

     - AT&T Long Term Savings Plan -- San Francisco

     - AT&T Wireless Services, Inc. 401(k) Retirement Plan

     - AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees

     - AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan

     - AT&T Retirement Savings and Profit Sharing Plan

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any stock certificates representing shares of AT&T common stock to be tendered or stock powers must indicate the capacity in which they are signing, and must submit evidence, which is current as of a date within 180 days prior to the date that the letter of transmittal is delivered to the exchange agent, of their power to act in that capacity, unless this requirement is waived by AT&T.

     If you validly tender your shares of AT&T common stock and those shares are accepted by AT&T, there will be a binding agreement between you and AT&T on the terms and subject to the conditions set forth in this document and in the letter of transmittal and the instructions to the letter of transmittal. A person who tenders shares of AT&T common stock for their own account violates U.S. federal securities law unless the person owns:

     - those shares of AT&T common stock;

     - other securities convertible into or exchangeable for those shares of AT&T common stock and intends to acquire shares of AT&T common stock for tender by conversion or exchange of such securities; or

     - an option, warrant or right to purchase those shares of AT&T common stock and intends to acquire shares of AT&T common stock for tender by exercise of that option, warrant or right.

U.S. federal securities law provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Do not send letters of transmittal, certificates representing shares of AT&T common stock or other exchange offer documents to AT&T, the AT&T Wireless Group, the dealer manager, the marketing manager or the information agent. These materials must be submitted to Equiserve, the exchange agent, at one of the addresses set forth on the back cover of this document as described above and in the instructions to the letter of transmittal in order for you to participate in this exchange offer.

     It is up to you to decide how to deliver your shares of AT&T common stock and all other required documents to the exchange agent. It is your responsibility to ensure that all necessary materials are received by the exchange agent prior to the expiration date. If the exchange agent does not receive all of the materials required by this section at one of the addresses set forth on the back cover of this document before the expiration date, your shares of AT&T common stock will not be validly tendered in this exchange offer.

AT&T'S INTERPRETATIONS ARE BINDING

     AT&T will determine, in its sole and absolute discretion, all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares of AT&T common stock in this exchange offer. This determination will be final and binding on all tendering shareholders.

     AT&T reserves the absolute right to:

     - determine whether a tendering shareholder is eligible;

     - reject any and all tenders of any shares of AT&T common stock not validly tendered or the acceptance of which, in the opinion of AT&T's counsel, may be unlawful;

     - waive any defects or irregularities in the tender of shares of AT&T common stock or any conditions of this exchange offer either before or after the expiration date; and

     - request any additional information from any record or beneficial owner of shares of AT&T common stock that AT&T deems necessary or appropriate.

None of AT&T, the information agent, the exchange agent, the dealer manager, the marketing manager, the soliciting dealers or any other person will be under any duty to notify tendering shareholders of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give such notification. It is your responsibility to ensure that your shares of AT&T common stock are validly tendered in accordance with the procedures described in this document and the related documents prior to the expiration date.

LOST, DESTROYED, MUTILATED OR STOLEN CERTIFICATES

     If your stock certificate representing shares of AT&T common stock has been lost, destroyed, mutilated or stolen and you wish to tender your shares of AT&T common stock, please complete Box A of the accompanying letter of transmittal. You will need to enclose a check payable to the surety company in the amount needed to pay for a surety bond for your lost, destroyed, mutilated or stolen shares of AT&T common stock and any other applicable procedures. The surety bond
amount will be $     per share, with a minimum surety bond amount of $
in all cases. Upon receipt of the surety bond payment and a properly completed letter of transmittal, including Box A, your shares of AT&T common stock will be validly tendered in this exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your shares of AT&T common stock but the shares are not immediately available, or time will not permit the shares of AT&T common stock or other required documentation to reach the exchange agent before the expiration date, you may still tender your shares of AT&T common stock if:

     - the tender is made through an eligible institution;

     - the exchange agent receives from the eligible institution before the expiration date, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by AT&T; and

     - the exchange agent receives the stock certificates for all physically tendered shares of AT&T common stock, in proper form for transfer and a properly completed letter of transmittal, or a facsimile of a letter of transmittal and all other documents required by the letter of transmittal and the instructions to the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at the applicable address set forth on the back cover of this document and you must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of shares of AT&T common stock at any time prior to the expiration date, and, unless AT&T has accepted your tender as provided in this document and the accompanying documents, after the expiration of 40 business days from the commencement of this exchange offer. If AT&T:

     - delays its acceptance of shares of AT&T common stock for exchange,

     - extends this exchange offer, or

     - is unable to accept shares of AT&T common stock for exchange under this exchange offer for any reason,

then, without prejudice to AT&T's rights under this exchange offer, the exchange agent may, on behalf of AT&T, retain shares of AT&T common stock tendered, and these shares of AT&T common stock may not be withdrawn, except as otherwise provided in this document and the accompanying documents, subject to provisions under the Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover of this document. The notice of withdrawal must:

     - specify the name of the person having tendered the shares of AT&T common stock to be withdrawn;

     - identify the number of shares of AT&T common stock to be withdrawn; and

     - specify the name in which physical AT&T common stock certificates are registered, if different from that of the withdrawing holder.

     If stock certificates representing the shares of AT&T common stock have been delivered or otherwise identified to the exchange agent, then, before the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular stock certificates to be withdrawn.

     If the shares of AT&T common stock have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares of AT&T common stock and otherwise comply with the procedures of The Depositary Trust Company.

     If the shares of AT&T common stock have been tendered pursuant to the procedures applicable to participants in AT&T's Dividend Reinvestment Plan or through book-entry transfer under the direct registration system, any notice of withdrawal must specify the name and number of the account with AT&T's transfer agent.

     Any shares of AT&T common stock withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Properly withdrawn shares may be retendered by following one of the procedures described under "-- Procedures for Tendering Shares of AT&T Common Stock" at any time on or before the expiration date.

     If you withdraw your tender of any shares of AT&T common stock, these shares will be credited to a book-entry account maintained by AT&T's transfer agent on your behalf. However, any shareholder who wishes to receive a physical stock certificate evidencing that shareholder's shares will be able to obtain a certificate at no charge by contacting AT&T's transfer agent.

     Except as otherwise provided above, any tender of shares of AT&T common stock made under this exchange offer is irrevocable. No alternative, conditional or contingent tenders will be accepted in this exchange offer.

BOOK-ENTRY ACCOUNTS

     Physical stock certificates representing shares of AT&T Wireless Group tracking stock or AT&T common stock will not be issued as a result of this exchange offer. Rather than issuing physical stock certificates representing either shares of AT&T common stock returned due to proration or withdrawal or shares of AT&T Wireless Group tracking stock issued in exchange for shares of AT&T common stock tendered in this exchange offer, the exchange agent will credit these shares to book-entry accounts maintained by AT&T's transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued and eliminates the requirements for physical movement of stock certificates at the time of sale. As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, you will receive an account statement from AT&T's transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership through AT&T's direct registration system. For more information about the book-entry form of ownership under AT&T's direct registration system, see "Description of AT&T Wireless Group Tracking Stock -- Direct Registration System."

     You are not required to maintain a book-entry account and you may at any time obtain a physical stock certificate for all or a portion of your shares of AT&T Wireless Group tracking stock received as part of this exchange offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the account statement mailed to you and can also be obtained upon request from AT&T's transfer agent.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     AT&T expressly reserves the right, in its sole and absolute discretion, for any reason, including the non-satisfaction of any of the conditions for completion set forth below, at any time and from time to time, to extend the period of time during which this exchange offer is open or to amend this exchange offer in any respect, including changing the exchange ratio. AT&T also expressly reserves the right to extend the period of time during which this exchange offer is open in the event this exchange offer is undersubscribed
-- that is, fewer than      shares of AT&T common stock are tendered. In any of
these cases, AT&T will make a public announcement of the extension or amendment.

     If AT&T materially changes the terms of or information concerning this exchange offer, AT&T will extend this exchange offer. Depending on the substance and nature of the change, we will extend the offer for at least five to ten business days following the announcement if this exchange offer would have otherwise expired within such five to ten business days.

     If any condition for completion of this exchange offer described below is not satisfied, AT&T reserves the right to choose to delay acceptance for exchange of any shares of AT&T common stock or to terminate this exchange offer and not accept for exchange any shares of AT&T common stock. For more information, see "-- Conditions for Completion of this Exchange
Offer -- Consequences of Unsatisfied Conditions."

     If AT&T extends this exchange offer, is delayed in accepting any shares of AT&T common stock or is unable to accept for exchange any shares of AT&T common stock under this exchange offer for any reason, then, without affecting AT&T's rights under this exchange offer, the exchange agent may, on behalf of AT&T, retain all shares of AT&T common stock tendered. These shares of AT&T common stock may not be withdrawn except as provided under "-- Withdrawal Rights." AT&T's reservation of the right to delay acceptance of any shares of AT&T common stock is subject to applicable law, which requires that AT&T pay the consideration offered or return the shares of AT&T common stock deposited promptly after the termination or withdrawal of this exchange offer. Any shares of AT&T common stock to be returned to you will be credited to a book-entry account in your name maintained by AT&T's transfer agent. However, any shareholder who wishes to receive a physical stock certificate evidencing that shareholder's shares will be able to obtain a certificate at no charge by contacting AT&T's transfer agent. Fractional shares will not be issued.

     AT&T will issue a press release or other public announcement no later than 9:00 a.m., New York time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

CONDITIONS FOR COMPLETION OF THIS EXCHANGE OFFER

     AT&T will not be obligated to complete this exchange offer unless at least shares of AT&T common stock are validly tendered and not withdrawn and all of the other conditions to the exchange offer described below have been satisfied. This condition, which we sometimes refer to in this document as the "minimum condition" is designed to ensure that at least shares of AT&T Wireless Group tracking stock are issued under this exchange offer.

     Even if the minimum condition is satisfied, AT&T may choose not to accept shares of AT&T common stock for exchange and not to complete this exchange offer if:

     - AT&T or AT&T Wireless Group does not receive or obtain any consent, authorization, approval or exemption of or from any governmental authority that may be advisable in connection with the completion of this exchange offer;

     - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this exchange offer or otherwise relating in any manner to this exchange offer is instituted or threatened;

     - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this exchange offer, any of which would or might restrain, prohibit or delay completion of this exchange offer or impair the contemplated benefits of this exchange offer to AT&T or AT&T Wireless Group;

     - any of the following occurs and the adverse effect of such occurrence shall, in the judgment of AT&T, be continuing:

        -- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

        -- any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at
           least   % in any of the Dow Jones Average of Industrial Stocks, the
           Nasdaq Stock Market Composite Index or the Standard & Poor's 500
           Index from the close of the markets on                  , 2001;

        -- a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

        -- any limitation, whether or not mandatory, by any governmental authority on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

        -- a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of this exchange offer; or

        -- if any of the situations described above existed at the time of commencement of this exchange offer, and AT&T determines that the situation has deteriorated materially subsequent to the time of commencement;

     - any tender or exchange offer, other than this exchange offer by AT&T, with respect to some or all of the outstanding AT&T Wireless Group tracking stock or AT&T common stock or any merger, acquisition or other business combination proposal involving AT&T or AT&T Wireless Group or a substantial portion of their respective assets, shall have been proposed, announced or made by any person or entity;

     - any event or events shall have occurred that have resulted or may result, in AT&T's judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of AT&T and its subsidiaries, taken as a whole, or of AT&T Wireless Group and its subsidiaries, taken as a whole or that otherwise affects AT&T or AT&T Wireless Group or the trading prices of AT&T common stock or AT&T Wireless Group tracking stock; or

     - as the terms "group" and "beneficial owner" are used in Section 13(d) of the Exchange Act and SEC rules thereunder:

          -- any person, entity or group shall have become, directly or indirectly, the beneficial owner of more than 5% of the outstanding shares of AT&T common stock or AT&T Wireless Group tracking stock, other than a person, entity or group that had publicly disclosed that beneficial ownership by an appropriate filing with the SEC
             prior to                , 2001; or

          -- any such person, entity or group that had publicly disclosed such beneficial ownership prior to that date shall have become, directly or indirectly, the beneficial owner of additional AT&T common stock and AT&T Wireless Group tracking stock, the ownership of which was not publicly disclosed in such filing, constituting more than 2% of the outstanding shares of AT&T common stock and AT&T Wireless Group tracking stock; or

          -- any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of AT&T common stock or AT&T Wireless Group tracking stock; or

          -- any one or more of the foregoing events relating to beneficial ownership would occur as a result of the issuance of AT&T Wireless Group tracking stock in exchange for any shares of AT&T common stock that have been tendered in this exchange offer;

the occurrence of which event, in the judgment of AT&T, in any case and regardless of the circumstances, makes it inadvisable to proceed with this exchange offer or with the acceptance of shares of AT&T common stock tendered for exchange.

  Consequences of Unsatisfied Conditions

     If any condition to this exchange offer is not satisfied, subject to applicable rules and regulations, AT&T may, in its sole and absolute discretion:

     - terminate this exchange offer and promptly return in book-entry form all tendered shares of AT&T common stock to tendering shareholders;

     - delay acceptance for exchange of any shares of AT&T common stock, extend this exchange offer and, subject to the withdrawal rights described under "-- Withdrawal Rights," retain all tendered shares of AT&T common stock until the expiration date;

     - amend the terms and conditions of this exchange offer; or

     - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

     These conditions are for the sole and exclusive benefit of AT&T. AT&T may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them. AT&T may waive any condition in whole or in part at any time in its sole and absolute discretion, subject to applicable rules and regulations, AT&T's failure to exercise its rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by AT&T concerning the conditions described above will be final and binding upon all parties.

     If a stop order issued by the SEC is in effect at any time after the commencement of this exchange offer with respect to the registration statement of which this document is a part, AT&T will not accept any shares of AT&T common stock tendered and will not exchange shares of the AT&T Wireless Group tracking stock for any shares of AT&T common stock.

LEGAL LIMITATION

     This document is not an offer to sell, and is not soliciting any offer to buy, any AT&T Wireless Group tracking stock in any jurisdiction in which the offer or sale is not permitted. If AT&T learns of any jurisdiction in the United States where making this exchange offer or its acceptance would not be permitted, AT&T intends to make a good faith effort to comply with the relevant law of that jurisdiction. If, after a good faith effort, AT&T cannot comply with such law, AT&T will determine whether this exchange offer will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of shares of AT&T common stock residing in the jurisdiction.

FEES AND EXPENSES

  Dealer Manager

     Credit Suisse First Boston Corporation is acting as the dealer manager in connection with this exchange offer. Credit Suisse First Boston Corporation will
receive a fee of $     for its services as dealer manager, in addition to being
reimbursed by AT&T for its reasonable out-of-pocket expenses, including attorneys' fees, in connection with this exchange offer. The foregoing fees will be payable if and when this exchange offer is completed. Credit Suisse First Boston Corporation has in the past provided and is currently providing investment banking services to AT&T and AT&T Wireless Group, including financial advisory services to AT&T in connection with the restructuring of AT&T's economic interest in AT&T Wireless Group, for which it has received and will receive customary compensation.

     AT&T has agreed to indemnify Credit Suisse First Boston Corporation against specified liabilities related to this transaction, including civil liabilities under the U.S. federal securities laws, and to contribute to payments which Credit Suisse First Boston Corporation may be required to make in respect thereof. Credit Suisse First Boston Corporation may from time to time hold shares of AT&T common stock in its proprietary accounts, and to the extent it owns shares of AT&T common stock in these accounts at the time of this exchange offer, it may tender these shares of AT&T common stock in this exchange offer.

  Marketing Manager

     Lehman Brothers Inc. is acting as marketing manager for AT&T in connection with this exchange offer. In its role as marketing manager, Lehman Brothers Inc. will participate in the marketing efforts related to this exchange offer. Lehman
Brothers Inc. will receive a fee of $       for its services as marketing
manager, in addition to being reimbursed by AT&T for its reasonable out-of-pocket expenses, including attorneys' fees. The foregoing fees will be payable if and when this exchange offer is completed. Lehman Brothers Inc. has in the past provided and is currently providing investment banking services to AT&T and AT&T Wireless Group, including financial advisory services to AT&T in connection with the restructuring of AT&T's economic interest in AT&T Wireless Group, for which it has received and will receive customary compensation.

     AT&T has agreed to indemnify Lehman Brothers Inc. against specified liabilities related to this exchange offer, including civil liabilities under the U.S. federal securities laws, and to contribute to payments which Lehman Brothers Inc. may be required to make in respect thereof. Lehman Brothers Inc. may from time to time hold shares of AT&T common stock in its proprietary accounts, and to the extent it owns shares of AT&T common stock in these accounts at the time of this exchange offer, it may tender these shares of AT&T common stock in this exchange offer.

  Soliciting Dealers

     AT&T will pay each soliciting dealer a solicitation fee of $ per share, for up to 1,000 shares per tendering stockholder, for each share of AT&T common stock tendered and accepted for exchange under this exchange offer if that soliciting dealer has affirmatively solicited and obtained the tender. AT&T will not pay a solicitation fee in connection with a tender of AT&T common stock by a stockholder who tenders:

     - more than 10,000 shares of AT&T common stock; or

     - from a country outside the United States.

"Soliciting dealer" includes the following organizations:

     - any broker or dealer in securities that is a member of any national securities exchange in the United States or of the National Association of Securities Dealers, Inc.; or

     - any bank or trust company located in the United States.

     In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of AT&T common stock held in registered form, the exchange agent must have received, by three NYSE trading days after the expiration date, a properly completed and duly executed letter of transmittal. If a letter of transmittal is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to such soliciting dealer.

     In order for a soliciting dealer to receive a solicitation fee with respect to the valid tender of shares of AT&T common stock held beneficially, the exchange agent must have received, by three NYSE trading days after the expiration date, an agent's message. If an agent's message is not received by the exchange agent within three NYSE trading days after the expiration date, no solicitation fee will be paid to that soliciting dealer.

     Under no circumstances shall a fee be paid to a soliciting dealer more than once with respect to any shares of AT&T common stock. No soliciting dealer is required to make a recommendation to holders of shares of AT&T common stock as to whether to tender or refrain from tendering in this exchange offer.

     Soliciting dealers should take care to ensure proper record-keeping to document their entitlement to any solicitation fee. AT&T and the exchange agent reserve the right to require additional information, as deemed warranted in their sole discretion.

     All questions as to the validity, form, and eligibility, including time of receipt of notices of solicited tenders will be determined by the exchange agent and AT&T, in their sole discretion, which determination will be final and binding. Neither AT&T, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in a notice of solicited tender or incur any liability for failure to give such notification.

     AT&T will not pay a solicitation fee to a soliciting dealer who for any reason must transfer the fee to a tendering stockholder. Soliciting dealers are not entitled to a solicitation fee with respect to shares of AT&T common stock beneficially owned by them or with respect to any shares that are registered in the name of a soliciting dealer unless the shares are held by such soliciting dealer as nominee and are tendered for the benefit of beneficial holders. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of AT&T, the exchange agent, the information agent or the dealer manager for purposes of this exchange offer.

     AT&T will not pay any fees or commissions to any broker or dealer or any other person, other than Credit Suisse First Boston, Lehman Brothers Inc. and the soliciting dealers, for soliciting tenders of shares of AT&T common stock under this exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request made within a reasonable period of time, be reimbursed by AT&T for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

INFORMATION AGENT AND EXCHANGE AGENT

     AT&T has retained Georgeson Shareholder Services to act as the information agent and Equiserve to act as the exchange agent in connection with this exchange offer. Equiserve also currently serves as AT&T's transfer agent. The information agent may contact holders of shares of AT&T common stock by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services.

     Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of shares of AT&T common stock tendered under this exchange offer; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received and the number of account statements distributed.

     AT&T has retained certain other persons to serve as local exchange agents in connection with this exchange offer in jurisdictions outside the United States. These local exchange agents will receive reasonable compensation and other rights in connection with their services.

                PRICE RANGE AND DIVIDENDS FOR AT&T COMMON STOCK

     AT&T common stock is listed on the NYSE under the symbol "T". The following table contains, for the periods indicated, the high and low sale price per share of AT&T common stock as reported on the NYSE composite tape, and the cash dividends paid per share of AT&T common stock, as adjusted for our 3 for 2 stock split effective April 16, 1999:

                                                                           CASH DIVIDEND
CALENDAR YEAR                                       HIGH        LOW          PER SHARE
-------------                                       ----        ---        -------------
1998
  First Quarter...................................  $45 171/256 $38 1/4        $0.22
  Second Quarter..................................   44 235/256  37 107/256      0.22
  Third Quarter...................................   40 235/256  32 1/4         0.22
  Fourth Quarter..................................   52 171/256  37 117/256      0.22
1999
  First Quarter...................................   64 21/256   50 149/256      0.22
  Second Quarter..................................   63          50 1/16        0.22
  Third Quarter...................................   59          41 13/16       0.22
  Fourth Quarter..................................   61          41 1/2         0.22
2000
  First Quarter...................................   61          44 5/16        0.22
  Second Quarter..................................   58 13/16    31 1/4         0.22
  Third Quarter...................................   35 3/16     27 1/4         0.22
  Fourth Quarter (through December 21)............   30          16 1/2         0.22

     There were   holders of record of AT&T common stock as of             ,
2001.

     On October 24, 2000, the last full day of trading prior to the public announcement AT&T's intention to commence this exchange offer, the closing trading price per share of AT&T common stock as reported on the NYSE composite tape was $26 7/8.

     On           , 2001, the last full day of trading prior to the
determination of the exchange ratio the closing trading price of a share of AT&T common stock as reported on the NYSE composite tape was $ . You should obtain current market quotations for the shares of AT&T common stock before deciding whether to tender your shares of AT&T common stock. We can give no assurance concerning the market price of AT&T common stock in the future.

     On December 20, 2000, AT&T announced that it had reduced the quarterly dividend on AT&T common stock to $.0375 per share. If AT&T's board of directors declares a quarterly dividend on the AT&T common stock after commencement of this exchange offer but prior to the expiration date, it is possible that the record date for determining holders of AT&T common stock entitled to receive the dividend would be a date before the expiration date. Tendering your shares of AT&T common stock in this exchange offer will not change your status as a record holder of AT&T common stock, except with respect to those of your shares of AT&T common stock that are accepted for exchange upon completion of this exchange offer. This means that if you tender shares of AT&T common stock before the record date for a dividend, you will continue to be the record holder of those shares of AT&T common stock on the record date and you will be entitled to receive payment of the dividend if the record date is a date prior to the expiration date. In such event, the quarterly dividend would be paid to you in the normal manner and would be separate from any shares of AT&T Wireless Group tracking stock, and cash instead of fractional shares, issued to you in this exchange offer.

     Shareholders who exchange shares of AT&T common stock pursuant to this exchange offer will not be entitled to any dividends on those shares of AT&T common stock with a record date after the date on which AT&T accepts such tendered shares. Shareholders will continue to receive the regular quarterly dividend with respect to any shares of AT&T common stock that are not exchanged pursuant to this exchange offer.

               PRICE RANGE FOR AT&T WIRELESS GROUP TRACKING STOCK

     AT&T Wireless Group tracking stock is listed on the NYSE under the symbol "AWE". The following table contains, for the periods indicated, the high and low sale prices per share of AT&T Wireless Group tracking stock as reported on the NYSE composite tape.

CALENDAR YEAR                                                 HIGH        LOW
-------------                                                 ----        ---
2000
  Second Quarter (from April 28)............................  $36         $23 9/16
  Third Quarter.............................................   29 9/16     20 1/2
  Fourth Quarter (through December 21)......................   24 15/16    17 1/8

     There were   holders of record of AT&T Wireless Group tracking stock as of
          , 2001.

     On October 24, 2000, the last full day of trading prior to the public announcement AT&T's intention to commence this exchange offer, the closing trading price per share of AT&T Wireless Group tracking stock as reported on the NYSE composite tape was $21 5/8.

     On           , 2001, the last full day of trading prior to the
determination of the exchange ratio, the closing trading price per share of AT&T Wireless Group tracking stock as reported on the NYSE composite tape was
$               . You should obtain current market quotations for the shares of
AT&T Wireless Group tracking stock before deciding whether to tender your shares of AT&T common stock. We can give no assurance concerning the market price of AT&T Wireless Group tracking stock in the future.

     Since the completion of AT&T Wireless Group's initial public offering on April 28, 2000, AT&T has not paid dividends on the AT&T Wireless Group tracking stock. AT&T's board of directors does not currently expect to pay dividends on the AT&T Wireless Group tracking stock in the foreseeable future.

                             CAPITALIZATION OF AT&T

     The following table sets forth as of September 30, 2000: (a) the historical combined cash and capitalization of AT&T; (b) the combined cash and capitalization of AT&T on a pro forma basis to give effect to this exchange offer, the DoCoMo transaction and the distribution of AT&T Wireless Group. This table should be read in conjunction with the historical and pro forma financial information included or incorporated by reference into this document.

                                                               AT SEPTEMBER 30, 2000
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
Cash and cash equivalents...................................   $    316     $    311
                                                               ========     ========
Debt maturing within one year (including current maturities
  of long-term debt)........................................     32,342       26,533
Long-term debt..............................................     29,443       29,440
Common Stock:
          AT&T Common Stock, $1 par value, authorized
            6,000,000,000 shares; issued and outstanding
            3,753,642,726 shares; 3,225,642,726 shares
            issued and outstanding, as adjusted.............      3,754        3,226
          AT&T Wireless Group Common Stock, $1 par value,
            authorized 6,000,000,000 shares; issued and
            outstanding 360,648,000 shares; no shares issued
            and outstanding, as adjusted.....................        361           --
          Liberty Media Group Class A Common Stock, $1 par
            value, authorized 4,000,000,000 shares; issued
            and outstanding 2,369,760,656 shares............      2,370        2,370
          Liberty Media Group Class B Common Stock, $1 par
            value, authorized 400,000,000 shares; issued and
            outstanding 206,221,288 shares..................        206          206
Additional paid-in capital..................................     90,344       80,441
Retained earnings...........................................     10,724        3,678
Accumulated other comprehensive income......................      2,349        2,338
Total shareholders' equity..................................    110,108       92,259
Total capitalization........................................   $171,893     $148,232
                                                               ========     ========

                     CAPITALIZATION OF AT&T WIRELESS GROUP

     The following table sets forth as of September 30, 2000: (a) the historical combined cash and capitalization of AT&T Wireless Group; (b) the combined cash and capitalization of AT&T Wireless Group on a pro forma basis to give effect to the proceeds to be attributed to AT&T Wireless Group as a result of DoCoMo's investment in AT&T Wireless Group and the repayment at all intercompany indebtedness owed to AT&T as of September 30, 2000. There is no impact to AT&T Wireless Group's combined financial statements as a result of this exchange offer. This table should be read in conjunction with the historical and pro forma financial information included or incorporated by reference into this document.

                                                               AT SEPTEMBER 30, 2000
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                                   (IN MILLIONS)
Cash and cash equivalents...................................   $     5       $ 1,364
                                                               -------       -------
Debt maturing within one year (including current maturities
  of long-term debt)........................................   $   154       $   154
Long-term debt:
  Long-term debt due to AT&T................................     1,800            --
  Other(1)..................................................         4             4
                                                               -------       -------
          Total long-term debt..............................     1,804             4
Preferred stock held by AT&T................................     3,000            --
Combined equity.............................................    21,491        27,650
Accumulated other comprehensive income......................        11            11
                                                               -------       -------
          Total capitalization..............................   $26,460       $27,819
                                                               =======       =======

---------------
(1) Included in other long-term liabilities.

                                BUSINESS OF AT&T

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, local and wireless communications services, cable television and Internet communications services. AT&T also provides billing, directory assistance, and calling card services to support its communications business.

     AT&T's primary lines of business are business services; consumer services; broadband services; and wireless services. In addition, AT&T's other lines of business include network management and professional services through AT&T Solutions and international operations and ventures.

     On October 25, 2000, AT&T announced a restructuring plan to create four new companies.

     On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of that transaction. The proposed distribution is subject to receipt of a favorable tax ruling from the Internal Revenue Service. We cannot assure you that the distribution of Liberty Media Group will be completed or that changes in the distribution plan will not be made.

                        BUSINESS OF AT&T WIRELESS GROUP

OVERVIEW

     AT&T Wireless Group is one of the largest wireless service providers in the United States, based on $7.5 billion in revenue for the nine months ended September 30, 2000. Including its partnership markets, AT&T Wireless Group had nearly 15 million total subscribers as of September 30, 2000. AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service.

     AT&T Wireless Group operates one of the largest U.S. digital wireless networks. AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 97% of the U.S. population, with approximately 79% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of September 30, 2000. As of September 30, 2000, AT&T Wireless Group's built network, including partnership and affiliate markets, covered 73% of the U.S. population. This includes operations in 48 of the 50 largest U.S. metropolitan areas. By December 31, 2000, AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 75% of the U.S. population. AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where AT&T Wireless Group does not have operations. Through these roaming agreements, AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     AT&T Wireless Group historically has provided its wireless voice and data services using primarily TDMA, analog and CDPD technologies. On November 30, 2000, AT&T Wireless Group announced plans to deploy a GSM platform to facilitate the deployment of next generation technology. On the same day, it was announced that AT&T and AT&T Wireless Services entered into a binding letter agreement with DoCoMo, a Japanese wireless communications company, for DoCoMo's investment in AT&T representing an economic interest in the AT&T Wireless Group and for the formation of a strategic alliance with AT&T Wireless Group to develop the next generation of mobile multimedia services for global-standard, high-speed wireless network. The parties signed final agreements for this investment on December 20, 2000.

     AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service.

AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of September 30, 2000, AT&T Wireless Group had upgraded 99% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of September 30, 2000, over 87% of AT&T Wireless Group's consolidated subscribers used digital services, accounting for over 94% of its traffic. AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding AT&T Wireless Group.

     AT&T Wireless Group markets its products and services primarily under the AT&T brand name. AT&T Wireless Group believes that AT&T's widely recognized brand has increased consumer awareness of, and confidence in, AT&T Wireless Group's products and services.

     On October 25, 2000, AT&T announced plans to restructure its major business units such that each will be represented either by a tracking stock or, as in the case of AT&T Wireless Group, an asset-based common stock. This section describes primarily the business of AT&T Wireless Group prior to the implementation of AT&T's restructuring plan.

AT&T WIRELESS GROUP

     AT&T Wireless Group tracking stock is currently a tracking stock of AT&T designed to reflect the separate economic performance of AT&T Wireless Group. Except as described below, AT&T attributes all of AT&T's current wireless operations to AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     AT&T Common Stock Group initially retained:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     Prior to the spin-off, we currently intend to include all future wireless activities in AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to AT&T Wireless Group or to the rest of AT&T or dispose of or transfer businesses or assets of either group. Following the spin-off, we expect AT&T Wireless Services to own substantially the same assets that were attributed to the AT&T Wireless Group immediately prior to the spin-off.

     AT&T Common Stock Group currently offers and is expected to continue to be able to offer wireless services under sales agency or other arrangements with AT&T Wireless Group. These transactions are described in more detail below and, up to now, have been implemented under AT&T Wireless Group policy statement. We expect to enter into new arrangements between AT&T and AT&T Wireless Services in connection with the spin-off.

ARRANGEMENTS BETWEEN AT&T COMMON STOCK GROUP AND AT&T WIRELESS GROUP

     AT&T has sought to manage AT&T Common Stock Group and AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups. Following the issuance of AT&T Wireless Group tracking stock, AT&T Wireless Group has been able to:

     - use the powerful AT&T brand name on the same basis as any other AT&T business,

     - use AT&T's sales force through cross marketing arrangements and through bundled offers, as may be agreed by AT&T and AT&T Wireless Group, of wireless with the services of other AT&T businesses,

     - use AT&T's intellectual property and technology, and

     - benefit from AT&T's favorable purchasing contracts with major network and equipment suppliers.

     The relationship between the two groups has been governed by AT&T Wireless Group policy statement, including the process of fair dealing described under "Relationship Between AT&T Common Stock Group and AT&T Wireless Group Prior to the Spin-Off -- AT&T Wireless Group Policy Statement -- General Policy." Although our board of directors has no present intention to do so, it may modify, suspend or rescind the policies set forth in the AT&T Wireless Group policy statement, adopt additional policies or make exceptions to existing policies, at any time, without the approval of our shareholders, subject to limitations we describe under "Relationship Between AT&T Common Stock Group and AT&T Wireless Group Prior to the Spin-Off -- AT&T Wireless Group Policy Statement" and our board of directors' fiduciary duties.

     In the event of the spin-off, the assets and liabilities of AT&T Wireless Group are expected to be transferred to AT&T Wireless Services, a subsidiary of AT&T that currently holds a substantial amount of the assets of AT&T Wireless Group. If specified conditions are satisfied, we expect AT&T Wireless Services to be an independent company by mid-2001. The specific terms and conditions of the spin-off of AT&T Wireless Services will be governed by a separation and distribution agreement entered into among AT&T and AT&T Wireless Services. In addition, we expect that AT&T and AT&T Wireless Services will enter into a number of other agreements in connection with the spin-off, which would govern the parties' relationship. For more information on the spin-off and the relationship between AT&T and AT&T Wireless Services after the spin-off, please see "The Spin-Off" on page 113 and "Relationship Between AT&T and AT&T Wireless Services Following the Spin-Off" on page 118.

INDUSTRY OVERVIEW

  General

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, enhanced specialized mobile radio services, PCS and fixed wireless services. The FCC licenses the radio frequency used to provide each of these applications.

     Since its introduction in 1983, wireless service has grown dramatically. As illustrated by the following chart, domestic cellular, enhanced specialized mobile radio and PCS providers experienced average annual rates of growth of 23% and 29% in revenues and subscribers, respectively, over the five-year period from 1994 to 1999.

                         WIRELESS INDUSTRY STATISTICS*

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Total service revenues (in
  billions)..........................  $14.2     $19.1     $23.6     $27.5     $33.1     $   40.0
Ending subscribers (in millions).....   24.1      33.8      44.0      55.3      69.2         86.0
Subscriber growth....................   50.8 %    40.0 %    30.4 %    25.6 %    25.1 %       24.3%
Average monthly service revenue per
  subscriber, including roaming
  revenue............................  $59.08    $54.91    $50.61    $46.11    $44.35    $   42.96
Average monthly service revenue per
  subscriber, excluding roaming
  revenue............................  $51.48    $47.59    $44.66    $41.12    $39.66    $   38.50
Ending penetration...................    9.4 %    13.0 %    16.3 %    20.2 %    25.1 %       30.9%

---------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

  Recent industry trends

     The growth in the wireless communications industry has been shaped by a number of industry trends that are likely to continue in the near future.

     Expanding penetration fuels network optimization. The U.S. wireless industry has experienced an increase in absolute subscriber additions and wireless penetration levels. For example, the number of ending subscribers increased by 8.1 million in 1994 and by 16.8 million in 1999 at the same time as penetration grew from 9.4% to 30.9%, respectively. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over greater numbers of users, thereby optimizing network usage. Wireless penetration in other developed nations, particularly in Western Europe and Japan, is currently substantially higher than in the United States. The experience of wireless providers in these developed nations has shown that the market for wireless services has an inflection point with regard to subscriber penetration whereby the number of subscribers and penetration accelerates as wireless service usage becomes more ubiquitous. In addition, those same international wireless providers have experienced growth in earnings before interest, taxes, depreciation and amortization, or EBITDA, at a greater rate than subscriber growth as network usage increases. AT&T Wireless Group believes that the U.S. wireless industry is approaching a similar inflection point in subscriber penetration and is likely to develop along the same path as international wireless industries have developed.

     Rate simplification eases customer choice and drives consolidation. AT&T Wireless Group has led the industry in simplifying customer choice through pricing plans. In May 1998, AT&T Wireless Group revolutionized the industry by offering AT&T Digital One Rate service, which, for the first time, charged one rate with no separate roaming or long distance fees for domestic calls across the United States. In addition, AT&T Wireless Group has introduced a simplified national prepaid wireless service that provides wireless communications to customers with no long-term contract, credit check, deposit or bill. AT&T Digital One Rate, prepaid wireless, and similar plans by other service providers have increased wireless penetration in the United States. AT&T Wireless Group believes that the introduction of other simplified, targeted rate plans, including prepaid products, will continue to increase wireless penetration. In addition, because roaming costs to the wireless provider can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions, thus driving consolidation.

     Declining costs of service results in mass market availability. As the cost of wireless service has declined, it has become, in an extremely short period of time, a mass market product rather than a luxury good. AT&T Wireless Group expects that competition in each wireless market will continue to lead to further price declines, which should make wireless service available to an even greater number of potential users. Experience indicates that this widespread usage will in turn cause even more people to use wireless services, especially as the price of wireless service declines relative to the price of wireline service. AT&T Wireless Group believes that these developments are likely to drive continued growth in the wireless communications industry.

     Digital service increases utility and functionality of wireless services. Technological advancements, from longer battery life to improved voice quality, have begun to make wireless service increasingly comparable to wireline communications. Additionally, customers have begun to expect custom calling features that are similar to those available on a wireline network. Digital service, as opposed to analog service, permits wireless providers to offer these types of enhanced services to users. Wireless providers will need to continue to invest in network upgrades to offer advanced services in order to attract and retain subscribers.

     Wireless data applications will drive expanded wireless usage. Existing and new wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services offerings. Historically, these services predominantly have been used to date to carry corporate data applications. AT&T Wireless Group has been a leader in this emerging market. Data network coverage is now available using its CDPD packet data network in over 60% of AT&T Wireless Group's voice network footprint, which AT&T Wireless Group believes provides a critical advantage in the cost-effective provision of wireless data services. In addition to CDPD technology, AT&T Wireless Group has announced plans to deploy GPRS and third generation technologies capable of greater data speeds.

     The introduction of new applications for corporate and consumer users, such as mobile originated short message services, access to email, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the growth for wireless data network services. To this end, enabling technologies, such as wireless access protocol, or WAP, provide an environment that encourages developers to create innovative data services for wireless networks. In addition, applications, such as email, instant messages, banking, wireless portals and web services, are being developed and marketed. AT&T Wireless Group believes that the development and deployment of so called "third generation" wireless networks will drive further growth in wireless data services and applications due to increased capacity, speed and lower costs.

BACKGROUND

     AT&T Wireless Group has licenses to use four portions of the radio spectrum that the FCC has made available for the transmission of voice and data signals:
850 megahertz, 1900 megahertz, 2.3 gigahertz and 38 gigahertz.

     AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. AT&T Wireless Group does not manage its business for these spectrums separately. Rather, AT&T Wireless Group manages its business to provide network coverage irrespective of the spectrum. From a marketing and operational perspective, AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum.

     The 850 megahertz wireless markets originally used analog based systems, although digital technology has been introduced in most markets. As of September 30, 2000, AT&T Wireless Group had upgraded 99% of its 850 megahertz markets to digital based systems. The 1900 megahertz markets all are digital based.

     AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 97% of the U.S. population. As shown in the table below, as of September 30, 2000, approximately 79% of the U.S. population were covered by at least 30 megahertz of wireless spectrum:

                                                                                  NUMBER OF
                                                   LICENSED                      TOP 50 U.S.
                                                     POPS         % OF TOTAL      LICENSED
SPECTRUM                                        (IN MILLIONS)*    U.S. POPS**      MARKETS
--------                                        --------------    -----------    -----------
10 megahertz..................................        27              9.8%            2
20-25 megahertz...............................        22              7.8%            2
30 megahertz or greater.......................       221             79.3%           46
          Total...............................       270             96.9%           50

---------------
 * Includes partnership and affiliate markets.

** Based on total U.S. population of 278 million.

     Analog systems currently have several limitations, including comparative lack of privacy and limited capacity. However, analog handsets are compatible with all analog systems in all markets within the United States.

     Second generation digital systems in the U.S., whether in the 850 megahertz or 1900 megahertz spectrum, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions.

     Second generation digital systems use one of three principal signal transmission technologies, or standards, none of which is compatible with the others:

     - TDMA, or time division multiple access,

     - CDMA, or code division multiple access, or

     - GSM, or global system for mobile communications.

     AT&T Wireless Group believes that three of the five recognized advanced digital signal transmission technologies, or standards, which are in various stages of development, have more commercial momentum than the remaining two. These three are:

     - EDGE, or enhanced data for global evolution,

     - CDMA 2000, and

     - UMTS, or universal mobile telecommunications systems.

These so-called "third generation" or "3G" technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. Widespread deployment of 3G technology is expected to occur in the industry beginning in 2002. A fourth technology, GPRS, or general packet radio service, is generally considered to be an interim step between current and 3G technologies. GPRS standards have been developed by recognized standards-setting bodies, and there has been some commercial deployment by carriers outside the U.S. and some U.S. carriers have announced plans to deploy GPRS. EDGE standards also are complete but equipment is still under development and AT&T Wireless Group is not aware of any commercial deployment. UMTS standards address more complex data applications and are not yet complete, but equipment development has begun. UMTS is expected to be initially available in Japan in 2001, in Europe in 2002 and subsequently in North America. UMTS is also known as WCDMA. Some carriers have selected CDMA 2000 as their path to wideband data applications, as an alternative to the GPRS/EDGE/UMTS path selected by AT&T Wireless Group. Despite the similarity of the acronyms, CDMA 2000 and WCDMA are not compatible.

     AT&T Wireless Group selected TDMA as its second generation digital wireless standard, although it does operate a small number of CDMA markets that were operating that technology when AT&T Wireless Group acquired them. AT&T Wireless Group offers its subscribers tri-mode handsets that permit the user to access both its analog and digital TDMA systems, whether operating in 850 megahertz or 1900 megahertz spectrum. AT&T Wireless Group also has plans to deploy third generation technologies to enhance both voice and data services.

     AT&T Wireless Group also has licenses to provide communications services utilizing 38 gigahertz digital spectrum in 156 geographic areas covering a total population of approximately 220 million and including more than 80 of the largest 100 metropolitan markets. These licenses were acquired in large part through AT&T's acquisition of Teleport Communications Group Inc.

     AT&T Wireless Group has also acquired licenses for radio spectrum in the
2.3 gigahertz range. AT&T Wireless Group expects to use this spectrum for its fixed wireless operations.

STRATEGY

     AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communication services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States and internationally. AT&T Wireless Group believes that the following are key elements to enable it to meet its goal:

     - continue the expansion of its digital network to add capacity, improve quality and provide consistent features regardless of location,

     - continue to lower its operating costs and improve capital efficiency by expanding its digital, mobile wireless network and increasing the use of more efficient channels of distribution,

     - deploy a GSM platform as the basis for implementation of third generation services, including GPRS, EDGE and, ultimately, UMTS,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenue,

     - use the benefits of AT&T Wireless Group's relationship with and use of the resources of AT&T, including the use of AT&T brand and, when appropriate, AT&T's distribution channels and cross marketing opportunities, and

     - take advantage of its existing wireless spectrum, digital network, customer base and the AT&T brand with new growth initiatives, including wireless data and fixed wireless opportunities.

  Continue the expansion of its digital network

     AT&T Wireless Group believes it is competitively critical to expand and improve its network coverage footprint, as well as to increase capacity in existing TDMA markets, in order to provide coverage throughout the nation, and offer consistent features regardless of location. AT&T Wireless Group regularly monitors quality and identifies specific areas in existing markets where calls may be dropped or transmission quality is sub-optimal. As a result, AT&T Wireless Group has taken a number of steps to increase its network coverage, including the purchase of 1900 megahertz PCS licenses, to accelerate digital build outs in 850 megahertz and 1900 megahertz markets, to increase the capacity of its TDMA network, and to acquire or partner with other wireless providers. AT&T Wireless Group, including its partnership and affiliate markets, currently has licenses covering 97% of the U.S. population, with approximately 79% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of September 30, 2000. In addition, in many of its markets, AT&T Wireless Group possesses licenses for both 850 megahertz and 1900 megahertz spectrum. In each market in which AT&T Wireless Group is not currently operating, AT&T Wireless Group evaluates the benefits and costs of building out its license versus acquiring or partnering with other experienced wireless providers before it decides on the appropriate method of expanding into that market. The timing of these decisions depends upon a variety of factors, including the size of the prospective market, the location of the market relative to other AT&T Wireless Group markets, the economics of existing roaming agreements and anticipated industry developments.

     Digital build out. AT&T Wireless Group has aggressively pursued the build out of its digital network. In the years ended December 31, 1997, 1998 and 1999, capital expenditures for build out of owned and operated 1900 megahertz licenses and to increase capacity, improve quality and upgrade to digital in 850 megahertz markets totaled $1,514 million, $1,029 million and $2,333 million, respectively. As of September 30, 2000, AT&T Wireless Group had upgraded 99% of its 850 megahertz markets to digital based systems. As of September 30, 2000, TDMA or other digital systems covering 61% of AT&T Wireless Group's 155 million 1900 megahertz licensed POPs, including affiliates, were in service in those markets.

     Acquisitions. AT&T Wireless Group has and will expand its digital mobile wireless network through acquisitions when it is economic to do so. For example, on May 3, 1999, AT&T Wireless Group acquired Vanguard Cellular Systems, Inc., an independent operator of wireless telephone systems in the United States with approximately 6.9 million potential customers and over 700 thousand subscribers as of the date of acquisition. Vanguard served 26 markets in the Eastern United States, including the Mid-Atlantic and Ohio Valley Super Systems and the New England metro-clusters. In addition, in August 1999, AT&T Wireless Group acquired Honolulu Cellular Telephone Company, a provider of cellular services covering Oahu, Hawaii with approximately 900 thousand potential customers and over 125 thousand subscribers as of the date of its acquisition.

     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation. AT&T contributed its interest in the joint venture to AT&T Wireless Group as of the date of the acquisition. This acquisition increased AT&T Wireless Group's coverage in New York State and several mid-west markets by adding approximately 450 thousand subscribers as of the acquisition date. Further, in June 2000, AT&T Wireless Group purchased the assets of Wireless One Network, L.P., including wireless systems in northwest and southwest Florida covering a population base of 1.6 million potential customers and serving approximately 190 thousand subscribers as of the acquisition date.

     In June 2000, AT&T Wireless Group announced that it had agreed to acquire wireless systems in Houston and San Diego, as well as the remaining 50% interest that it did not own in CMT Partners, which operates a wireless system in the San Francisco Bay Area. The AT&T Wireless Group closed the CMT Partners transaction on June 29, 2000. CMT Partners covers a population base exceeding 7 million potential customers and, as of June 30, 2000, served nearly 1 million subscribers. On September 29, 2000, AT&T Wireless Group closed the acquisition of the San Diego Wireless System, which covers a population base of 3 million potential customers. Also, during the third quarter of 2000, AT&T Wireless Group acquired a wireless system on the big island of Hawaii. Combined, the San Diego and Hawaii markets served more than 180 thousand subscribers as of September 30, 2000. AT&T Wireless Group expects to close the acquisition of the Houston wireless system during December 2000.

     On October 2, 2000, AT&T Wireless Group acquired a wireless system in Indianapolis, Indiana, which covers a population base of approximately 3 million potential customers, and served approximately 100 thousand subscribers as of the acquisition date.

     On November 13, 2000, AT&T Wireless Group acquired wireless systems in several New England Markets. These New England wireless systems acquired cover a population base of nearly 2 million potential customers and served approximately 38 thousand subscribers as of the acquisition date.

     Establish partnerships and affiliates. AT&T Wireless Group also will continue to establish local market partnerships and affiliates with other wireless operators in order to accelerate the build out of its digital mobile wireless network. In addition to existing partnership arrangements for its 850 megahertz markets, AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage. Key partnerships and affiliates include the following:

                                                                              850 OR 1900
                                                                               MEGAHERTZ    LICENSED POPS     OWNERSHIP
ENTITY             PARTNER OR AFFILIATE           MARKETS COVERED*              MARKET      (IN MILLIONS)*   PERCENTAGE*
------             --------------------           ----------------            -----------   --------------   -----------
PARTNERSHIPS

AB Cellular**      BellSouth             Los Angeles, California; Houston         850            19.9           55.6%
                     Corporation         and Galveston, Texas

                                                                              850 OR 1900
                                                                               MEGAHERTZ    LICENSED POPS     OWNERSHIP
ENTITY             PARTNER OR AFFILIATE           MARKETS COVERED*              MARKET      (IN MILLIONS)*   PERCENTAGE*
------             --------------------           ----------------            -----------   --------------   -----------
American Cellular  Dobson                Rural service areas in Minnesota,        850             5.3           50.0%
  Corporation        Communications      New York, Wisconsin, Kentucky,
                     Corporation         Ohio, Michigan, Pennsylvania,
                                         Tennessee and West Virginia;
                                         metropolitan service areas of
                                         Duluth, Minnesota; Orange County
                                         and Poughkeepsie, New York; Eau
                                         Claire and Wausau, Wisconsin; and
                                         Alton, Illinois
AFFILIATES

Cincinnati Bell    Cincinnati Bell       Cincinnati and Dayton, Ohio             1900             3.4           19.9%
  Wireless, LLC      Wireless, LLC

TeleCorp PCS,      Telecorp PCS Inc.     Markets in Puerto Rico and the U.S.     1900            15.0           17.6%
  Inc. ***                               Virgin Islands, Louisiana,
                                         Arkansas, Tennessee, Massachusetts,
                                         New Hampshire, Missouri and
                                         Kentucky, including San Juan, New
                                         Orleans, Baton Rouge, Memphis,
                                         Little Rock, Manchester, Concord,
                                         Nashua, Worcester, Cape Cod and
                                         Martha's Vineyard

Tritel, Inc.***    Tritel, Inc.          Markets in Mississippi, Kentucky,       1900            14.7           21.6%
                                         Tennessee, Alabama and Georgia,
                                         including Jackson, Vicksburg,
                                         Nashville, Knoxville, Clarksville,
                                         Chattanooga, Dalton, Huntsville,
                                         Mobile, Montgomery, Birmingham,
                                         Louisville and Lexington

Triton PCS, Inc.   Triton PCS, Inc.      Markets in North Carolina, South        1900            13.2           16.8%
                                         Carolina, Georgia, Virginia,
                                         Tennessee and Kentucky, including
                                         Fayetteville, Hickory, Wilmington,
                                         Myrtle Beach, Charleston, Columbia,
                                         Hilton Head, Florence, Augusta,
                                         Savannah, Athens, Norfolk, Richmond
                                         and Roanoke

Edge Wireless,                           Markets in Oregon, Idaho,               1900             1.2           40.0%
  LLC                                    California and Wyoming

---------------
  * As of September 30, 2000.

 ** In November 1998, AT&T Wireless Group and BellSouth combined their jointly owned cellular properties in Los Angeles, Houston and Galveston, plus cash, to form AB Cellular Holding, LLC, which owns, controls and supervises all three properties. AT&T Wireless Group anticipates that, in the fourth quarter of 2000, the AT&T Wireless Group will relinquish all of its 55.6% equity interest in this joint venture in exchange for all of the net assets of the Los Angeles property currently held by AB Cellular.

*** In November 2000, TeleCorp PCS, Inc. announced completion of its acquisition of Tritel, Inc. As a result of completion of the transaction, AT&T Wireless Group owns approximately 23% of the combined entity.

  Continue to lower its operating costs and improve capital efficiency by expanding its digital mobile wireless network and increasing the use of more efficient channels of distribution

     AT&T Wireless Group believes that its success also will depend in large part on its ability to continue to lower its operating costs in order to have the flexibility to offer various pricing plans and to be cost competitive. AT&T Wireless Group already has taken a number of steps to lower its operating costs associated with providing network service, and is taking a number of initiatives to lower its marketing and sales costs.

     Lower unit network costs and capital requirements. As described above, AT&T Wireless Group is expanding its footprint across the United States. AT&T Wireless Group pays other wireless providers negotiated roaming rates when AT&T Wireless Group customers make or receive wireless calls when located in other approved wireless providers' coverage areas. Because roaming costs to the wireless provider can be significant or exceed the amount charged to the subscriber, it is extremely advantageous to be able to provide services on AT&T Wireless Group's network. As it builds out its network to achieve these roaming savings, AT&T Wireless Group purchases equipment from multiple vendors and aggressively negotiates with each vendor for volume discounts, in order to reduce cost.

     In the interim, AT&T Wireless Group has been able to reduce roaming charges significantly. The AT&T Wireless Group has been able to negotiate favorable roaming rates with most wireless providers across the United States based upon volume and growth. In addition, the AT&T Wireless Group's proprietary Intelligent Roaming Data Base, or IRDB, directs wireless subscribers to preferred service providers whenever they travel outside their wireless home-coverage area. The IRDB maintains a list of wireless carriers and their frequency bands, ranked by priority. This is designed to provide service in more areas at favorable roaming rates. The updated IRDB is downloaded over the air into each digital multi-network phone periodically. During the IRDB process, the wireless phone scans all bands to determine which service providers are available. The phone registers, or "locks on," immediately if it finds sufficiently strong AT&T Wireless Group service, the top priority. If AT&T Wireless Group does not offer service in the area, the IRDB instructs the phone to search for an affiliate or a partner service provider. When an affiliate or a partner is not available, the phone scans for a "favored" service provider, one that is preferred over a carrier not categorized in the IRDB.

     Lower marketing and sales expense. AT&T Wireless Group has begun a number of initiatives designed to lower its customer acquisition cost, as well as its customer care expenses. For example, AT&T Wireless Group has been actively seeking lower cost distribution channels for its products and services. AT&T Wireless Group is increasing the number of its company-owned stores, which are one of the lowest cost channels for distributing and signing up customers. As of September 30, 2000, there were approximately 460 company-owned stores throughout the United States. In addition, in June 1999, AT&T Wireless Group began using the Internet as a vehicle for customer acquisition, as well as for customer care. In addition to allowing customers to sign up for wireless services over the Internet, resulting in a lower cost to add a new subscriber to AT&T Wireless Group than other channels, subscribers can access their account and obtain answers to routine inquiries that would otherwise require a customer care representative. Since its introduction, the number of visits to the AT&T Wireless Group's Internet site has grown to approximately 2.7 million per month as of October 2000.

  Deploy a GSM Platform to Implement Third Generation Services

     Third generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. In order to be successful, any third generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage.

     Starting in the second half of 2001, AT&T Wireless Group plans to deploy a GSM platform for GPRS, EDGE, and subsequently UMTS data services, as well as associated voice services. This platform, which will be deployed as an overlay on AT&T Wireless Group's second generation voice network, will provide a cost-effective means for AT&T Wireless Group to offer customers of a wide range of data service offerings earlier than previously planned. Much of the GSM and GPRS equipment for this overlay network is technologically mature and readily available in the market today from a highly competitive source of supply. In the longer
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term, this platform is expected to provide multi-media services using the anticipated global standard of UMTS.

     AT&T Wireless Group plans to sell phones combining TDMA and GSM/GPRS/EDGE technology, which would provide customers the benefit of access to AT&T Wireless Group's current voice network as well as the new high-speed data services. AT&T Wireless Group is in discussions with manufacturers to develop phones compatible with such services, based on industry specifications. When these new data services become available, AT&T Wireless Group will be able to sell GSM/GPRS and EDGE devices in a variety of forms (e.g., phones, PDAs, laptops), to address a broad range of customer needs. The eventual deployment of UMTS in AT&T Wireless Group's network is expected to enable the transmission of multimedia services (e.g., streaming audio and video) to customer devices.

     AT&T Wireless Group plans to make GPRS available starting in 2001, and EDGE is expected to be available in 2002. AT&T Wireless Group currently plans to deploy UMTS technology beginning in 2003, depending on the availability of network equipment and customer devices.

     Due to its broad international acceptance, the GSM platform equipment needed is readily available in the market. The overlay strategy also will allow AT&T Wireless Group to utilize its existing cell site facilities and spectrum. Because of these efficiencies, the AT&T Wireless Group expects that its network capital expenditures over the period of deployment associated with the high speed data technology in its third generation plans will be only modestly greater than its earlier third generation migration plan, but may occur in earlier periods.

     The customer benefits of this strategy include earlier availability of a broad array of high-speed data services and devices, and enhanced international roaming capability. Overall, this strategy provides AT&T Wireless Group an opportunity for more rapid and greater penetration of the wireless data market than previously planned.

 Target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenue

     AT&T Wireless Group believes that one key to success in the wireless industry is the ability to target customer segments and provide offers that match the needs of those segments. Certain segments respond to pricing plans tailored to their usage patterns while other segments are more attuned to customized service features. AT&T Wireless Group has been a leader in differentiating its services through its use of targeted offerings and its introduction of new features and services.

     AT&T Digital One Rate service. In May 1998, AT&T Wireless Group introduced its AT&T Digital One Rate service, which targets high value customers (i.e., customers that spend over $60 per month on wireless services) who travel frequently and make frequent long distance calls. In August 2000, AT&T Wireless Group introduced six new AT&T Digital One Rate calling plans, giving customers more minutes for the same monthly charge. The introduction of AT&T Digital One Rate service redefined the industry by charging one rate with no roaming or long distance fees for domestic calls across the United States.

     AT&T Regional Advantage and AT&T Digital Advantage services. AT&T Wireless Group has created other service plans because it believes there are other opportunities to segment the market with simplified pricing plans. AT&T Regional Advantage is designed for mobile individuals who travel across a multi-state, regional calling area. When traveling in the regional area customers pay no roaming or domestic long distance charges. This program addresses customers that frequently travel to neighboring states, but do not travel across the nation. AT&T Wireless Group also offers AT&T Digital Advantage for customers that spend most of their time within a local area. AT&T Digital Advantage offers these customers a large number of local minutes to use in their home calling area.

     AT&T group plans. AT&T has developed offers for groups that are in frequent contact with a predetermined number of other wireless subscribers. For consumers, AT&T Wireless Group developed the AT&T Family Plan. With the AT&T Family Plan, each family member has his or her own wireless number that allows for unlimited calls between wireless numbers on the account within the defined family calling area.
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The family's charges are then provided on a single wireless bill. For businesses, AT&T Wireless Group offers AT&T Group Calling, the wireless industry's first business offer with unlimited calling among a wireless group of five to 200 subscribers and to as many as five wireline numbers within a designated group calling area. AT&T Group Calling is designed for local, mobile businesses, such as sales and service, delivery and distribution, dispatch and contractors, that operate within a specific geographic area.

     Wireless Office Service. Wireless Office Service integrates wireless phones into a company's office, campus or plant telephone network. Calls to and from the wireless phone can be routed through a company's network as if the calls were being made from or received on a desk phone. Users can receive calls dialed to their desk phone on their wireless phone when the user is within the expanded AT&T Wireless Group's network. Wireless Office Service provides one number call delivery, four-digit dialing, enhanced radio frequency coverage and low flat-rate billing for airtime usage within a customer's office, campus or plant.

     AT&T Corporate Digital Advantage program. The AT&T Corporate Digital Advantage program was created for large and middle sized businesses. This program combines simplified wireless purchasing and management with nationally consistent service, airtime, and equipment pricing in all AT&T Wireless Group markets.

     Prepaid Wireless Services. AT&T Wireless Group recently launched a new and improved prepaid wireless program. AT&T Wireless Group markets the prepaid program under two product names, depending upon the target segment. Free2Go Wireless from AT&T Wireless Group targets the youth market, while AT&T Prepaid Advantage targets the mass market. Both offer digital prepaid wireless service as a pay-in-advance wireless product that provides wireless communications to customers with no annual contract, no credit check, no deposit and no monthly bill. In addition, both offer customers the choice of a Local or National Calling Plan, the ability to use any compatible digital multi-network phone, access to enhanced digital PCS features, and both plans include domestic long distance for all calls placed in the United States. AT&T Wireless Group prepaid wireless service is designed to meet the needs of customers that want to manage their expenses, prefer to pay in cash, lack credit or have difficulty obtaining credit.

     Enhanced features. AT&T Wireless Group has been an industry leader in the migration of subscribers from analog to digital service. At the present time, over 94% of AT&T Wireless Group's traffic is digital, which AT&T Wireless Group believes is substantially greater than the industry average, excluding AT&T Wireless Group. The ability to migrate customers to digital service has permitted AT&T Wireless Group to further differentiate its wireless offerings through enhanced features. During October 2000, AT&T Wireless Group announced the launch of AT&T Text Messaging service, otherwise known as two-way SMS. AT&T Text Messaging service allows subscribers to send and receive short text messages from their compatible phones. AT&T Wireless Group offers custom calling services, such as voice mail, call forwarding, call waiting and three-way calling to all of its customers. The digital network allows AT&T Wireless Group to offer enhanced features to its customers, including extended battery life, message waiting indicator, text messaging and caller ID. It also offers a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number is sought without hanging up and redialing.

  Use the benefits of AT&T Wireless Group's relationship with AT&T

     AT&T Wireless Group believes that its relationship with AT&T has provided it with significant competitive advantages. As part of the spin-off, AT&T and AT&T Wireless Group expect to enter into certain contracts and other arrangements which after the spin-off will be intended to continue many of the advantages enjoyed by AT&T Wireless Group before the spin-off. For more information, please see "The Spin-Off" on page 113 and "Relationship between AT&T and AT&T Wireless Services following the "Spin-Off" on page 118. These continued advantages may include:

     - use of the powerful AT&T brand name substantially in the same manner as has been used by AT&T Wireless Group up to now,

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     - an opportunity to use AT&T sales force through cross marketing arrangements and, where appropriate, through bundled offers, as may be agreed by AT&T and AT&T Wireless Group, of wireless with services of other AT&T businesses,

     - use of specified AT&T intellectual property and technology on license terms as of the time of the spin-off,

     - use of the AT&T network on contractual terms, and

     - potential benefits from certain of AT&T's purchasing contracts with suppliers where already permitted by existing contracts or where arrangements can be made with such suppliers.

     AT&T brand. The AT&T brand is one of the best known and respected brand names in the United States. AT&T Wireless Group believes that the AT&T brand positively impacts consumer awareness of, and confidence in, AT&T Wireless Group's products and services. In addition, as competition in the wireless communications industry intensifies, AT&T Wireless Group believes that the power of a strong national brand plays an increasingly important role in consumers' purchasing decisions.

     Marketing. AT&T Wireless Group believes that its relationship with AT&T Common Stock Group has and can continue to provide substantial marketing advantages. AT&T Wireless Group will be able to enter into cross marketing relationships with the AT&T sales force whereby AT&T's customers can be solicited for wireless services. In addition, both AT&T Common Stock Group and AT&T Wireless Group will have the opportunity to cooperate in bundled offers of services designed for targeted markets.

     Technology. AT&T Wireless Group will continue to have the advantage of being able to use not only its intellectual property and technology but also, under license terms as of the time of the spin-off, specified AT&T's proprietary intellectual property and technology as well as specified intellectual property that AT&T has the right to use through licensing or other arrangements.

     Purchasing power. AT&T is one of the largest communications carriers in the world, and, as such, has substantial leverage in the industry with major equipment and other suppliers. AT&T's ability to purchase large amounts of goods has enabled it to obtain favorable pricing and other terms with those suppliers. Through contractual and other arrangements, AT&T Wireless Group may be able to participate in certain of AT&T's supplier arrangements either directly or in making its own purchasing arrangements where those arrangements allow for this and the vendors agree to this. In addition, AT&T Wireless Group has already developed its own relationships with many of these vendors and believes that it will be able to effectively negotiate independent agreements where necessary or appropriate.

 Take advantage of wireless spectrum, digital networks, customer base and brand with new growth initiatives, including wireless data and fixed wireless opportunities

     AT&T Wireless Group has been an industry leader in developing new growth initiatives that take advantage of its existing wireless spectrum, digital networks, customer base and brand. Working with AT&T Labs and outside vendors, AT&T Wireless Group has targeted two growth areas for near-term expansion: wireless data and fixed wireless.

  Wireless Data

     AT&T Wireless Group has been an industry leader in wireless data services since it introduced the first packet-switched data network in March 1995, using CDPD technology. AT&T Wireless Group's CDPD network currently covers 104 million POPs. AT&T Wireless Group's CDPD customers can also roam on the CDPD networks of other wireless providers. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched CDPD service is a significantly more cost effective means of sending data for the majority of applications because it allows a channel to be shared by many users. AT&T Wireless Group believes that its early introduction of packetized wireless data services

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provided it with a first mover advantage that significantly contributed to its current leadership position. AT&T Wireless Group also believes that its successful deployment and operation of a wireless data network, and its competitive position in that market, will provide it significant advantages in the deployment of GPRS, third generation networks and advanced data applications and services.

     The development of compelling data applications will be critical to the growth in usage of wireless data network services. AT&T Wireless Group is developing such applications as well as supporting applications developed by third parties. AT&T Wireless Group expends considerable effort to sign up corporate customers to carry its applications because these customers exhibit lower churn and often provide relatively high revenue per subscriber. Examples of these applications include those for public safety, dispatch, wireless credit card validation and automated vehicle location. In addition, AT&T Wireless Group has launched its consumer data service known as "AT&T Digital PocketNet(SM)" service. This service provides customers with access to the wireless Internet, including wireless web sites providing content, shopping services and other Internet-based services such as email and personal calendars. Because of the efficiencies in using its packet-based data network, AT&T Wireless Group has been able to offer this service at flat rates to customers who also subscribe to a certain wireless voice calling plan.

     New devices are now driving the development of applications targeted more broadly to consumers. These include applications involving hand held devices, like the Palm Vx units, as well as those involving phones and laptop computers. Applications that are currently available allow users to access their personal information, including contact lists and calendars, as well as email, Internet content and two-way messaging services. Additionally, AT&T Wireless Group has introduced new applications including e-commerce and shopping services. By providing or facilitating these applications, AT&T Wireless Group believes it can generate new revenue streams and develop personalized relationships with its customers.

     AT&T Wireless Group expects that the development and introduction of third generation networks will drive wireless data usage growth by offering greater bandwidth and network coverage at lower costs. For its third generation strategy, AT&T Wireless Group has decided to deploy a GSM platform that will facilitate the implementation of GPRS, EDGE and, subsequently, UMTS data services. This entails installing an overlay of new equipment in existing and new base stations as the GSM platform and GPRS, EDGE and UMTS capabilities are successively introduced. AT&T Wireless Group expects to first make GPRS service available in 2001 and EDGE service available in 2002. AT&T Wireless Group expects to make UMTS service available in 2003, assuming availability of network equipment and customer devices.

     In the fourth quarter of 2000, AT&T Wireless Services and AT&T entered into a binding letter agreement with DoCoMo, a Japanese wireless communications company, for DoCoMo's investment in AT&T representing an economic interest in AT&T Wireless Group and for the formation of a strategic alliance. The parties signed final agreements for this investment on December 20, 2000. For more information, please see "Recent Developments -- DoCoMo Strategic Investment" on page 40. AT&T Wireless Group and DoCoMo will form a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. AT&T Wireless Group will create a new, wholly owned subsidiary to develop multimedia applications for its current network and a new, high-speed wireless network built to global standards for third generation services, such as graphic presentation of data, video e-mail, high quality music downloads and streaming audio and video. Both AT&T Wireless Services and DoCoMo will share technical resources and support staffing of the new subsidiary. In addition, AT&T Wireless Group will be able to license from DoCoMo, without additional payment, rights to DoCoMo's "i-mode" technology and related technology as long as the relationship is in effect and for 18 months thereafter. AT&T Wireless Group and DoCoMo will also become partners in the U.S. and Japan for handling the roaming traffic in each other's network. Subject to some exceptions, DoCoMo has agreed that in the U.S., Mexico or Canada, other than through AT&T Wireless Services, it will not undertake certain activities itself or form certain relationships with third parties. AT&T Wireless Group has made the same agreements with respect to DoCoMo in Japan.

  Fixed Wireless

     AT&T Wireless Group believes there is a significant business opportunity to use wireless technology to provide residential and small business customers with high speed broadband access coupled with wireline quality voice access. Fixed wireless service provides customers with a high-speed packet data channel that can
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be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service is expected to be capable of speeds of up to one megabit per second by fourth quarter 2000. In addition, the offering provides up to four lines of wireline quality voice telephony, including custom calling features currently available over wireline networks (e.g., call waiting, caller ID, three-way calling). AT&T Wireless Group believes that it enjoys a time-to-market advantage with this fixed wireless solution. The technology is currently serving customers in Dallas/Fort Worth, Texas and in San Diego, California.

     In addition to serving more than 6,100 customers as of September 30, 2000 in the Dallas/Fort Worth and San Diego markets, AT&T Wireless Group expects to launch service in Los Angeles, Houston, and Anchorage by the end of 2000, with marketing beginning in these areas in 2001. AT&T Wireless Group initially has focused its deployment of fixed wireless in markets not covered by AT&T's or its affiliates' broadband properties.

BUSINESS OF AT&T WIRELESS GROUP

     AT&T Wireless Group offers wireless mobile and fixed voice and data communications service to consumers and businesses in the United States, provides air-to-ground wireless services and has interests in wireless providers in the United States and internationally. AT&T Wireless Group's wireless voice services are capable of operating in virtually all of the United States over its own network or its partners' networks or through roaming agreements.

  Services and products

     Basic Services

     AT&T Wireless Group offers a variety of services for both voice and data communications. Service can include wireless voice transmission as well as custom calling services for digital services, such as extended battery life, message waiting indicator, text messaging and caller ID. AT&T Wireless Group also offers a variety of other enhanced features, including enhanced directory assistance, which enables callers to be connected to the party whose number was sought without hanging up and redialing.

     Specialized Wireless Offers and Services

     AT&T Wireless Group has developed a number of specialized wireless offers and services to target distinct customer segments:

     - AT&T Digital One Rate(SM)

     - AT&T Regional Advantage and AT&T Digital Advantage services

     - AT&T group plans

     - Wireless Office Service

     - AT&T Corporate Digital Advantage program

     - Prepaid Wireless Services

     - AT&T WorldConnect(R) service

     The AT&T WorldConnect(R) service program allows AT&T Wireless Group's customers to make and receive wireless calls for a flat roaming rate plus long distance charges in over 100 countries across Europe, Australia, Asia, Latin America, Africa and the Middle East, all while using their existing wireless phone number. AT&T WorldConnect(R) service enables customers to enjoy the convenience of wireless service at rates less than those charged by many international hotels. A customer using a GSM wireless phone with AT&T WorldConnect(R) service and a laptop computer with a GSM compatible modem card is able to send and receive email and originate faxes, check a calendar, browse the Internet and carry out other online transactions. AT&T WorldConnect(R) service also provides discounted international calling from AT&T Wireless Group markets in the U.S. and roaming with its U.S. Digital multi-network phone in select countries. For simplicity, international and domestic wireless charges are both included on the customer's regular monthly AT&T Wireless bill. We describe each of the other specialized wireless offers and services under "-- Strategy."

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     Data Services

     CDPD network service. As a packet-switched network, AT&T Wireless Group's CDPD network takes advantage of the fact that with many data applications, data is sent in bursts with intermittent quiet periods, which allows many users to share the network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched CDPD service is a significantly more cost-effective means of sending data for the majority of applications because it allows a channel to be shared by many users. For example, for many applications, AT&T Wireless Group's packet-switched CDPD network allows it to offer its customers unlimited usage, most often for a flat monthly fee. This makes its CDPD network service attractive for a variety of new applications. AT&T Wireless Group has created applications and offers using the CDPD network for businesses, public agencies and consumers.

     To date, corporations and public agencies have been significant users of AT&T Wireless Group's CDPD service. These customers typically use AT&T Wireless Group's CDPD service to carry industry-specific applications. Examples of such applications include public safety applications, dispatch applications, wireless credit card validation and automated vehicle location services.

     New devices are driving the development of broader applications targeted to consumers. Users may access these applications with hand held devices, like the Palm Vx, as well as phones and laptop computers.

     Applications on hand held devices. For hand held devices, AT&T Wireless Group now has access to new CDPD modems that work with the Palm Vx device. Users can access Internet-based information from devices equipped with these modems. A leading example of this is the OmniSky service available for the Palm Vx. With a Palm Vx equipped with a modem that connects to AT&T Wireless Group's CDPD network, an OmniSky subscriber can access email as well as several hundred content providers that have created information specifically for hand held devices.

     Applications on phones. AT&T Wireless Group has been instrumental in the formation of a worldwide standard called the Wireless Application Protocol. This standard allows a micro "browser" in a wireless phone to link into a gateway service in AT&T Wireless Group's network in such a way that web developers can easily develop new services available to wireless phone users.

     In the second quarter of 2000, AT&T Wireless Group launched AT&T Digital PocketNet service and two new phones that combine AT&T Wireless Group's tri-mode voice capability with a CDPD modem and a micro browser in a single package. AT&T Wireless Group first developed its own wireless data applications for phones three years ago with the introduction of AT&T PocketNet service. AT&T Wireless Group expects that the introduction of these new phones will accelerate the adoption of AT&T Digital PocketNet service as well as drive the introduction of new applications.

     AT&T Digital PocketNet service for businesses. In the first quarter of 2000, AT&T Wireless Group introduced AT&T Digital PocketNet service for businesses. This service allows corporations to build applications that provide access to corporate intranet information to employees who are out of their offices. Two key applications illustrate this service. The first is Mobile Services for Domino, which is available from International Business Machines Corporation/Lotus Development Corporation. This application provides for real time access to Lotus Notes email, calendar and contacts from compatible phones available from AT&T Wireless Group via AT&T Digital PocketNet service. The second application provides similar capabilities using Microsoft Exchange email and Outlook calendar/contacts information. AT&T Wireless Group is offering this service in cooperation with Wireless Knowledge LLC. These applications open up the ability for Lotus Notes and Microsoft Exchange users to have real time and easy control of their email and other corporate information when away from their offices. All of these are currently available at flat monthly rates, and can be bundled with AT&T Digital One Rate service or any of AT&T Wireless Group's other wireless voice rate plans.

     AT&T Digital PocketNet service for the consumer.  In May 2000, AT&T
Wireless Group announced the launch of a version of AT&T Digital PocketNet service for the consumer. As with AT&T Digital PocketNet service for businesses, these services provide unlimited usage at flat monthly rates. With the consumer offer customers can browse a variety of consumer oriented branded and nonbranded content including news, sports,
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financial information, directories, directions, travel reservations and weather.
In addition, applications that allow consumer users to shop, access their personal information, including contact lists and calendars, and read, write and respond to emails are also available. AT&T Wireless Group currently offers applications and services from over 70 content providers. In the third quarter of 2000, AT&T Wireless Group announced that it has chosen Qpass to provide AT&T Digital PocketNet subscribers the ability to easily and securely buy content, goods and services via their Internet enabled phones.

     In the future, AT&T Wireless Group expects a number of additional applications will be developed, including instant messaging shopping services and services that are enhanced by information about the user's location. By providing or facilitating such applications, AT&T Wireless Group believes it can generate new revenue streams, as well as develop personalized relationships with its customers.

     AT&T Text Messaging service. For the last several years AT&T Wireless Group has offered digital customers the ability to receive and store short alphanumeric messages and pages right on their wireless phones. In October 2000, AT&T Wireless Group launched AT&T Text Messaging service which allows customers to send, receive and reply to short text messages from any compatible digital wireless phone. AT&T Wireless Group provides customers the choice to either pay on a per message basis or purchase a bucket of messages for use each month. AT&T Text Messaging service also allows customers to receive updated news, sports, weather and other relevant information in the form of short text messages. Two-way text messaging is extremely popular in Europe and Asia and AT&T Wireless Group views AT&T Text Messaging as important part of its overall offer portfolio in the future.

     Products

     AT&T Wireless Group offers a variety of products as complements to its wireless service, including handsets and accessories, such as chargers, headsets, belt clips, faceplates and batteries.

     As part of its basic service offering, AT&T Wireless Group provides easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and menus rather than numeric codes to operate handset functions. Some handsets allow mobile access to the Internet. In addition, AT&T Wireless Group offers tri-mode handsets, which are handsets compatible with PCS, digital cellular and analog cellular frequencies and service modes. Tri-mode handsets permit customers to roam across a variety of wireless networks and incorporate AT&T Wireless Group's IRDB system. AT&T Wireless Group offers its customers use of Nokia, Ericsson, Mitsubishi and Motorola handsets.

     Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

     Marketing

     AT&T Wireless Group develops customer awareness through its marketing and promotion efforts and has been a leader in differentiating its products through its use of targeted pricing plans and the introduction of new products and services. AT&T Wireless Group also uses the AT&T brand name, provides superior customer care and may continue to be able to engage in cross marketing arrangements with the AT&T sales force and, when appropriate, to bundle its service with the communications services offered by AT&T Common Stock Group under the terms of agreements to take effect at the spin-off.

     Targeted marketing. AT&T Wireless Group targets groups of customers who share common characteristics or have common needs. Common characteristics may be usage (frequent travelers), social group (families), age (youth market) or any other distinctive measure. AT&T Wireless Group then attempts to create a compelling offer by combining rate plans, products promotions and features that meet the particular needs of that targeted group and that AT&T Wireless Group can provide at a competitive advantage.

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     The AT&T brand name.  AT&T Wireless Group prominently features the AT&T brand name and logo on its products and services. AT&T Wireless Group has benefited from AT&T's national advertising to build its brand awareness. AT&T Wireless Group believes that the use of the AT&T brand name, one of the most well known in the United States, will continue to be a distinct marketing advantage.

     Customer care and support. AT&T Wireless Group places a high priority on providing its customers with the best customer care and support. J.D. Power and Associates' 2000 U.S. Wireless Customer Satisfaction Survey rated AT&T Wireless Group highest in overall customer satisfaction in nine out of 12 markets studied. In two of the nine markets, AT&T Wireless Group was tied for first place. AT&T Wireless Group employs approximately 8,300 customer care representatives located in 14 call centers and contracts for outsourced customer care service with approximately 3,000 additional representatives in nine locations. In addition, subscribers can access their account and obtain answers to routine inquiries through its website, www.att.com/wireless. Customers can reach AT&T Wireless Group's customer care representatives or access its website on a 24 hour/seven day a week basis for answers regarding their service, activation, changing service plans and other service options. Customer care representatives are accessible from any point within the network on an AT&T Wireless Group handset at no charge or through any other telephone by calling a toll-free number. In addition, certain large enterprise customers may utilize a customized extranet for ease of customer service.

     As part of its customer care program, AT&T Wireless Group seeks to identify higher value customers who are at risk of changing service providers. In these cases, AT&T Wireless Group makes contact with the customers to address their concerns, adjust their service plans or take other actions in an effort to minimize the likelihood of such a change.

     Marketing with AT&T Common Stock Group. AT&T Wireless Group has had the opportunity to cross market with AT&T Common Stock Group's divisions and capitalize on the size and breadth of AT&T Common Stock Group's customer base in long distance and broadband service. In the event of the spin-off, AT&T Wireless Services may continue to have certain marketing opportunities with AT&T, as set forth in the terms of agreements to become effective at the time of the spin-off.

  Sales and distribution

     AT&T Wireless Group markets its wireless services in its managed markets under the AT&T brand name. It markets wireless services to business and residential customers through a direct sales force of 2,100, through sales points of presence in approximately 460 AT&T Wireless Group company-owned stores located in 37 states, and kiosks and other customer points of presence, including the Internet and inbound call centers, and through local and national non-affiliated retailers throughout the United States. AT&T Common Stock Group sales force may sell wireless services to business and residential customers as part of bundled offerings with services of AT&T Common Stock Group when agreed upon by the companies.

     AT&T Wireless Group also relies upon dealers to market its services in some locations. Dealers are independent contractors that solicit customers for AT&T Wireless Group service, and, typically, include specialized wireless stores, specialized electronics stores and department stores. AT&T Wireless Group generally pays its dealers a commission for each customer that uses its service for a specified period, and may make residual or account management payments to the dealer based on the customer's ongoing service charges.

     AT&T Wireless Group has begun a number of initiatives designed to lower its costs of adding subscribers as well as its customer care expenses.

  Rates and billing

     AT&T Wireless Group charges may include fees for service activation, monthly access, per-minute airtime and customer-calling features, which may include a fixed number of minutes or packets of data per month at a set price and generally offers a variety of pricing options, most of which combine a fixed monthly access fee for a fixed number of minutes or packets of data and additional charges for usage in excess of those allotted. Customers may also incur long distance and roaming fees.

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

  Other assets

     AT&T Wireless Group also possesses certain other assets not described above. The most significant of these assets include a number of equity interests in international wireless operations and an air-to-ground wireless operation.

  International

     AT&T Wireless Group owns half of a 33.3% equity stake in Rogers Cantel, a Canadian wireless communications company, which it holds jointly with British Telecommunications. AT&T and British Telecommunications acquired this interest in August 1999 for an aggregate of approximately Cdn$1.4 billion (US$934 million) in cash. This ownership position is held through a subsidiary entity that is 50% owned by AT&T and 50% owned by British Telecommunications. AT&T and British Telecommunications share four of the 16 Rogers Cantel board seats and have been granted other governance rights customary in a transaction of this nature.

     AT&T Wireless Group's long standing relationship with Rogers Cantel allows two of North America's largest TDMA providers to offer cross-border capabilities. Wireless customers throughout Canada can enjoy wireless services under the Rogers AT&T Wireless name. This arrangement adds 28 million POPs to AT&T Wireless Group's North American coverage.

     In the first quarter of 2000, AT&T Wireless Group was allocated a portion of AT&T's interest in Japan Telecom, which provides local, long distance, Internet and mobile wireless communications to businesses and consumers in Japan. AT&T's interest in Japan Telecom is held through a 50% owned joint venture with British Telecommunications. The joint venture owns 30% of Japan Telecom. AT&T Wireless Group has been allocated 5% (i.e., one-sixth) of this 30% stake. In the fourth quarter of 2000, the AT&T Wireless Services and AT&T entered into a binding letter agreement with DoCoMo, a Japanese wireless communications company, for DoCoMo's investment in AT&T representing an economic interest in the AT&T Wireless Group and for the formation of a strategic alliance. The parties signed final agreements for this investment on December 20, 2000. For more information, please see "Recent Developments -- DoCoMo Strategic Investments" on page 40. As a result of this new wireless alliance, it is anticipated that AT&T Wireless Group will seek to divest its interest in Japan Telecom as promptly as commercially practicable.

     In October 2000, AT&T Wireless Group completed its acquisition of several equity interests in international ventures acquired by AT&T as a result of its acquisition of Media One in June 2000. AT&T Wireless Group paid approximately $1 billion to AT&T for these properties, which was based upon a third party valuation. The following table provides information regarding these properties:

                                                                                  POPS
                                                                                COVERED
COUNTRY                  ENTITY PERCENTAGE              DESCRIPTION          (IN MILLIONS)*   OWNERSHIP*
-------                  -----------------              -----------          --------------   ----------
Czech Republic       EuroTel Praha, spol.        Nationwide NMT 450 and GSM        10             24.5%
                     s.r.o.                      900 networks

Slovakia             EuroTel Brataslava a.s.     Nationwide NMT450 and GSM          5             24.5%
                                                 900 networks

India                BPL Cellular Ltd.           GSM networks in Tamil             52               49%
                                                 Nadu, Kerala, and
                                                 Maharashtra

Malaysia             Maxis Communications Bhd    GSM 900 wireless and fixed        16             12.6%
                                                 domestic & international
                                                 networks

Indonesia            PT AriaWest International   Fixed line local network          NA               35%
                                                 and unbuilt PCS license in
                                                 West Java

---------------
* As of October 2, 2000.

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

     AT&T Wireless Group is the operating partner in wireless ventures in Canada, India and Taiwan. The following table provides information regarding these ventures:

                                                                                  POPS
                                                                                COVERED
COUNTRY                  ENTITY PERCENTAGE              DESCRIPTION          (IN MILLIONS)*   OWNERSHIP*
-------                  -----------------              -----------          --------------   ----------
Canada               Rogers Cantel Mobile        TDMA network                      28             16.7%
                     Communications, Inc.

India                Birla AT&T Communications   GSM networks in Goa,              30               49%**
                     Ltd.                        Gujarat and Maharashtra,
                                                 India

Taiwan               Far EasTone Communications  Nationwide GSM 900 and            22             14.1%***
                     Ltd.                        1800 networks

---------------
*  As of September 30, 2000.

** In the last quarter of 2000, Birla AT&T executed definitive documents for two transactions that will expand its coverage area in India. First, AT&T Wireless Group entered into an agreement to merge with the wireless operations of the Tata group. The Tata group has a cellular license for the Indian state of Andhra Pradesh. The transaction is awaiting governmental approval, which AT&T Wireless Group expects to receive in the first or second quarters of 2001. When closed the merger will create an enlarged company in which AT&T Wireless Group will own a 33% stake. In a second transaction, Birla AT&T and the Tata group agreed to jointly acquire for cash, 100% of the cellular license for the state of Madhay Pradesh. Upon closing, both transactions will increase the merged company's covered POPs to about
   63 million.

*** In September 2000, AT&T Wireless Group signed an agreement to exercise its options to purchase additional shares of stock in Far EasTone. In December 2000, AT&T Wireless Group completed this transaction, investing an additional $205 million, resulting in a total ownership interest of 22.7%.

  Air-to-ground

     The Aviation Communications Division, or ACD, of AT&T Wireless Group provides air-to-ground communications services. A minority ownership interest in ACD is held by Rogers Cantel.

     ACD owns and operates a network of ground-based and airborne telecommunications equipment and related assets that deliver digital telephone service to commercial and private aircraft in North America. In the United States and Canada, ACD currently contracts with Alaska Airlines, American Airlines, Canadian Airlines, Delta Air Lines, Legend Airlines, Mid-west Express, Northwest Airlines, and Southwest Airlines. ACD's North American installed customer base represents 1,619 commercial aircraft. Outside the United States, ACD is a supplier of airborne telecommunications equipment and product support to airlines and other service providers. In Europe and Asia, ACD's current installed customer base represents 371 commercial aircraft. Through its general aviation segment, ACD provides digital telephone service to operators of private aircraft. ACD currently has its system installed on 389 general aviation aircraft.

     ACD's North American Terrestrial System network of 152 ground stations in the United States, Canada and Mexico provides coverage on all major routes flown by U.S. and Canadian commercial airlines customers equipped with ACD telephony equipment. ACD's primary role in its international airline relationships has been to install, integrate and support in-cabin telephone equipment on the customer aircraft.

  Wireless network

     AT&T Wireless Group's ownership position in U.S. markets was obtained through FCC comparative hearings, FCC auctions and the FCC lottery and settlement process as well as through acquisitions of, and purchases and exchanges of, operating systems and licenses from or with other wireless service providers. AT&T Wireless Group continues to participate in FCC spectrum auctions when commercially and strategically reasonable to do so. It may enter into agreements with third parties with regard to participation in such auctions, within the parameters legally permitted and disclosed to the extent required by law. In addition to bidding in its own right, AT&T Wireless Group has made certain commitments to provide funding for successful bids of Alaska Native Wireless, L.L.C., up to agreed upon levels for the C and F Block reauction (FCC Auction 35) which began December 12, 2000. AT&T Wireless Group has a financial interest in Alaska Native Wireless. Auction participants' bids are publicly available each auction day. Bidding can change dramatically in each round of the auction, so being the high bidder at any point in the auction offers no assurance of being the winner at the conclusion of the auction. At the conclusion of the day's bidding on December 21, 2000, AT&T Wireless Group and Alaska Native Wireless, collectively, held net high bids in the aggregate amount of approximately $2.1 billion.

  Mobile wireless network

     Coverage. As of September 30, 2000, AT&T Wireless Group's built network, including partnership and affiliate markets, covered 97% of the U.S. population, including operations in 48 of the 50 largest U.S. metropolitan areas. By December 31, 2000, AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover 75% of the U.S. population. AT&T Wireless Group's wireless network operates using both 850 megahertz and 1900 megahertz licenses. Where agreements are in place, AT&T Wireless Group is able to offer service to customers of other wireless providers when they travel through its service area, and AT&T Wireless Group subscribers can roam through other wireless providers' service areas.

     Analog and digital technologies. AT&T Wireless Group offers both analog and digital service in its 850 megahertz markets and digital service in its 1900 megahertz markets. AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Moving customers to digital service has been a key component of AT&T Wireless Group's overall wireless strategy. Digital service enables AT&T Wireless Group to provide added benefits and services to its customers, including extended battery life, caller ID, text messaging and voicemail with message waiting indicator.

     AT&T Wireless Group has pursued a strategy to convert its analog networks and subscriber base to digital. The primary goals of this program are capacity expansion, cost reduction, and product improvement. As of September 30, 2000, over 87% of AT&T Wireless Group's consolidated subscribers use digital service, accounting for over 94% of its traffic.

     As AT&T Wireless Group grows its customer base and adds new services and applications, such as data services, it will need to increase its capacity in order to support higher network traffic. Digital voice paths require less radio frequency spectrum capacity than do analog voice paths. Further capacity improvements are possible using other digital techniques and AT&T Wireless Group believes that it is currently yielding from its digital mobile systems as much as four times the capacity of an analog system using equivalent spectrum. Further capacity improvements are possible using other digital techniques that would yield as much as or more than six times analog capacity. AT&T Wireless Group and its suppliers currently are developing and intend to deploy such additional capacity-enhancing technology within its existing spectrum.

     AT&T Wireless Group intends to launch a national GSM platform, adding GPRS/EDGE data services within its existing spectrum resources, and eventually including UMTS largely using its existing spectrum resources. The deployment of new technology is expected to be one factor that increases the spectrum efficiency of AT&T Wireless Group's existing digital mobile network, in combination with increased network capacity through cell site construction. AT&T Wireless Group believes that its competitors that have not converted to digital will not have the same flexibility in deploying high-speed data services.

     AT&T Wireless Group believes that its continued success depends on having a competitive cost structure. In addition to enhancing capacity, digital technology allows AT&T Wireless Group to produce network minutes with less capital and operating expense than analog technology. Not only is the cost of digital network equipment lower per voice path than analog network equipment, but also fixed costs, such as towers, shelters and other common equipment, are reduced by spreading them over a larger number of minutes.

Digital has also allowed AT&T Wireless Group to improve its roaming costs substantially using over-the-air programming, which enables phones to select the most cost-effective roaming partners. AT&T Wireless Group believes that its prompt implementation of digital technology gives it a cost advantage over its competitors that are more dependent on analog.

     Moving customers to digital service is a key component of AT&T Wireless Group's overall wireless strategy. Digital technology provides a host of feature improvements to AT&T Wireless Group's customers. To date, AT&T Wireless Group has delivered on its digital networks such features as caller ID, voicemail with message waiting indicator, short alphanumeric message service, and Wireless Office Service.

     TDMA network. AT&T Wireless Group chose TDMA technology for its second generation voice digital network, although it does operate a small number of CDMA markets that were operating that technology when AT&T Wireless Group acquired them. TDMA permits the use of advanced tri-mode handsets that allow for roaming across analog and digital systems and across 850 megahertz and 1900 megahertz spectrums. TDMA digital technology allows for enhanced services and features, such as short alphanumeric message service, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure enables AT&T Wireless Group to enhance network coverage with lower incremental investment through the deployment of micro and pico, as opposed to macro, cell sites. This enables AT&T Wireless Group to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as fixed wireless and wireless office applications. TDMA served an estimated 54 million subscribers worldwide and 27 million subscribers in North America as of September 30, 2000, according to the Universal Wireless Communications Consortium, an association of TDMA service providers and manufacturers. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel Networks Inc. A number of other wireless service providers have chosen CDMA or GSM as their current digital wireless technology. The AT&T Wireless Group intends to deploy an overlay of GSM technology to its TDMA network, as part of its third generation development strategy.

     AT&T Wireless Group is currently assessing the useful lives of its wireless communications systems and anticipates that the lives of certain wireless equipment will be shortened.

  CDPD network

     AT&T Wireless Group's CDPD network currently covers 104 million POPs, which represents over 60% of its built network, and its CDPD customers can roam on the CDPD networks of other wireless providers, which, together, cover an additional 74 million POPs. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Using CDPD, data files and transactions are divided into small packets and sent on a dedicated wireless channel. In many data applications, data is sent in bursts with intermittent quiet periods. Packet transmission technologies take advantage of this fact and allow user data to be efficiently carried on the same network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, AT&T Wireless Group's packet-switched CDPD service is a significantly more cost-effective means of sending data for the majority of applications because it allows many users to share the same channel.

  Third generation development strategy

     Third generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. AT&T Wireless Group believes that a sound third generation strategy should allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, AT&T Wireless Group believes third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. AT&T Wireless Group had previously chosen TDMA-EDGE as its next generation wireless architecture, to be deployed on its TDMA network platform, as a means of accomplishing all of these goals. With this strategy, the AT&T Wireless Group expected to be able to offer initial TDMA-EDGE services sometime in 2002, with substantial deployment continuing into 2003.

     To accelerate the availability of third generation data services offerings, AT&T Wireless Group recently announced plans to deploy a GSM platform to facilitate the deployment of next generation technology including GPRS, EDGE, and subsequently UMTS data services, as well as associated voice services. These technologies will be deployed as an overlay on AT&T Wireless Group's TDMA voice network. GSM platform deployment is planned to begin in the second half of 2001. AT&T Wireless Group plans to make GPRS services available starting in 2001, and EDGE is expected be available in 2002. AT&T Wireless Group currently plans to deploy UMTS technology beginning in 2003, depending on the availability of network equipment and customer devices. By making GPRS available in 2001, AT&T Wireless Group expects to be able to make enhanced data services available to customers earlier than its originally planned deployment of TDMA-EDGE in 2002.

     Due to its broad international acceptance, the GSM platform equipment needed is readily available in the market. The overlay strategy also will allow, AT&T Wireless Group to utilize its existing cell site facilities and spectrum. Because of these efficiencies, the AT&T Wireless Group expects that its network capital expenditures associated with the high speed data technology included in its third generation plans over the period of deployment will be only modestly greater than its earlier third generation migration plan, but may occur in earlier periods.

     Like CDPD, GPRS, EDGE and UMTS are also Internet Protocol based. As a result, AT&T Wireless Group expects that its near term use of its CDPD network to develop innovative solutions will provide migration for its data customers. AT&T Wireless Group expects that all the applications developed and deployed today will migrate to GPRS and eventually to EDGE network services as customers upgrade their equipment to GPRS and EDGE. With GPRS and EDGE, these applications are expected to operate at higher speeds where deployed.

     This plan is expected to enable AT&T Wireless Group to provide customers with earlier availability of a wide range of data service offerings on a broad array of devices (phones, PDA's, laptops, etc.). AT&T Wireless Group plans to sell handsets combining TDMA and GSM/GPRS/EDGE technology, which would provide customers the benefit of access to AT&T Wireless Group's current voice network as well as the new high-speed data services when available. Industry specifications for the combined technology handsets were jointly developed by the Universal Wireless Communications Consortium and the North American GSM Alliance. AT&T Wireless Group is in discussions with manufacturers to develop such devices.

     In November 2000, AT&T announced nonbinding letters of intent with Ericsson, Lucent Technologies, Nokia and Nortel Networks for third generation network equipment and, in the case of Nokia and Ericsson, for future generation wireless customer terminals. AT&T Wireless Group has begun negotiating definitive agreements with these and other vendors during the fourth quarter of 2000, has executed one of these agreements and expects to enter into binding agreements as soon as practicable with the other vendors.

  Fixed Wireless

     Fixed wireless service provides customers with a high speed packet data channel which can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service is expected to be capable of speeds of up to one megabit per second by fourth quarter 2000. In the future, the fixed wireless technology may evolve to provide higher than one megabit of bandwidth per second. Currently, the offering provides expansion up to four lines of wireline quality voice telephony, including custom calling features (e.g., call waiting, caller ID, three-way calling) available today over wireline networks.

     Both the data and voice channels are delivered over the existing telephone wiring within the residence or small business premises, allowing customers to utilize their existing telephones. No separate modem is required in order to connect a customer's personal computer to the data channel. Once connected to the existing telephone wiring within the premises, the fixed wireless equipment (in combination with installation of third party hardware) supports multiple simultaneous PC connections to the Internet within the premises. Data and telephone equipment is connected within the premises using the standard jacks that already exist on the premises. All data transmissions are secured for customer privacy and fraud protection by use of proprietary protocols. Voice transmissions are encrypted for customer privacy and fraud protection.

     The data aspect of fixed wireless service will be further developed to create an environment in which customers may select and easily change their third party Internet service provider.

     In order to install fixed wireless service in a customer's premises, AT&T Wireless Group must mount a flat panel antenna on the outside of a customer's premises and certain electronic equipment, including a backup battery supply, inside the premises. Once installed, the antenna on the customer's premises communicates with a neighborhood antenna and base station that, in the majority of cases, shares its physical location with an antenna and base station site used to serve AT&T Wireless Group's mobile wireless service. Thus, in many cases the mobile and fixed wireless networks will share a common infrastructure for towers, base station sites and backhaul transmission to a digital switching center.

     AT&T Wireless Group estimates the total capital cost to serve a subscriber on the fixed wireless service currently is approximately $800 and expects this cost to fall to about $550 within the next three to five years. These estimates include the installed cost of all premises equipment as well as the installed cost of any additional cell sites, antennas, base station equipment, backhaul and switching equipment necessary to add the fixed wireless capability to AT&T Wireless Group's mobile wireless infrastructure. The deployment of capital for fixed wireless is flexible and can be actively managed. Approximately 65% of the estimated capital cost is associated with the equipment installed on the customer's premises and is not incurred until customers commit to purchase fixed wireless services. The remaining 35% will only occur in targeted geographic areas that AT&T Wireless Group believes offer the potential to be profitable fixed wireless markets. Given this cost profile and the set of voice and data capabilities provided by the fixed wireless system, AT&T Wireless Group believes that it can create highly competitive market offers for the basic voice and growing broadband data needs of residential and small business customers in any market in which it chooses to deploy its fixed wireless solution. AT&T Wireless Group believes that it can leverage AT&T's consumer sales channels to promote its fixed wireless services to residential and small business customers.

     AT&T believes that AT&T Wireless Group is the most appropriate group to take advantage of the fixed wireless opportunity for a number of reasons. First, the fixed wireless network will share equipment and facilities with the mobile wireless network, lowering the level of capital required to roll out the fixed wireless service. Second, AT&T Wireless Group will take charge of the management and sharing of wireless spectrum across business opportunities such as the core mobility business, fixed wireless and the wireless data opportunity. Finally, AT&T Wireless Group's management team has more experience to take advantage of the opportunity, given the technical expertise and knowledge it has accumulated building the mobile wireless network.

COMPETITION

     Competition for subscribers among wireless service providers is based principally upon the services and features offered, call quality, customer service, system coverage and price. AT&T Wireless Group's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies. AT&T Wireless Group's primary national competitors are Cingular, Verizon Wireless, Nextel Communications, Inc., VoiceStream Communications and Sprint PCS.

     In addition, the wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced, or recently completed, mergers or joint ventures of Bell Atlantic/GTE/Vodafone/AirTouch (now called Verizon), SBC/ Bell South/Ameritech (now called Cingular) have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to AT&T Wireless Group's offerings. In addition, in July 2000, VoiceStream Communications and Deutsche Telecom announced a proposed transaction. These mergers or ventures have caused AT&T Wireless Group's ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, or POPs, AT&T
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

Wireless Group, including partnerships and affiliates, ranks third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by AT&T Wireless Group, and may be better able to respond to offers of AT&T Wireless Group.

     AT&T Wireless Group's cellular operations have always experienced direct competition from the second cellular licensee in each market. Beginning in 1997, AT&T Wireless Group began experiencing competition from as many as six license holders in certain markets. Competition from new providers in AT&T Wireless Group's markets will continue to increase as the networks of license holders are built out over the next several years. In addition, the FCC is likely to offer additional spectrum for wireless mobile licenses in the future using existing or new technologies.

PATENTS AND TRADEMARKS

     AT&T and AT&T Wireless Group and their subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are generally counterparts of the U.S. patents. Many of these patents are licensed to others and AT&T, the AT&T Wireless Group and their subsidiaries are licensed to use certain patents licensed from others. Until now, patents sometimes have been managed by the AT&T group originating or utilizing the patent, and sometimes have been managed by a different AT&T group; patents utilized by AT&T Wireless Group have been managed by the group that has managed it historically. In the event of a spin-off, AT&T Common Stock Group and AT&T Wireless Services will cross-license to each other their patents owned as of the time of the spin-off as well as certain patents issuing from patent applications pending at the time of the spin-off. This arrangement is intended to preserve each group's right to use the patents managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. We expect there will be no royalty or licensing fees related to these arrangements for patents owned by the respective group.

     The groups have collaborated to achieve enterprise objectives with respect to the licensing or sale of patents to third parties. The policy of AT&T Wireless Group capital stock committee has been not to sell or license any patents that are predominantly used by AT&T Wireless Group if that sale or license would result in a material competitive disadvantage to AT&T Wireless Group. Any fees obtained through such sales or licensing would be allocated to the group that predominantly uses the patents sold or licensed, or if no specific patent can be associated with a fee or such patent is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses. AT&T Wireless Group does not consider any individual patents to be material to its business operation.

     AT&T has numerous trademarks registered throughout the world. AT&T considers many of its trademarks to be valuable assets, particularly the AT&T brand name and globe logo. AT&T Wireless Group currently has access to these trademarks, including the AT&T brand name and globe logo, in the United States and other countries under the same terms as for the patents described above. In the event of a spin-off, AT&T Wireless Services will be licensed by AT&T to use a number of AT&T's trademarks that it has been using to date, including the AT&T brand name and globe logo. It is expected that the initial term of the license will be five years, with the right by AT&T Wireless Services to renew the license for an additional five years. The license will be royalty free, but will include a brand maintenance fee computed as a percentage of AT&T Wireless Services' gross revenue on services using the licensed trademarks. That percentage during the initial term declines over one or two year increments; and, during the renewal term, the percentage remains at the percentage set for the final year of the initial term. This license will be exclusive and world-wide for wide-area mobile cellular wireless services, with the exception of certain countries in which AT&T has already licensed the brand for these services. The license to use the brand for fixed wireless is non-exclusive and is limited to residential markets, and if certain preconditions are met, the license may be extended to small business markets; but in neither case does the license extend to the service areas of cable systems owned and operated by AT&T (other than in certain areas of Dallas, Texas) or in which AT&T has an attributable ownership interest, or to certain designated market areas.

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

     In total, these patents, patent applications, trademarks and licenses are material to AT&T Wireless Group's business.

EMPLOYEES

     As of September 30, 2000, AT&T Wireless Group employed approximately 27,000 individuals in its operations, including its fixed wireless operations, virtually all of whom are located in the United States.

PROPERTIES

     AT&T Wireless Group owns, or controls through long-term leases or licenses, properties consisting of plant and equipment used to provide wireless communications services. In addition, it owns, or controls through leases, properties used as administrative office buildings and/or retail sales locations, customer care centers, and other facilities, such as research and development facilities. These properties include land, interior and rooftop office space, and space on existing structures of various types used to support equipment used to provide wireless communications services. Most of the leased properties are owned by private entities and the balance is owned by municipal entities.

     Plant and equipment used to provide wireless communications services consist of:

     - switching, transmission and receiving equipment,

     - connecting lines (cables, wires, poles and other support structures, conduits, etc.),

     - land and buildings,

     - easements, and

     - other miscellaneous properties (work equipment, furniture and plants under construction).

     The majority of the lines connecting AT&T Wireless Group services to other telecommunications services and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition, sale and resale of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC.

  Licensing of wireless services systems

     AT&T Wireless Group owns protected geographic service area licenses granted by the FCC to provide cellular service and PCS. It also owns licenses granted by the FCC to provide point-to-multi-point communications services in various bands, including significant licenses in the 37 to 39 gigahertz bands.

     A cellular system operates on one of two 25 megahertz frequency blocks that the FCC allocates for cellular radio service. Cellular systems generally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular license areas are issued for either metropolitan service areas or rural service areas. Initially, one of the two cellular licenses available in each metropolitan service area or rural service area was awarded to a local exchange telephone company by the FCC, while the other license was awarded either through competitive processes or lotteries. Licenses were issued beginning in 1983, and over the years numerous license transfers and corporate reorganizations have obscured the original pattern of distributing one set of licenses to local telephone company affiliates and the other to companies that do not have local exchange service in the license area.

     A PCS system operates on one of six frequency blocks allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications as well. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. For the purpose of awarding PCS licenses, the FCC has segmented the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of
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30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

     The FCC awarded initial PCS licenses by auction. Auctions began with the 30 megahertz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allows troubled entities that won PCS 30 megahertz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. In addition, certain of the C-block licenses are currently in bankruptcy proceedings. The FCC has cancelled some of these licenses, and has scheduled a reauction which began in December 2000. The FCC's cancellation of the licenses has been challenged by one of the bankrupt licensees, and there is no guarantee that the reauction or the award of any licenses pursuant to the reauction will not be affected by this challenge.

     Under the FCC's current rules specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of PCS, cellular and certain specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 megahertz in situations in which a 25 megahertz cellular rural service area is attributed to a 30 megahertz PCS license. These spectrum aggregation rules are subject to a pending FCC proceeding that could revise or eliminate them.

     All wireless licenses have a 10-year term, at the end of which term they must be renewed. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     All wireless licenses must satisfy specified coverage requirements. Cellular licenses were required, during the five years following the grant of the license, to construct their systems to provide service (at a specified signal strength) to the territory encompassed by their service area. Failure to provide such coverage resulted in reduction of the relevant license area by the FCC. All A and B block PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within ten years. All D and E block PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Other point-to-multi-point licenses require a showing of substantial service at renewal. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     In an effort to balance the competing interests of existing microwave users in the PCS bands and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a voluntary two-year negotiation period and an additional mandatory one-year negotiation period. For public safety entities that dedicate a majority of their system communications to police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional mandatory two-year negotiation period. In 1998, the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period, for non-public safety PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

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     Wireless systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to tower siting and construction activities. We expect to use common carrier point-to-point microwave facilities to connect certain wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio service rates. However, commercial mobile radio service providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination. The FCC's rules currently require providers to permit others to resell their services for a profit; however, these rules will expire in 2002.

  Transfers and assignments of cellular and PCS licenses

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a PCS license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by state or local regulatory authorities having competent jurisdiction, if we sell or acquire PCS or cellular interests over a certain size.

  Foreign ownership

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

  Recent regulatory developments

     The FCC has announced rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. The original timetable required commercial mobile radio services providers to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, by late 1997. Additionally, commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency that agreed to reimburse the provider for the additional expenses incurred to provide those services. In December 1999, the FCC revised its rules to eliminate any requirement that such agencies reimburse wireless providers. In another order issued earlier in October 1999, the FCC also modified rules requiring commercial mobile radio service providers to provide

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information on the location of a 911 call. The modified rules allow providers to use either network or handset-based technologies to provide such information. However, providers are not permitted to recover their costs of deploying such technologies from dispatch agencies. The FCC has granted waivers of the requirement to provide 911 service to users with speech or hearing disabilities to various providers, and we have obtained a waiver. On June 9, 1999, the FCC also adopted rules designed to ensure that analog cellular calls to 911 are completed. These rules, which do not apply to digital cellular service or to PCS, give each cellular provider a choice of three ways to meet this requirement. State actions incompatible with the FCC rules are subject to preemption.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels. In July 2000, the Eighth Circuit rejected certain aspects of the FCC's pricing methodology, but stayed its order pending appeal by affected parties to the U.S. Supreme Court. The FCC and some carriers are seeking review of the Eighth Circuit's order in the U.S. Supreme Court.

     In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and can be required to contribute to state universal funds. Many states are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. The FCC's universal service order was modified on appeal in the U.S. Court of Appeals for the Fifth Circuit. The court's ruling has had the effect of reducing commercial mobile radio service provider support payments required for the federal universal service programs. The U.S. Supreme Court has agreed to address the constitutionality of the FCC's universal service order, in particular as it affects the amount of funds to which telephone companies are entitled to help defray the costs of providing basic telephone service. The Court's determination may also affect the FCC's interconnection pricing methodology.

     On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, PCS and other commercial mobile radio service providers to provide fixed as well as mobile services. These fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup services to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC declined to render a prospective ruling on whether fixed services provided on a co-primary basis with mobility services should be subjected to universal service obligations, or how such fixed services should be regulated. Rather, it has announced its intention to decide such matters on a case-by-case basis depending on the characteristics of a provider's fixed service offering. If the fixed services are provided as an ancillary service to a carrier's mobility services, the FCC has decided that such fixed services should be regulated as commercial mobile radio services. The FCC has been presented with one such case, but has not yet ruled on it. It is unclear what effect, if any, such a ruling would have on the business of AT&T Wireless Group.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is necessary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and PCS providers to provide certain functions to facilitate electronic surveillance by law enforcement officials by June 30, 2000. Carriers must be able to provide additional surveillance capabilities by September 30, 2001. AT&T Wireless Group has

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sought permission for a flexible deployment schedule from the FCC. The FCC has not ruled on the request and there can be no assurance that the FCC will grant the request. In addition, in August 2000, the U.S. Court of Appeals for the District of Columbia Circuit invalidated some of these rules and remanded them to the FCC for further consideration. Various other petitions are pending before the FCC seeking suspension or further extensions of the deadlines applicable to providing surveillance capabilities. It is not known how the FCC will revise its rules or whether it will extend either or both of the compliance deadlines or what the scope of penalties for failing to comply may be.

     In 1997, the FCC determined that the rate integration requirement of the Communications Act applies to the interstate, interexchange services of commercial mobile radio service providers. Rate integration requires a carrier to provide service between the continental U.S. and offshore U.S. states and territories under the same rate structure applicable to service between two points in the continental U.S. The FCC delayed implementation of the rate integration requirements with respect to wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including one-rate plans. In July 2000, the U.S. Court of Appeals for the District of Columbia Circuit reversed the FCC's holding that the Communications Act unambiguously extends rate integration to providers of commercial mobile services. The court remanded the matter to the FCC for further consideration. Pending conclusion of this further proceeding, the rate integration requirement does not apply to commercial mobile services. To the extent that AT&T Wireless Group is required to offer services subject to the FCC's rate integration requirements, its pricing flexibility will be reduced. We cannot assure you that the FCC will decline to impose rate integration requirements on AT&T Wireless Group or decline to require it to integrate its commercial mobile radio service long distance rates across its commercial mobile radio service affiliates.

     In 1998, the FCC adopted new rules limiting the use of customer proprietary network information by telecommunications carriers in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules were struck down by the U.S. Court of Appeals for the Tenth Circuit in 1999, and their effectiveness has been stayed pending the court's review of a petition to the FCC for reconsideration. Even if the rules are reinstated, AT&T Wireless Group does not anticipate that they will result in a significant adverse impact on its financial position, results of operation or liquidity.

     State commissions have become increasingly aggressive in their efforts to conserve numbering resources. Examples of state conservation methods include: number pooling, number rationing and code sharing. A number of states have petitioned the FCC for authority to adopt "technology specific" overlays that would require wireless providers to obtain telephone numbers out of a separate area code and may require wireless providers to change their customers' telephone numbers. These efforts may impact wireless service providers by imposing additional costs or limiting access to numbering resources.

     The FCC has adopted detailed billing rules for landline telecommunications service providers and applied a number of these rules to commercial mobile radio services providers. It is considering whether to extend the remaining rules to commercial mobile service providers as well. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers to offer equipment and services that are accessible to and useable by persons with disabilities. While

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the rules exempt telecommunications carriers from meeting general disability access requirements if such results are not readily achievable, it is not clear how liberally the FCC will construe this exemption. Accordingly, the rules require us to make material changes to our network, product line, or services at our expense.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the United States now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service.

     The FCC has adopted rules specifying standards and the methods to be used in evaluating radiofrequency emissions from radio equipment, including network equipment and handsets used in connection with commercial mobile radio service. These rules were upheld on appeal by the U.S. Court of Appeals for the Second Circuit, but a number of parties have asked the U.S. Supreme Court to review the Second Circuit's decision. AT&T Wireless Group's network facilities and the handsets it sells to customers comply with these standards.

     Media reports have suggested that some radio frequency emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Although some studies have suggested that radio frequency emissions may cause certain biological effects, all of the expert reviews conducted to date have concluded that the evidence does not support a finding of adverse health effects but that further research is appropriate. Earlier this year, CTIA entered into a Cooperative Research and Development Agreement to sponsor such research.

     Studies have shown that some hand-held digital telephones may interfere with some medical devices, including hearing aids and pacemakers. The FDA has recently issued guidelines for the use of wireless phones by pacemaker wearers. Additional studies are underway to evaluate and improve the compatibility of hearing aids and digital wireless phones.

  State and local regulation

     State and local governments are preempted from regulating either market entry by, or the rates of, wireless operators. However, state governments can regulate other terms and conditions of wireless service and several states have imposed, or have proposed legislation that will impose, various consumer protection regulations on the wireless industry. As noted above, States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC and have been delegated certain authority by the FCC in the area of number allocation and administration. At the local level, wireless facilities typically are subject to zoning and land use regulation. However, under the federal Telecommunications Act, neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or unreasonably discriminate against a carrier. Numerous State and local jurisdictions have considered imposing conditions on a driver's use of wireless technology while operating a motor vehicle, and a few have actually done so.

LEGAL PROCEEDINGS

     Several lawsuits have been filed asserting claims that AT&T Wireless Group collected charges for local government taxes from customers that were not properly subject to those charges. AT&T Wireless Group has entered into a settlement of one of these cases, although the settlement has been challenged on appeal. AT&T Wireless Group has asserted in those cases that any recovery should come from the municipalities to which the taxes were paid.

     Several class action lawsuits have been filed in which claims have been asserted that AT&T Wireless Group did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million.

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     Several other class action or representative lawsuits have been filed against AT&T Wireless Group that allege, depending on the case, breach of contract, misrepresentation or unfair practice claims relating to AT&T Wireless Group's billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing and/or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100 million. One of these two cases was dismissed and the dismissal was affirmed in part on appeal. Settlement negotiations are ongoing in both cases.

     AT&T Wireless Group is involved in litigation in which the Cellular One Group claims that use of the name "AT&T Digital One Rate" infringes a trademarked name, "DIGITALONE" for which the Cellular One Group has obtained trademark registration. The Cellular One Group has not specified amounts of claimed damages.

     AT&T Wireless Group is involved in a patent infringement action against GTE in the U.S. District Court in Seattle, Washington. GTE claims that the Nokia phones manufactured for AT&T Wireless Group infringe a GTE patent for over-the-air activation and over-the-air programming. AT&T Wireless Group is seeking a declaratory judgment that its use of over-the-air activation does not infringe GTE's patent. GTE has not specified amounts of claimed damages.

     AT&T Wireless Group is involved in an international arbitration proceeding concerning interests in a Malaysian telecommunications joint venture, Maxis Communications Bhd, a former MediaOne business acquired by AT&T and sold to AT&T Wireless Group in the fourth quarter of 2000. In the arbitration, a group of Malaysian shareholders claim that MediaOne breached fiduciary duties and contractual obligations owed to the joint venture. The arbitration claim asserts damages of $400 million. If the spin-off is completed, AT&T Wireless Services will assume a portion of the liabilities, if any, relating to this action, subject to certain adjustments.

     Stockholders of a former competitor of AT&T Wireless Group air-to-ground business are plaintiffs in a lawsuit filed in 1993, alleging that AT&T Wireless Group breached a confidentiality agreement, used trade secrets to unfairly compete, and tortiously interfered with the business and potential business of the competitor. Plaintiffs sought damages in an unspecified amount in excess of $2.5 billion dollars. AT&T Wireless Group obtained partial summary judgment and then prevailed on the remainder of the claims at a trial on the validity of a release of plaintiffs' claims. Final judgment was entered against plaintiffs on their claims, and plaintiffs appealed. On appeal, the Appellate Court of Illinois, Second District, reversed and remanded the case for trial indicating that certain issues decided by the judge needed to be resolved by a jury.

     AT&T Wireless Group is vigorously defending each of these claims. AT&T Wireless Group cannot predict the final outcome of these disputes, but does not believe that it will suffer any material liability from them.

     Several lawsuits have been filed against AT&T, certain executives of AT&T and a group of investment banking firms, seeking class certification and asserting claims under federal securities laws. The complaints assert claims that AT&T made material misstatements concerning the company's earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the initial public offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with the MediaOne acquisition. The complaints do not specify amounts of damages claimed, although the plaintiffs are seeking to recover for declines in stock prices of AT&T securities, including the AT&T Wireless Group tracking stock. In connection with the spin-off, AT&T Wireless Group is expected to be allocated a portion of the liabilities, if any, arising out of these actions to the extent relating to AT&T Wireless Group tracking stock.

     AT&T Wireless Group also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. AT&T Wireless Group believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

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                  RELATIONSHIP BETWEEN AT&T COMMON STOCK GROUP
                 AND AT&T WIRELESS GROUP PRIOR TO THE SPIN-OFF

     The description of the AT&T Wireless Group capital stock committee and the AT&T Wireless Group policy statement below is not complete and is qualified in its entirety by reference to AT&T's by-laws and the AT&T Wireless Group policy statement. For information on how to obtain these documents, see "Where You Can Find More Information" on page 135. You are urged to read them in their entirety.

AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE

     The AT&T Wireless Group capital stock committee of our board of directors oversees the interaction between the businesses of the AT&T Common Stock Group and the AT&T Wireless Group. The members of the AT&T Wireless Group capital stock committee are selected by our board of directors. AT&T's by-laws provide that AT&T's board of directors has delegated to the AT&T Wireless Group capital stock committee authority to:

     - interpret, make determinations under and oversee the implementation of the policies described in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters described under "-- AT&T Wireless Group Policy Statement,"

     - review the policies, programs and practices of AT&T relating to:

        -- the business and financial relationships between AT&T or any of its units, other than Liberty Media Group, with AT&T Wireless Group,

        -- dividends in respect of, disclosures to shareholders and the public concerning, and transactions by AT&T or any of its subsidiaries, other than subsidiaries included in Liberty Media Group, in shares of AT&T Wireless Group tracking stock, and

        -- any matters arising in connection with any of the foregoing, all to the extent the AT&T Wireless Group capital stock committee may deem appropriate, and

     - recommend changes in the policies, programs and practices that the AT&T Wireless Group capital stock committee may deem appropriate.

     The AT&T Wireless Group capital stock committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind AT&T's by-laws or adopt additional by-laws, at any time, without the approval of our shareholders, subject to our board of directors' fiduciary duties. Pursuant to the terms of the DoCoMo investment, prior to the spin-off DoCoMo has the right to appoint one member of the AT&T board who will be entitled to serve as a member of the AT&T Wireless Group capital stock committee.

AT&T WIRELESS GROUP POLICY STATEMENT

  General policy

     Our board of directors has determined that all material matters in which holders of AT&T common stock and AT&T Wireless Group tracking stock may have divergent interests will be generally resolved in a manner that is in the best interests of AT&T and all of its common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of AT&T common shares. Under the AT&T Wireless Group policy statement, the relationship between the AT&T Common Stock Group and the AT&T Wireless Group and the means by which the terms of any material transaction between them are determined and governed by a process of fair dealing.

  Relationship between AT&T Common Stock Group and AT&T Wireless Group

     The AT&T Wireless Group policy statement provides that AT&T is to seek to manage AT&T Common Stock Group and AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployment of capital and facilities. The operating relationship between the two groups includes the coordination and use of bundled offers, network services, marketing, sales, branding, and other intellectual property and technology. AT&T and AT&T Wireless Group use common platforms and technology across their services where possible. In addition, there are various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

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     General.  The AT&T Wireless Group policy statement provides that, except as otherwise provided in the AT&T Wireless Group policy statement, all material commercial transactions between AT&T Common Stock Group and AT&T Wireless Group are to be on commercially reasonable terms taken as a whole and are subject to the review and approval of the AT&T Wireless Group capital stock committee.

     Allocation of corporate overhead and support services. Each group has access to the support services of the other group, including customer care and billing platforms.

     For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services are:

     - allocated directly to the group utilizing those services, and

     - if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

     For other support services, for example, billing and purchasing services, the AT&T Wireless Group policy statement provides that the groups are to seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on their own either from the other group or from third parties.

     Sourcing and provision of other services. Each group has exclusively agreed to use the services that the other group offers for use in their respective packaged, bundled, combined or integrated offerings. This would, for example, require AT&T Wireless Group to procure long distance services for its wireless service bundles exclusively from AT&T Common Stock Group and require AT&T Common Stock Group to procure wireless services for its bundled offerings exclusively from AT&T Wireless Group. The AT&T Wireless Group policy statement further provides that each group will provide these services to the other group at the best price offered by that group to third parties in similar situations when taking into account all relevant factors, including the availability of wholesale pricing, volume, peak/off-peak usage and length of commitment. The establishment of such price should also give consideration to other factors, as appropriate, such as avoided costs and synergies to be shared between the groups. In addition, each group cooperates in good faith to develop offers that reflect such other factors.

     Marketing of services. The AT&T Wireless Group policy statement provides that, as a general matter, each group is to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own sales channels. In addition, each group is able to negotiate for the use of the sales channels of the other group to offer their services. With respect to fixed wireless services, however, it is currently intended that AT&T Wireless Group will not develop, deploy, produce, market or sell:

     - fixed wireless voice and data services to residences located in AT&T Common Stock Group's currently owned and operated broadband service areas or after acquired owned and operated broadband service areas in which fixed wireless has not begun deployment at the time of acquisition,

     - fixed wireless voice and data services to businesses that are otherwise connected by AT&T fiber or broadband, and

     - fixed wireless voice services to residences located in broadband service areas served by a cable operator in which AT&T Common Stock Group currently has or has contracted for, as of the initial issuance of AT&T Wireless Group tracking stock, a substantial equity interest if such operator offers AT&T branded residential telephony services within a commercially reasonable time, unless prior thereto AT&T Wireless Group has received the approval of AT&T's board of directors. Such approval will be based on the value and likelihood, considering all terms and conditions, of any actual or prospective AT&T branded telephony offers by such cable operator.

     Furthermore, AT&T Wireless Group is subject to all existing agreements and arrangements (including reasonable amendments thereto) entered into by AT&T with third parties.

     With respect to residences located in the same marketing areas as AT&T's broadband service areas, AT&T Wireless Group is to, to the extent practical, conform its voice and data offers to those of AT&T Common Stock Group and AT&T Common Stock Group will have the non- exclusive right to market AT&T Wireless Group's fixed wireless services for which it will receive a sales agency fee. Marketing areas may include those markets in which AT&T has significant cable licenses and in which geographic proximity, marketing overlap or other factors support coordinated marketing and sales activities, including development
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

of specific consumer and business service offers. In addition, the policy statement provides that the groups will work collaboratively with each other to understand and take into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the groups.

     When the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of AT&T Common Stock Group and AT&T Wireless Group controls the pricing of its respective services and receives the associated revenues. The group that sells the service to the public receives an appropriate fee from the other group for selling the service.

     In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that neither group may offer a bundle of services comprised primarily of the services of the other group without that other group's agreement.

     Inter-Group Interest. The AT&T Wireless Group policy statement provides that AT&T Wireless Group will not acquire an inter-group interest in AT&T Common Stock Group.

  Corporate opportunities

     The AT&T Wireless Group policy statement provides that our board of directors is to allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of AT&T and its shareholders as a whole and as contemplated by the other provisions of the AT&T Wireless Group policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors is to allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of AT&T and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting these provisions, and subject to pre-existing agreements relating to international markets, to allocate future mobile and fixed wireless opportunities to AT&T Wireless Group.

     Except under the AT&T Wireless Group policy statement and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts between the groups, harmonize capital spending and promote the use by each group of services of the other group, neither AT&T Wireless Group nor AT&T Common Stock Group has any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of the other group,

     - doing business with any potential or actual supplier, competitor or customer of any member of any other group, or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group.

     In addition, except under the policy statement and any other policies adopted by our board of directors, neither AT&T Wireless Group nor AT&T Common Stock Group has any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that more than one group may be financially able to undertake, and that are, from their nature, in the line of more than one group's business and are of practical advantage to more than one group,

     - to provide financial support to another group, or any member of that group, except as described under "-- Relationship with AT&T -- Financing arrangements," or

     - otherwise to assist any other group.

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     Under no circumstances are any members of AT&T Wireless Group or AT&T
Common Stock Group prevented from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

  Dividend policy

     The AT&T Wireless Group policy statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of AT&T Wireless Group tracking stock are entitled to receive dividends on AT&T Wireless Group tracking stock when, as and if AT&T's board of directors authorizes and declares dividends on AT&T Wireless Group tracking stock.

     Since AT&T Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, the AT&T Wireless Group policy statement provides that AT&T does not expect to pay any dividends on shares of AT&T Wireless Group tracking stock. If and when our board of directors determines to pay any dividends on shares of AT&T Wireless Group tracking stock, the policy statement provides that this determination will be a business decision that our board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of AT&T and other factors that our board of directors considers relevant. Payment of dividends on AT&T Wireless Group tracking stock also may be restricted by loan agreements, indentures and other transactions that AT&T enters into from time to time.

  Financial reporting

     The AT&T Wireless Group policy statement provides that AT&T is to prepare and include in its filings with the SEC financial statements of AT&T and AT&T Wireless Group for so long as AT&T Wireless Group tracking stock is outstanding.

  AT&T Wireless Group capital stock committee

     AT&T's by-laws provide for the AT&T Wireless Group capital stock committee of AT&T's board of directors that we describe under "-- AT&T Wireless Group Capital Stock Committee."

     In making determinations in connection with the policies set forth in the AT&T Wireless Group policy statement, the members of AT&T's board of directors and the AT&T Wireless Group capital stock committee act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the AT&T Wireless Group capital stock committee is subject to changes our board of directors may determine.

  Amendment and modification to the AT&T Wireless Group policy statement

     AT&T's board of directors may modify, suspend or rescind the policies set forth in the AT&T Wireless Group policy statement, including any resolution implementing the provisions of the policy statement. AT&T's board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the AT&T Wireless Group policy statement in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to AT&T and all of our shareholders.

RELATIONSHIP WITH AT&T PRIOR TO THE SPIN-OFF

  Branding

     AT&T Wireless Group is permitted, on the same discretionary basis as other businesses that AT&T wholly owns, or substantially owns in excess of a majority of the economic interest in, to operate under the AT&T service mark for appropriate business activities in its capacity as a division or subsidiary of AT&T. There are no royalty or licensing fees related to the use of branding. AT&T's divisions' or subsidiaries' use of the brand is limited in certain respects, including requiring compliance with AT&T's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without corporate approval.

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  Intellectual Property

     Intellectual property is to be managed by the group that has managed it historically. AT&T Common Stock Group and AT&T Wireless Group, on the same basis they have enjoyed historically, have the right to use the intellectual property managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. The groups also collaborate to achieve enterprise objectives with respect to the licensing or sale of intellectual property to third parties. The policy of the AT&T Wireless Group capital stock committee is not to sell or license any intellectual property that is predominantly used by AT&T Wireless Group if that sale of license would result in a material competitive disadvantage to AT&T Wireless Group. Any fees obtained through such sales or licensing are allocated to the group that predominantly uses the intellectual property sold or licensed, or if no specific intellectual property can be associated with a fee or such intellectual property is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses.

  Commercial transactions between groups

     All commercial transactions between AT&T Common Stock Group and AT&T Wireless Group are intended to be on commercially reasonable terms taken as a whole. The groups have negotiated and developed their arrangements over time and these arrangements have been subject to the review and approval of the AT&T Wireless Group capital stock committee.

     In the future, we may reallocate assets between AT&T Common Stock Group and AT&T Wireless Group in exchange for an increase or decrease in the retained inter-group interest held by AT&T Common Stock Group in AT&T Wireless Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

     - the reallocation by the transferee group to the transferor group of other assets or consideration,

     - the creation of inter-group debt owed by the transferee group to the transferor group, or

     - the reduction of inter-group debt owed by the transferor group to the transferee group,

     - in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

  Financing arrangements

     Loans from AT&T or any member of AT&T Common Stock Group to any member of AT&T Wireless Group are to be made at interest rates, fees and on other terms and conditions designed to be substantially equivalent to the interest rates, fees and other terms and conditions that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of AT&T Common Stock Group. This policy contemplates that these loans are to be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by AT&T Wireless Group, those fees or charges are to be allocated to AT&T Wireless Group.

     A corporate entity within AT&T Wireless Group has issued to AT&T $3.0 billion of 9% cumulative preferred stock that, subject to the approval of AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. This preferred stock is held by AT&T on behalf of AT&T Common Stock Group. AT&T Common Stock Group also had $1.8 billion of AT&T Wireless Group indebtedness at September 30, 2000.

  Accounting matters

     AT&T prepares financial statements in accordance with generally accepted accounting principles, consistently applied, for AT&T Wireless Group, and pro forma financial information for AT&T and AT&T Wireless Group, as well as full consolidated financial statements of AT&T. The financial statements and information for each of the groups principally reflect the financial position, results of operations and cash flows of the businesses included in those groups. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of AT&T common stock and holders of AT&T Wireless Group tracking stock are subject to risks associated with an investment in a single corporation and all of AT&T's businesses, assets and liabilities.

  Tax sharing agreement

     AT&T Common Stock Group and AT&T Wireless Group have entered into a tax sharing agreement dated as of May 2, 2000, that provides for tax sharing payments between AT&T Common Stock Group and AT&T Wireless Group based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group with respect to taxable periods ending after the issuance of the shares of AT&T Wireless Group tracking stock. This hypothetical group does not include Liberty Media Group. A separate tax sharing agreement exists between AT&T Common Stock Group and the Liberty Media Group under which tax sharing payments are made between AT&T and Liberty Media Group to the extent that the taxes of the actual affiliated group of which AT&T is the common parent are increased or decreased as a result of the inclusion of the Liberty Media Group in that affiliated group.

     Under the tax sharing agreement between AT&T Common Stock Group and AT&T Wireless Group, the consolidated tax liability before credits of the hypothetical group consisting of AT&T Common Stock Group and AT&T Wireless Group is allocated between AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to consolidated taxable income of the hypothetical group. Such allocation takes into account losses, deductions and other tax attributes, such as capital losses or charitable deductions, that are utilized by the hypothetical group even if these attributes could not be utilized on a stand-alone basis. For purposes of the tax sharing agreement, the $3.0 billion of 9% cumulative preferred stock issued by a corporate entity within AT&T Wireless Group to AT&T, and $1.8 billion of AT&T Wireless Group indebtedness held by AT&T Common Stock Group are treated as intercompany debt instruments, each with an issue price equal to its face amount, for federal, state and local income tax purposes. Accordingly, tax sharing payments are calculated by treating coupon payments on the preferred stock and debt as interest expense to AT&T Wireless Group and interest income to AT&T Common Stock Group. Tax sharing payments in respect of the consolidated tax liability of the hypothetical group, after allocation of consolidated tax credits, are made between AT&T Common Stock Group and AT&T Wireless Group consistent with the allocations under the tax sharing agreement.

     In addition, under the tax sharing agreement, AT&T Wireless Group is responsible for all tax items resulting from the attribution to AT&T Wireless Group, or transfer to a legal entity which is a member of AT&T Wireless Group, of certain international wireless investments formerly owned by MediaOne as well as any tax items resulting from the distribution of the stock of any company the assets of which are tracked by AT&T Wireless Group tracking stock.

     The tax sharing payments under the tax sharing agreement assume that the members of AT&T Common Stock Group and AT&T Wireless Group are members of the same affiliated, consolidated, combined or unitary group for the relevant federal, state, local or foreign income tax purposes with respect to taxable periods ending after the issuance of the shares of AT&T Wireless Group tracking stock. It is possible, however, that the IRS may assert that AT&T Wireless Group tracking stock is not stock of AT&T, in which case the members of AT&T Common Stock Group and AT&T Wireless Group may not be members of the same federal income tax affiliated group filing consolidated returns. AT&T believes that it is unlikely that the IRS would prevail on that view, but no assurance can be given in that regard. AT&T Wireless Group would be responsible under the tax sharing agreement for any corporate-level taxes resulting from the treatment of AT&T Wireless Group tracking stock as not stock of AT&T, and any corporate-level taxes on the actual or deemed disposition of AT&T Wireless Group caused by the issuance of AT&T Wireless Group tracking stock.

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

                       DESCRIPTION OF AT&T CAPITAL STOCK

     The following description of certain terms of the capital stock of AT&T does not purport to be complete, and is qualified in its entirety by reference to AT&T's charter. The terms of the Class A Liberty Media Group tracking stock and the Class B Liberty Media Group tracking stock can be found in AT&T's charter. For more information on how you can obtain AT&T's charter, see "Where You Can Find More Information" on page 101. You are urged to read AT&T's charter in its entirety.

GENERAL

     AT&T's charter currently provides that AT&T is authorized to issue 16.50 billion shares of capital stock, consisting of 100 million shares of AT&T preferred stock and 16.40 billion shares of common stock, of which six billion are shares of AT&T common stock, 4.0 billion are shares of Class A Liberty Media Group tracking stock, 400 million are shares of Class B Liberty Media Group tracking stock and six billion are shares of AT&T Wireless Group tracking stock. As of October 31, 2000, 3,753,409,021 shares of AT&T common stock, no shares of AT&T preferred stock, 2,369,760,656 shares of Class A Liberty Media Group tracking stock and 206,221,288 shares of Class B Liberty Media Group tracking stock and 360,971,000 shares of AT&T Wireless Group tracking stock were issued and outstanding.

AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. All shares of AT&T preferred stock of all series will rank equally and be identical in all respects, except that our board of directors is authorized to fix the number of shares in each series, the designation thereof, and, subject to the provisions of Article Third of AT&T's charter, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series and specifically is authorized to fix with respect to each series:

     - the dividend rate on the shares of such series and the date or dates from which dividends will be cumulative; the times when, the prices at which, and all other terms and conditions upon which, shares of such series will be redeemable,

     - the amounts that the holders of shares of such series will be entitled to receive upon the liquidation, dissolution or winding up of AT&T, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates,

     - whether or not the shares of such series will be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund will be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund or funds,

     - whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or series or for any class of common shares and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same,

     - the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, common shares,

     - the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of any additional shares ranking on a parity with or prior to the shares of such series in addition to the restrictions provided for in Article Third of AT&T's charter,

     - the voting powers, if any, of the shares of such series in addition to the voting powers provided for in Article Third of AT&T's charter, and

     - such other rights, preferences and limitations as will not be inconsistent with Article Third of AT&T's charter.

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

     All shares of any particular series will rank equally and be identical in all respects, except that shares of any one series issued at different times may differ as to the date from which dividends will be cumulative.

     Dividends on shares of AT&T preferred stock of each series will be cumulative from the date or dates fixed with respect to such series, and will be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in common shares) will be declared or paid or set apart for payment on common shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period will have been paid or declared and set apart for payment on all then-outstanding shares of AT&T preferred stock and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of AT&T preferred stock will have been complied with, our board of directors may declare dividends on the common shares and the shares of AT&T preferred stock will not be entitled to share therein.

     Upon any liquidation, dissolution or winding up of AT&T, the holders of shares of AT&T preferred stock of such series will be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of AT&T will be made to or set apart for the holders of common shares and, after such payments will have been made in full to the holders of shares of AT&T preferred A stock, the holders of common shares will be entitled to receive any and all assets remaining to be paid or distributed to shareholders and the holders of shares of AT&T preferred stock will not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of AT&T or a consolidation or merger of AT&T with one or more other corporations (whether or not AT&T is the surviving corporation of such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     The aggregate amount that all shares of AT&T preferred stock outstanding at any time will be entitled to receive on involuntary liquidation, dissolution or winding up will not exceed $8 billion.

     So long as any shares of AT&T preferred stock are outstanding, AT&T will not:

     - authorize shares of stock ranking prior to shares of AT&T preferred stock or change any provision of Article Third of AT&T's charter so to affect adversely shares of AT&T preferred stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of AT&T preferred stock at the time outstanding;

     - change any of the provisions of any series of AT&T preferred stock at the time outstanding so as to affect adversely shares of such series without the affirmative vote or consent of the holders of at least 66 2/3% of such series of AT&T preferred stock; or

     - increase the authorized number of shares of AT&T preferred stock or increase the authorized number of shares of any class of stock ranking on a parity with the AT&T preferred stock without the affirmative vote or consent of the holders of at least a majority of all the shares of AT&T preferred stock at the time outstanding.

     Whenever, at any time or times, dividends payable on shares of AT&T preferred stock will be in default in an aggregate amount equivalent to six full quarterly dividends on any series of AT&T preferred stock at the time outstanding, the number of directors then constituting our board of directors will be increased by two, and the outstanding shares of AT&T preferred stock will, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of AT&T to fill such newly created directorships, and such right will continue until such time as all dividends accumulated on all shares of AT&T preferred stock to the latest dividend payment date will have been paid or declared and set apart for payment.

     No holder of shares of AT&T preferred stock of any series, irrespective of any voting or other right of shares of such series, will have, as such holder, any preemptive right to purchase any other shares of AT&T or any securities convertible into or entitling the holder to purchase such other shares.

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     If, in any case, the amounts payable with respect to any requirements to retire shares of AT&T preferred stock are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series will be in proportion to the respective amounts that would be payable on account of such requirements if all amounts payable were paid in full.

     DoCoMo will purchase 812,511.778 shares of a new class of AT&T preferred stock, par value $1.00, that we call "New Wireless tracking stock." Each share of New Wireless tracking stock is intended to be the economic and voting equivalent of 500 shares of AT&T Wireless Group tracking stock, and is convertible at any time into 500 shares of AT&T Wireless Group tracking stock. The New Wireless tracking stock also has some additional rights not available to holders of AT&T Wireless Group tracking stock. See "Recent
Developments -- DoCoMo Strategic Investment -- New Class of AT&T Wireless Group Tracking Stock."

AT&T WIRELESS GROUP TRACKING STOCK

  AT&T Wireless Group

     We designed AT&T Wireless Group tracking stock to track the economic performance of AT&T Wireless Group. "AT&T Wireless Group" consists of, generally, the interest of AT&T or any of its subsidiaries in all of the businesses, assets and liabilities reflected in the audited combined financial statements of AT&T Wireless Group, as of December 31, 1999, including any successor to AT&T Wireless Group by merger, consolidation or sale of all or substantially all of its assets. AT&T's charter contains adjustments to the definition of AT&T Wireless Group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.

     The "AT&T Common Stock Group" consists of, generally, the interest of AT&T or any of its affiliates in all of the businesses in which AT&T or any of its affiliates (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of AT&T or any of its affiliates, other than:

     - the economic interest in AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock, and

     - any businesses, assets or liabilities of the Liberty Media Group.

     We created the Liberty Media Group at the time of the TCI merger and defined it to consist primarily of TCI's programming assets and businesses, TCI's principal international assets and businesses, and substantially all of TCI's non-cable and non-programming assets and businesses other than its interest in At Home Corporation.

  AT&T Wireless Group Allocation Fraction

     AT&T's charter defines the "AT&T Wireless Allocation Fraction" to represent the interest in the economic performance of AT&T Wireless Group reflected by AT&T Wireless Group tracking stock issued to the public. At any time that all of the interest in the economic performance of AT&T Wireless Group is not reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will be used, in effect, to allocate to the AT&T Common Stock Group the right to participate in any dividend, distribution or liquidation payment made to holders of AT&T Wireless Group tracking stock. This right to participate will reflect the inter-group interest of the AT&T Common Stock Group in AT&T Wireless Group, which will be equal to one minus this fraction. At any time that all of the interest in the economic performance of AT&T Wireless Group is fully reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will equal one and, accordingly, the inter-group interest will equal zero.

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     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of AT&T Wireless Group tracking stock and stock dividends payable in shares of AT&T Wireless Group tracking stock,

     - to reflect the fair market value of contributions or allocations by AT&T of cash, property or other assets or liabilities from the AT&T Common Stock Group to AT&T Wireless Group (or vice versa), or of cash or property or other assets or liabilities of the AT&T Common Stock Group to, or for the benefit of, employees of AT&T Wireless Group in connection with employee benefit plans or arrangements of AT&T or any of its subsidiaries (or vice versa),

     - to reflect the number of shares of capital stock of AT&T contributed to, or for the benefit of, employees of AT&T Wireless Group in connection with benefit plans or arrangements of AT&T or any of its subsidiaries,

     - to reflect repurchases by AT&T of shares of AT&T Wireless Group tracking stock for the account of AT&T Wireless Group,

     - to reflect issuances of AT&T Wireless Group tracking stock for the account of AT&T Wireless Group,

     - to reflect dividends or other distributions to holders of AT&T Wireless Group tracking stock, to the extent no payment is made to the AT&T Common Stock Group, and

     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of AT&T Wireless Group tracking stock in any particular dividend or other distribution, we will reduce the economic interest of holders of AT&T Wireless Group tracking stock to reflect dilution arising from shares of AT&T Wireless Group tracking stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     AT&T's charter provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of AT&T common stock and AT&T Wireless Group tracking stock. In the event that any assets or other property are acquired by the AT&T Common Stock Group and allocated or contributed to AT&T Wireless Group, the consideration paid by the AT&T Common Stock Group to acquire such assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to AT&T Wireless Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

  Voting Rights

     Each outstanding share of AT&T Wireless Group tracking stock has one-half of a vote per share. The voting rights of AT&T Wireless Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock.

     Holders of AT&T common stock are entitled to one vote on all matters voted on by shareholders. Holders of Class B Liberty Media Group tracking stock are entitled to 0.375 of a vote per share and holders of Class A Liberty Media Group tracking stock have 0.0375 of a vote per share on all matters voted on by shareholders. The voting rights of AT&T common stock, Class B Liberty Media Group tracking stock and Class A Liberty Media Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

     Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, each other class of common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T.

     No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the NYBCL.

  Dividends

     General. Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock. AT&T does not expect to pay dividends on shares of AT&T Wireless Group tracking stock.

     Discrimination among classes of common shares. Our charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under " -- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock any dividends it receives from any entity included in the Liberty Media Group.

  Share Distributions

     Subject to the provisions of Liberty Media Group tracking stock, AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock or any other securities of AT&T or any other person to holders of AT&T Wireless Group tracking stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on AT&T common stock or AT&T Wireless Group tracking stock. Subject to any limitations imposed by the terms of Liberty Media Group tracking stock, AT&T may declare and pay a share distribution to holders of AT&T common stock, AT&T Wireless Group tracking stock or any other class of common shares consisting of any securities of AT&T, any subsidiary of AT&T, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration.

     Discrimination among classes of common shares. AT&T's charter does not provide for mandatory share distributions. Subject to the restrictions described above or that are in effect regarding Liberty Media Group tracking stock, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions amounts declared, liquidation rights or any other factor.

  Redemption

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the occurrence of tax-related events or May 2, 2002, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In such event, each share of AT&T Wireless Group tracking stock will be redeemed in exchange for that number of shares of AT&T common stock, calculated to the nearest 1/10,000, equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock.

     In this case, the average market price per share of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock for the 40 consecutive trading days ending on the 15th trading day prior to the date notice of the redemption is mailed to holders of AT&T Wireless Group tracking stock.

     In order to redeem AT&T Wireless Group tracking stock on the basis of a tax event, AT&T must obtain the opinion of counsel that, as a result of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after AT&T Wireless Group tracking stock is issued, there is more than an insubstantial risk that:

     - any issuance of AT&T Wireless Group tracking stock would be treated as a sale or other taxable disposition by AT&T or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying AT&T Wireless Group tracking stock,

     - the existence of AT&T Wireless Group tracking stock would subject AT&T, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     - either AT&T common stock or AT&T Wireless Group tracking stock would not be treated solely as common stock of AT&T.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. AT&T's charter also provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies certain requirements under the Internal Revenue Code and that holds all of the assets and liabilities of AT&T Wireless Group. We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange each share of AT&T Wireless Group tracking stock, on a pro rata basis, for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by AT&T.

     Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition by AT&T in a transaction or series of related transactions, of all or substantially all of the properties and assets of AT&T Wireless Group, AT&T is generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

     - AT&T may redeem each outstanding share of AT&T Wireless Group tracking stock in exchange for a number of shares of AT&T common stock (calculated to the nearest 1/10,000) equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock. For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     - Subject to limitations, AT&T may declare and pay a dividend in cash and/or in securities (other than AT&T common stock) or other property to holders of the outstanding shares of AT&T Wireless Group tracking stock equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the properties and assets of AT&T Wireless Group, AT&T may redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves substantially all, but not all, of the properties and assets of AT&T Wireless Group, AT&T may redeem a number of outstanding shares of AT&T Wireless Group tracking stock in exchange for a redemption price equal to the net proceeds of that disposition. The number of shares of AT&T Wireless Group tracking stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market value of one share of AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding shares of AT&T Wireless Group tracking stock.

     - Subject to limitations, AT&T may take a combination of the actions described in the preceding bullets whereby AT&T may redeem some shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock to either (1) declare and pay a dividend as described in the second bullet above, or (2) redeem part or all of the remaining shares of AT&T Wireless Group tracking stock as described in the third or fourth bullet above.

     For purposes of these provisions, "substantially all of the properties and assets" of AT&T Wireless Group as of any date means a portion of such properties and assets that represents at least 80% of the fair value of the properties and assets attributed to AT&T Wireless Group as of such date.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and AT&T will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of AT&T Wireless Group tracking stock, voting as a separate class,

     - if the disposition is in connection with a liquidation of AT&T,

     - if the disposition is to a person or group of which AT&T is the majority owner and AT&T Wireless Group receives in exchange primarily equity securities of that person or group as consideration,

     - in connection with a spin-off or similar distribution of AT&T's entire interest in AT&T Wireless Group to the holders of AT&T Wireless Group tracking stock, including a distribution that is made in connection with a mandatory redemption as described under "-- Redemption in exchange for shares of AT&T common stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     - in connection with a "related business transaction," which generally means a disposition of all or substantially all of the assets attributed to AT&T Wireless Group in which AT&T receives equity securities of an entity that engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by AT&T Wireless Group prior to such transaction.

  General Procedures

     Public announcements; notices. In the case of specified dispositions or a redemption, AT&T will publicly announce or otherwise provide specified information to holders of AT&T Wireless Group tracking stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of AT&T Wireless Group tracking stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, AT&T will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of AT&T Wireless Group tracking stock; except that, if a redemption date with respect to AT&T Wireless Group tracking stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or AT&T's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of AT&T Wireless Group tracking stock wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of AT&T or its agent, that the tax has been paid or is not applicable.

  Liquidation Rights

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. AT&T will calculate the market capitalizations based on the 20-trading day period ending on the trading day prior to the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

     None of the following, by itself, will constitute a liquidation, dissolution or winding up of AT&T:

     - the consolidation or merger of AT&T with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of AT&T,

     - any transaction or series of related transactions that results in all of the assets and liabilities included in AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock, and

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group subsidiaries and the distribution of such Liberty Media Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding Liberty Media Group tracking stock (but this will be subject to the provisions relating to the redemption of shares of Liberty Media Group tracking stock described in our charter).

  Determinations by Our Board of Directors

     Any determinations made by our board of directors under any provision described in AT&T's charter will be final and binding on all shareholders of AT&T, except as may otherwise be required by law. AT&T will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Corporate Secretary.

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ANTI-TAKEOVER CONSIDERATIONS

     The New York Business Corporation Law, AT&T's charter and the AT&T by-laws contain provisions which could serve to discourage or make more difficult a change in control of AT&T without the support of the AT&T board of directors or without meeting various other conditions.

  Business Combinations

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon. AT&T's charter does not contain a provision expressly providing for majority approval of such transactions.

  State Takeover Legislation

     Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either certain "fair price" provision are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates and associates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that cause such shareholder to become an interested shareholder, was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder.

     A New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912 of the NYBCL. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. The AT&T by-laws contain no provision electing not to be governed by such section of the NYBCL.

  Shareholder Action

     Under the NYBCL, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. AT&T's charter does not contain such a provision.

  Shareholder Proposals

     The AT&T by-laws require that, for business to be properly brought before an annual meeting by a shareholder, or for shareholder nominations to be made at an annual meeting, the shareholder must have delivered notice thereof to AT&T (containing certain information specified in the AT&T by-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

  Meetings of Shareholders

     The AT&T by-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board or by our board of directors.

  Cumulative Voting

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. AT&T's charter does not contain such a provision.

  Removal of Directors

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed for cause by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

     Neither AT&T's charter nor the AT&T by-laws provide that directors may be removed without cause by action of the shareholders or that directors may be removed by our board of directors.

  Vacancies

     The certificate of incorporation or by-laws may provide that newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

                                       111
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                       COMPARISON OF RIGHTS OF HOLDERS OF
            AT&T COMMON STOCK AND AT&T WIRELESS GROUP TRACKING STOCK
                             PRIOR TO THE SPIN-OFF

     We summarize below the material differences between the rights of holders of AT&T common stock and holders of AT&T Wireless Group tracking stock. We do not intend for this summary to be a complete statement of the rights of holders of shares of AT&T Wireless Group tracking stock or a comprehensive comparison with the rights of the holders of shares of AT&T common stock, or a complete description of the specific provisions referred to in this summary. For more information on AT&T's capital stock, see "Description of AT&T Capital Stock" on page 101.

     If you exchange your shares of AT&T common stock for shares of AT&T Wireless Group tracking stock, until the spin-off is completed you will remain a common stockholder of AT&T Corp., but you will have different rights as a result of AT&T's corporate structure. The rights of holders of AT&T common stock and holders of AT&T Wireless Group tracking stock are defined and governed by the AT&T charter, the AT&T by-laws and the NYBCL.

     We do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NYBCL, AT&T's charter and AT&T's by-laws, to which holders of shares of AT&T common stock are referred. Copies of the governing corporate instruments of AT&T have been filed with the SEC. For information about how to obtain copies, see "Where You Can Find More Information."

VOTING RIGHTS

     Currently, holders of AT&T common stock have one vote per share, holders of Class B Liberty Media Group tracking stock have 0.375 of a vote per share, holders of Class A Liberty Media Group tracking stock have 0.0375 of a vote per share, and holders of AT&T Wireless Group tracking stock have 0.5 of a vote per share. This voting power is subject to adjustment for stock splits, stock dividends and combinations, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock. Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, each other class of AT&T common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T. No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the NYBCL.

DIVIDENDS

     Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock.

     Provided that there are sufficient assets to pay a dividend on a class of stock, our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of AT&T common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock, subject to legal restrictions, any dividends and distributions it receives from any entity included in the Liberty Media Group.

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REDEMPTION

     AT&T common stock is not subject to redemption. At any time following either the occurrence of tax-related events or May 2, 2002 and in the event of certain significant transactions, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In addition, AT&T Wireless Group tracking stock may be mandatorily exchanged for shares of a subsidiary holding substantially all of the assets of the AT&T Wireless Group. For more information on redemption of AT&T Wireless Group tracking stock, see "Description of AT&T Capital Stock -- AT&T Wireless Group Tracking Stock -- Redemption" on page 105.

LIQUIDATION

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. AT&T will calculate the market capitalizations based on the 20-trading day period ending on the trading day prior to the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

                                  THE SPIN-OFF

     Under AT&T's restructuring plan announced October 25, 2000, each of AT&T's major business units, AT&T Wireless, AT&T Broadband, AT&T Consumer and AT&T Business, would become a publicly traded company, represented either by a tracking stock or an asset-based common stock.

     Following completion of this exchange offer, the issued and outstanding shares of AT&T Wireless Group tracking stock will represent only a portion of the economic value of AT&T Wireless Group. AT&T Common Stock Group will continue to retain the remaining interest in AT&T Wireless Group in the form of a retained inter-group interest. As such, AT&T Wireless Group will continue to be a part of AT&T following completion of this exchange offer. However, subject to a number of conditions and circumstances which are described below, AT&T intends to spin-off AT&T Wireless Group from AT&T.

     We expect that this spin-off would be accomplished through the following steps, any or all of which may be effected simultaneously:

     - Transfer all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, a subsidiary of AT&T that currently holds a substantial amount of the assets of AT&T Wireless Group.

     - Mandatorily exchange, in accordance with the terms of AT&T's charter, all issued and outstanding shares of AT&T Wireless Group tracking stock, including the shares of AT&T Wireless Group tracking stock issued in this exchange offer and to DoCoMo, in exchange for the securities of AT&T Wireless Group it then holds, for shares of common stock of AT&T Wireless Services.

     - Distribute all of the remaining shares of AT&T Wireless Services, held by AT&T in respect of its inter-group retained interest, on a pro rata basis, to holders of AT&T common stock.

     The specific terms and conditions of the spin-off of AT&T Wireless Services are expected to be governed by a separation and distribution agreement to be entered into among AT&T and AT&T Wireless Services. The material expected terms of this separation and distribution agreement are summarized below.

     In addition, we expect that AT&T and AT&T Wireless Services will enter into a number of other agreements in connection with the spin-off. We expect these agreements to include:

     - brand license agreement

     - network services agreements

     - agency and referral agreement

     - employee benefits agreement

     - intellectual property agreement

     - tax sharing agreement

     - interim and other services agreements

The material expected terms of these agreements are described below. However, we do not expect that any of these agreements will be entered into until immediately prior to the spin-off, and each of AT&T and AT&T Wireless Services reserves the right to materially change the terms of these agreements.

SEPARATION AND DISTRIBUTION AGREEMENT

     The following summary of the expected form of the separation and distribution agreement does not purport to be complete, and it is qualified in its entirety by the form of separation and distribution agreement which has been filed as an exhibit to the registration statement of which this document is a part.

     The separation and distribution agreement sets forth the agreements among AT&T and AT&T Wireless Services with respect to the principal corporate transactions required to effect the spin-off, and a number of other agreements governing the relationship between AT&T Wireless Services and AT&T following the spin-off. We expect to execute the separation and distribution agreement immediately prior to the spin-off. We only expect to enter into the separation and distribution agreement, and to complete the spin-off, if specified conditions are met. These conditions include, among others, receipt of a favorable ruling on the spin-off from the Internal Revenue Service, the satisfaction by AT&T of a number of conditions in a new credit agreement that AT&T expects to enter into and the receipt of other approvals.
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     Specifically, AT&T expects to enter into a new $25 billion bank facility.
The commitment letter with respect to this bank facility provides, and the definitive credit agreement is expected to provide, that AT&T cannot effect specified transactions, including the distribution of AT&T Wireless Group in the spin-off, unless

     - AT&T's public debt rating for its long-term senior debt is at least BBB+ by Standard & Poor's Ratings Services and Baa1 by Moody's Investors Service, Inc.

     - there are no defaults or events of default under the credit agreement,

     - the preferred equity interest in AT&T Wireless Group held by, and intercompany indebtedness owed by AT&T Wireless Group to, AT&T is repaid and

     - required prepayments of the credit facility are made.

AT&T's current long-term debt ratings are A on CreditWatch with negative implications by Standard and Poor's and A2 under review for possible downgrade by Moody's.

     While we currently intend to complete the spin-off, we cannot assure you that these conditions will be met or that, even if these conditions are met, the spin-off will occur or that if the spin-off does occur that it will occur on the terms or in the manner described, or in the time frame contemplated.

  The Separation

     In the separation and distribution agreement, AT&T will agree to transfer, or to cause its subsidiaries to transfer, to AT&T Wireless Services:

     - all assets attributed to AT&T Wireless Group by AT&T's charter that are not then held by AT&T Wireless Services;

     - all assets reflected in the most recent balance sheet of AT&T Wireless Group that are not then held by AT&T Wireless Services;

     - specified contracts which relate to AT&T Wireless Group; and

     - other specified assets.

These assets are referred to as the "additional wireless group assets."

     AT&T Wireless Services will also agree to assume or fulfill:

     - all liabilities attributed to AT&T Wireless Group by AT&T's charter to which AT&T Wireless Services or its subsidiaries is not then subject;

     - all liabilities reflected in the most recent balance sheet of AT&T Wireless Group to which AT&T Wireless Services is not then subject;

     - all liabilities to the extent arising out of, relating to or resulting from the operations of AT&T Wireless Group including its contracts and assets;

     - all liabilities to the extent arising out of, relating to or resulting from terminated, divested or discontinued businesses and operations that were part of AT&T Wireless Group immediately prior to termination, divestiture or discontinuation;

     - all liabilities to the extent arising out of, relating to or resulting from, a specified list of litigations;

     - all liabilities to the extent arising out of, relating to or resulting from the provision, or failure to provide, telecommunications services by AT&T Wireless Group;

     - a portion of the liabilities, if any, resulting out of an action relating to AT&T Wireless Group's assets in Malaysia, subject to certain adjustments;

     - a portion of the liabilities, if any, arising out of specified purported securities class actions litigations to the extent relating to AT&T Wireless Group tracking stock;

     - specified liabilities resulting from the spin-off;

     - obligations and commitments under a specified list of contracts; and

     - other specified liabilities.

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

These liabilities are referred to as "additional wireless group liabilities."

     Generally, neither AT&T nor AT&T Wireless Services will make any representation or warranty as to:

     - the assets, businesses or liabilities transferred or assumed;

     - any consents or approvals required in connection with that transfer or assumption;

     - the value or freedom from any lien or other security interest of any of the additional wireless group assets; and

     - the absence of any defenses or freedom from counterclaim relating to any claim of any person, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

In addition, the wireless group assets are being transferred on an "as is," "where is" basis, and AT&T Wireless Services will agree to bear the economic and legal risks that the conveyance is insufficient to vest good and marketable title, free and clear of any lien or other security interest.

     In order to facilitate these transfers and assumptions, each of AT&T and AT&T Wireless Services will agree to execute and deliver those deeds, assignments, bills of sale, stock powers and other instruments of transfer or conveyance as may be necessary. Each of AT&T and AT&T Wireless Services will also agree to take such further actions as may be necessary to effectuate these transfers and assumptions, including obtaining any required governmental consents.

     AT&T and AT&T Wireless Services will generally also agree to terminate all agreements, understandings and arrangements among AT&T and AT&T Wireless Services with specified exceptions. AT&T Wireless Services will agree, upon completion of the spin-off, to repay the full amount of the principal and accrued but unpaid interest of all outstanding indebtedness owed by AT&T Wireless Group to AT&T and the face value and accrued but unpaid dividends on all preferred stock in AT&T Wireless Group held by AT&T.

  The Mandatory Exchange and the Distribution

     Following completion of the transactions described under "-- The Separation," AT&T would deliver to an exchange agent a stock certificate representing the shares of AT&T Wireless Services common stock that will be delivered in exchange for shares of AT&T Wireless Group tracking stock. AT&T would then deliver to the exchange agent a stock certificate representing the shares of AT&T Wireless Services common stock issued to AT&T in respect of its retained inter-group interest in the mandatory exchange, which will be distributed pro rata to holders of AT&T common stock.

     AT&T will issue no fractional shares in either the mandatory exchange or the distribution, and, instead, will issue cash to holders of AT&T common stock and AT&T Wireless Group common stock in lieu of those fractional shares.

  Reduction in Retained Inter-Group Interest

     The separation and distribution agreement will provide that in consideration of the liabilities and obligations that would be assumed by AT&T Wireless Services in the employee benefits agreement, including the obligation to assume a portion of AT&T's employee stock options, AT&T will, effective immediately prior to the spin-off, reduce its retained inter-group interest by 12,577,650 nominal shares of AT&T Wireless Group tracking stock. As of
            , based on the closing trading price of AT&T Wireless Group tracking
stock, this reduction had a value of approximately $     million. For more
information on the liabilities and obligations that AT&T Wireless Services will assume in the employee benefits agreement, please see "Relationship between AT&T and AT&T Wireless Services following the Spin-Off -- Employee Benefits Agreement" on page [ ].

  Releases and Indemnification

     The separation and distribution agreement generally will provide for a full and complete release and discharge as of the date of the completion of the mandatory exchange of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the completion of the mandatory
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

exchange, between or among AT&T and its affiliates, on the one hand, and AT&T Wireless Services and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

     AT&T Wireless Services will agree to indemnify, defend and hold harmless AT&T and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of AT&T Wireless Services or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by AT&T Wireless Services or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

     AT&T will agree to indemnify, defend and hold harmless AT&T Wireless Services and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     - the failure of AT&T or its affiliates or any other person to pay, perform or otherwise promptly discharge any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any liabilities of AT&T, other than liabilities of AT&T Wireless Group or additional wireless group liabilities;

     - any breach by AT&T or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement; and

     - specified disclosure liabilities.

     The separation and distribution agreement also specifies procedures for claims for indemnification made under the provisions described above.

  Agreement on Spin-Off Taxes and Limitations on Future Transactions

     Under the separation and distribution agreement, AT&T Wireless Services, is responsible for any tax liability and any related liability (e.g. interest, penalties, accounting, legal and other professional fees, etc.) that results from the spin-off failing to qualify as a tax-free transaction, unless any such liability was caused by (1) the inaccuracy of certain factual representations made by AT&T in connection with obtaining a private letter ruling from the IRS (or in connection with obtaining a tax opinion), or (2) a post spin-off transaction with respect to the stock or assets of AT&T.

     In addition, AT&T Wireless Services has agreed that, for a period of 30 months from the date of the distribution:

     - it will continue to be a company engaged in the active conduct of a trade or business as defined in Section 355(b) of the Internal Revenue Code.

     - it will not enter into any transaction or transactions as a result of which any person or group of related persons would acquire, or have the right to acquire, AT&T Wireless Services stock that represents more than five percent of the vote or value of all outstanding shares of AT&T Wireless Services stock unless (1) AT&T determines that such transaction or transactions would not render the spin-off taxable, or (2) AT&T or AT&T Wireless Services, at AT&T's election, obtains a tax opinion or private letter ruling from the IRS confirming that the subsequent transaction will not render the spin-off taxable.

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

  Termination

     The separation and distribution agreement will provide that it may be terminated at any time prior to the completion of the distribution by AT&T in its sole discretion. If AT&T terminates the separation and distribution agreement, neither party will have any liability or further obligation to any other party.

  Amendments and Waivers

     The separation and distribution agreement will provide that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

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

                  RELATIONSHIP BETWEEN AT&T AND AT&T WIRELESS
                        SERVICES FOLLOWING THE SPIN-OFF

BRAND LICENSE AGREEMENT

     AT&T and AT&T Wireless Services expect to enter into a brand license agreement pursuant to which AT&T Wireless Services will have rights, on a royalty-free basis (subject to the payment of a maintenance fee described below), to continue to use specified AT&T brands, including the AT&T globe design and the AT&T trade dress. Under the brand license agreement, AT&T Wireless Services will be entitled to use these AT&T brands, alone or in combination with AT&T Wireless Services' other marks, for the provision of its mobile cellular services, including so-called third generation services, its residential fixed wireless services and certain ancillary products and services for a period of five years following the completion of the spin-off. After the initial five-year period, AT&T Wireless Services will be entitled, if it chooses, to continue to use these AT&T brands on these services for an additional five-year period. During the second five-year period, AT&T Wireless Services may terminate the brand license agreement by providing 12 months prior notice. In addition, AT&T Wireless Services may continue to use these AT&T brands after the brand license agreement is terminated during a one-year transition period.

     AT&T Wireless Services will have the exclusive right to use these AT&T brands in connection with its wide-area mobile cellular services, aircraft to ground services, and specified ancillary wireless services. AT&T Wireless Services will have the non-exclusive right to use these AT&T brands in connection with its residential fixed wireless services in certain territories (provided that AT&T cannot license the brands to third parties for residential fixed wireless services or to third parties providing residential telephony or high speed data services competing with residential fixed wireless services unless AT&T provides a component of such service) and on specified content, equipment and software associated with the AT&T Wireless Services' services as well as on certain wireless devices, portals and promotional products. For two years following the completion of the spin-off, AT&T Wireless Services reserves the right to obtain a non-exclusive license to use these AT&T brands for specified small business fixed wireless services if a distribution agreement is reached with AT&T relating to AT&T Wireless Services' provision to AT&T of fixed wireless services.

     The territory of the brand license agreement is generally worldwide with exceptions where AT&T has already granted brand license agreements, e.g., Canada, Mexico, Republic of China, parts of India, or where another AT&T unit has exclusive brand rights for related services. Subject to certain conditions set forth in the brand license agreement, AT&T Wireless Services may also extend certain rights to use these AT&T brands to authorized dealers of AT&T Wireless Services' services. The brand license agreement provides that AT&T Wireless Services will comply with specified quality, customer care, graphics and marketing standards in connection with the use of these AT&T brands. It also provides that, for so long as AT&T Wireless Services uses these AT&T brands, it will pay AT&T a brand maintenance fee for the administration, protection and promotion of these AT&T brands. AT&T may terminate the brand license agreement in the event of a significant breach, as defined in the brand license agreement, and a change of control of AT&T Wireless Services.

NETWORK SERVICES AGREEMENTS

     AT&T and AT&T Wireless Services expect to enter into a network services agreement under which AT&T will provide voice and data telecommunications services to AT&T Wireless Services for a five year term. The services that will be covered under the network services agreement include both wholesale services, which AT&T Wireless Services will use as a component of wireless services it provides to its customers, and administrative services, for example corporate usage with respect to which AT&T Wireless will use itself.

     Under the terms and conditions of the network services agreement, AT&T Wireless Services will have an annual base purchase commitment for domestic voice services equal to AT&T Wireless Services actual usage in 2001. The pricing on which AT&T provides these services will be subject to internal and external benchmarking. Any growth in AT&T Wireless' services needs for these domestic voice services above that base purchase commitment is not committed to AT&T, although AT&T has a right to match any third party
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

offers until 2003 for 80% of that growth. Thereafter, for the remainder of the term of the network services agreement, AT&T Wireless Services may award its business above the commitment to any carrier.

     In addition, AT&T Wireless will agree to purchase all international voice services from AT&T for the term of the network services agreement. The pricing on which AT&T provides these services will be at the price AT&T receives from Concert, its joint venture with British Telecommunications, without mark-up.

     AT&T Wireless Services' base commitment for administrative services (data and voice) will be set at 80% of 2000 purchases. With respect to AT&T Wireless Services' needs for local connectivity, business will be awarded to AT&T if AT&T meets committed levels of performance, and offers price and performance terms at least as favorable as those offered by other providers.

     AT&T and AT&T Wireless Services also expect to enter into other commercial agreements, including agreements governing the physical interconnection of their networks and other intercarrier arrangements, SS7 signaling services to be provided by AT&T Wireless Services to AT&T's business services unit, a 38 GHz license to be provided by AT&T Wireless Services to AT&T's business services unit, agreements under which AT&T will provide space and power in various AT&T locations for AT&T Wireless Services' equipment and an agreement under which AT&T Wireless Services will provide wireless services to AT&T for administrative purposes.

AGENCY AND REFERRAL AGREEMENT

     AT&T and AT&T Wireless Services also expect to enter into an agency and referral agreement that covers AT&T's acting as an agent on AT&T Wireless Services' behalf to assist AT&T Wireless Services in obtaining business with AT&T's business customers.

EMPLOYEE BENEFITS AGREEMENT

     AT&T and AT&T Wireless Services expect to enter into an employee benefits agreement that will govern the employee benefit obligations of AT&T Wireless Services, including both compensation and benefits, with respect to active employees and retirees assigned to AT&T Wireless Group. In general, pursuant to the employee benefits agreement, AT&T Wireless Services will be responsible for all liabilities relating to employees or former employees of AT&T Wireless Services, and their dependents and beneficiaries, other than those liabilities relating to employment by AT&T for periods on or before the last date as of which AT&T Wireless Services is a member of AT&T's controlled group within the meaning of Section 414 of the Internal Revenue Code, which date is sometimes referred to as the "disposition date," that are expressly retained by AT&T. Each plan maintained by AT&T Wireless Services shall provide that each employee of AT&T Wireless Services or any of its affiliates as of the disposition date, each sometimes referred to as a "transferred individual," will receive full recognition and credit under each AT&T Wireless Services plan for all service with AT&T or its affiliates for purposes of determining eligibility to participate, vesting and the schedule of benefits under each AT&T Wireless Services plan in which such employee will otherwise be eligible to participate.

     AT&T and AT&T Wireless Services will establish a procedure by which each transferred individual who has an account under the AT&T defined contribution plans may make a one-time election to have such account transferred to the AT&T Wireless Services 401(k) Plan. As of the disposition date, all account balances of transferred individuals in the AT&T defined contribution plans will be immediately vested. AT&T will make a one-time payment to certain transferred individuals who, immediately prior to the close of the disposition date, performed services for AT&T Wireless Services as employees of AT&T or an AT&T entity, each sometimes referred to as an "AT&T Transferee," in the year following the calendar year in which the disposition date occurs, of the amount of "lost savings plan matching contributions," if any, to which they would have been entitled under existing AT&T practices with respect to compensation earned on or before the disposition date that is in excess of the annual limits imposed by Section 401(a)(17) of the Internal Revenue Code.

     Effective immediately after the disposition date, AT&T Wireless Services will assume all liabilities, and be assigned all rights, under certain individual agreements made by AT&T or an AT&T entity with AT&T transferees.

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

     Effective immediately after the disposition date, and thereafter, transferred individuals will be entitled to distribution of their accounts under the AT&T Employee Stock Ownership Plan.

     Effective as of the disposition date, the AT&T pension plans will be amended to provide that:

     - each transferred individual will vest, as of the disposition date, in his or her accrued benefit under the AT&T pension plans;

     - all unbridged net credited service of certain transferred individuals will be bridged, provided that the unbridged net credited service would have been eligible for bridging under the bridging rules of the AT&T pension plans in the event that the transferred individual had continued to be employed as an "Employee" under the AT&T pension plans and satisfied the applicable bridging rules under those plans; and

     - certain transferred individuals will be deemed to have completed any minimum period of net credited service that is required to convert his or her accrued benefit to a cash balance account.

     In general, pursuant to the employee benefits agreement, all liabilities relating to health and welfare coverage or claims and workers compensation claims incurred by or on behalf of transferred individuals or their covered dependents under the AT&T health and welfare plans on or before the disposition date will remain liabilities of AT&T, and all liabilities relating to health and welfare coverage or claims incurred by or on behalf of transferred individuals or their covered dependents after the disposition date will be liabilities of AT&T Wireless Services.

     For the one-year period immediately after the disposition date, AT&T Wireless Services will provide severance payments to AT&T transferees eligible to receive severance benefits under AT&T Wireless Services' severance plan in an amount not less than the greater of the severance payments that the AT&T transferees would have received under the AT&T Force Management Program or the severance payments payable under the AT&T Wireless Services severance plan. In addition, AT&T and AT&T Wireless Services will cooperate to establish, prior to the disposition date, "change in control" benefits applicable to AT&T Wireless Services.

     AT&T Wireless Services will be responsible for determining all awards that would otherwise be payable under the AT&T Short Term Incentive Plan and the AT&T Bonus Plan to Transferred Individuals for the calendar year in which the disposition date occurs.

     Pursuant to the employee benefits agreement, AT&T Wireless Services has agreed to consider the issuance of a guarantee of, or to pursue issuance of an insurance policy for, payments to certain AT&T transferees (the present value of which is presently estimated to be $83 million), under the AT&T Senior Management Incentive Award Deferral Plan. This guarantee would be contingent on payments not being paid to transferred individuals when due, by AT&T, any AT&T entity or any successor as a result of the financial inability of AT&T or an AT&T entity to make such payments, subject to specified conditions.

     For periods after the disposition date, AT&T will retain all liabilities relating to transferred individuals under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefit and Compensation Plan, the AT&T Mid-Career Pension Plan, the AT&T Senior Management Long Term Disability and Survivor Protection Plan, and any individual nonqualified pension arrangements as of the disposition date, and will make benefit payments to transferred individuals at such times and in such manner as is provided for under the terms of the respective nonqualified pension plans and arrangements.

     Prior to the disposition date, AT&T will cause AT&T Wireless Services to adopt the Wireless Long Term Incentive Plan, which plan will have terms and conditions substantially similar to the AT&T Long Term Incentive Plan.

     Each AT&T option granted prior to January 1, 2001, that is outstanding as of the date that the AT&T Wireless Services stock held by AT&T is distributed to holders of AT&T common stock (referred to as the "distribution date"), will be adjusted so that each holder of such AT&T option will receive, immediately after the distribution, adjusted AT&T options and, under an AT&T Wireless Services Long Term Incentive Plan, AT&T Wireless Services options. The combined intrinsic value of the adjusted AT&T option and the AT&T Wireless Services option held by each holder of an adjusted AT&T option will equal the intrinsic value of the AT&T option held by such holder immediately before the distribution date.

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     The exercise price per share of AT&T common stock subject to an adjusted
AT&T option will be equal to the product of (A) the exercise price per share of the AT&T option with respect to which an adjustment is being made and (B) the quotient obtained by dividing the opening stock price of AT&T on the first trading day after the distribution date by the closing stock price of AT&T on the distribution date. The exercise price per share of AT&T Wireless Services common stock subject to an AT&T Wireless Services option will be equal to the product of (x) the exercise price per share of the AT&T option with respect to which the AT&T Wireless Services option is granted immediately before the distribution date and (y) the quotient obtained by dividing the opening price of AT&T Wireless Services stock on the first trading day after the distribution date, by the closing stock price of AT&T on the distribution date. Notwithstanding the foregoing, if the distribution occurs while the NYSE is open for trading, the opening and closing stock prices of AT&T and the opening stock price of AT&T Wireless Services will be based on the initial or last trading prices of such stock immediately after or before the distribution, as the case may be.

     The number of shares of AT&T Wireless Services common stock subject to an AT&T Wireless Services option, granted with respect to an adjusted AT&T option, immediately after the distribution will equal the product of the number of shares of AT&T common stock subject to the AT&T option outstanding as of the day before the distribution date times a fraction, the numerator of which is the number of shares of AT&T Wireless Services common stock beneficially owned by AT&T or an AT&T entity (other than any Wireless entity, an AT&T pension plan trust or an AT&T Savings Plan trust) on the record date for the distribution and the denominator of which is the number of shares of AT&T common stock outstanding on the record date for the distribution.

     The number of shares of AT&T common stock subject to an adjusted option immediately after the distribution will equal the quotient obtained by dividing
(a)the intrinsic value of the original AT&T option based on the closing stock price of AT&T on the distribution and the exercise price per share of the original AT&T option based on the closing stock price of AT&T on the distribution and the exercise price per share of the original AT&T option minus the intrinsic value of the AT&T Wireless Services option granted with respect to the adjusted AT&T option, by (b) the spread between the opening stock price of AT&T on the first trading day after the distribution date and the exercise price of the such adjusted AT&T option as set forth above.

     Each AT&T option granted on or after January 1, 2001, that is outstanding under an AT&T Long Term Incentive Plan as of the distribution date, will be adjusted so that each holder of such an AT&T option will receive, immediately after the distribution, adjusted AT&T options under which the intrinsic value of the adjusted option held by such individual immediately after the distribution equals the intrinsic value of the option held by such individual immediately before the distribution. The exercise price per share of AT&T common stock subject to such an adjusted AT&T option will be equal to the product of (A) the exercise price per share of the option with respect to which an adjustment is being made, and (B) the quotient obtained by dividing the opening stock price of AT&T on the first trading day after the distribution date by the closing stock price of AT&T on the distribution date. The number of shares of AT&T common stock subject to such an adjusted AT&T option immediately after the distribution will equal the quotient obtained by dividing (x) the product of (i) the spread between the AT&T closing stock price on the distribution date and the exercise price per share of the original AT&T option, multiplied by (ii) the number of shares subject to the original AT&T options, by (y) the spread between the opening stock price of AT&T on the distribution date and the exercise price per share of such adjusted option, which spread, in each case, may be a negative number.

     Each AT&T Wireless Group tracking stock option outstanding under an AT&T Long Term Incentive Plan as of the exchange date will be converted on the exchange date into an AT&T Wireless Services option under an AT&T Wireless Services Long Term Incentive Plan for the number of shares of AT&T Wireless Services common stock equal to the number of shares of AT&T Wireless Group tracking stock subject to the AT&T Wireless Group tracking stock option immediately before the exchange date. The exercise price per share of AT&T Wireless Services common stock subject to the AT&T Wireless Services option will equal the exercise price per share of the AT&T Wireless Group tracking stock option immediately before the exchange date.

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     Each AT&T option held by a transferred individual will be fully vested and will continue to be exercisable after the distribution date for the remaining scheduled term of such option. Each AT&T Wireless Services option held by an AT&T employee received in exchange for an AT&T Wireless Group tracking stock option will be fully vested and will continue to be exercisable after the distribution date for the remaining scheduled term of the original AT&T Wireless Group tracking stock option. Each AT&T Wireless Services option issued to an AT&T employee as part of the adjustment to an AT&T option will be fully vested and will continue to be exercisable after the distribution date for the remaining scheduled term of the original AT&T option with respect to which the AT&T Wireless Services option was received. Each AT&T Wireless Services option held by a transferred individual and received in exchange for an AT&T Wireless Group tracking stock option, will be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original AT&T Wireless Group tracking stock option. Each adjusted AT&T option held by an AT&T employee will have the same vesting schedule as the original AT&T option.

     AT&T will issue the shares of AT&T common stock under each of the adjusted AT&T options and AT&T Wireless Services will issue the shares of AT&T Wireless Services common stock under each of the AT&T Wireless Services options.

     All AT&T restricted shares or restricted stock units outstanding as of the distribution date will be adjusted so that each AT&T employee who is the holder of an AT&T restricted share or restricted stock unit will receive, immediately after the distribution date, a number of AT&T restricted shares or restricted stock units equal to the product of (A) the number of restricted shares or restricted stock units held by such AT&T employee immediately before the distribution date multiplied by (B) the quotient obtained by dividing the AT&T closing stock price on the distribution date by the AT&T opening stock price on the first trading day after the distribution date. Each transferred individual who is the holder of an AT&T restricted share or restricted stock unit will receive, immediately after the distribution date, in exchange for each such AT&T restricted share or restricted stock unit, a number of AT&T Wireless Services restricted shares or restricted stock units under the applicable AT&T Wireless Services Long Term Incentive Plan equal to the product of (x) the number of AT&T restricted shares or restricted stock units held by each transferred individual immediately before the distribution date multiplied by (y) the quotient obtained by dividing the AT&T closing stock price by the AT&T Wireless Services opening stock price on the first trading day after the distribution date. Each transferred individual will continue to vest in his or her AT&T Wireless Services restricted stock or units during his or her employment with AT&T Wireless Services or a related entity. Each AT&T employee will continue to vest in his or her AT&T award under the AT&T Long Term Incentive Plan during his or her employment with AT&T and its affiliates and the adjusted award will continue to be subject to the same terms and conditions which applied to the original award. Each AT&T Wireless Services award will have the same terms and conditions as were applicable to the corresponding AT&T award as of the close of the distribution date, except that references to AT&T and its affiliates will be modified to refer to AT&T Wireless Services and its affiliates and distribution equivalent payments, if any, will be payable after the disposition date with reference to distributions on AT&T Wireless Services common stock, if any.

     Each holder of AT&T performance shares or AT&T stock units that is outstanding as of the distribution date will be adjusted so that each holder of such an award will receive, immediately after the distribution date:

     - an award under the AT&T Wireless Services Long Term Incentive Plan for a number of AT&T Wireless Services performance shares or AT&T Wireless Services stock units, as the case may be, determined by multiplying the number of AT&T performance shares or AT&T stock units held as of the distribution date by a fraction, the numerator of which is the number of shares of AT&T Wireless Services common stock beneficially owned by AT&T or an AT&T entity (other than any Wireless entity, an AT&T pension plan trust or an AT&T Savings Plan trust) on the record date and the denominator of which is the number of shares of AT&T common stock outstanding on the record date; and

     - an adjusted award of AT&T performance shares or AT&T stock units for a number of AT&T performance shares or AT&T stock units determined by dividing (A) the value of AT&T performance shares or AT&T stock units held as of the distribution date reduced by the value of the award of AT&T Wireless Services performance shares and AT&T Wireless Services performance units described

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       above, by (B) the value of a single AT&T performance share or performance unit based on the AT&T opening stock price on the first trading day after the distribution date.

Each transferred individual will continue to vest or satisfy service requirements with respect to his or her AT&T award under the AT&T Long Term Incentive Plan as if his or her employment with AT&T Wireless Services or one of its subsidiaries or controlled affiliates were employment with AT&T, and a termination of such employment will be treated as a termination of employment from AT&T and its affiliates under the AT&T Long Term Incentive Plan. The performance criteria of such AT&T award held by a transferred individual will continue to be based on AT&T measures as determined by the Compensation and Employee Benefits Committee of the AT&T Board of Directors from time to time, and the performance criteria for each such AT&T Wireless Services award will be deemed earned at 100% of target and will otherwise be paid pursuant to the terms of the original award. Each AT&T employee will vest or satisfy service requirements with respect to his or her AT&T Wireless Services award under the AT&T Wireless Services Long Term Incentive Plan as if his or her employment with AT&T and its affiliates were employment with AT&T Wireless Services or one of its subsidiaries or controlled affiliates, and a termination of such employment with AT&T and its affiliates will be treated as a termination of employment with AT&T Wireless Services and its subsidiaries and affiliates under the AT&T Wireless Services Long Term Incentive Plan, and each such AT&T Wireless Services Award will be deemed earned at 100% of target. The performance criteria of each such AT&T award held by an AT&T employee will continue to be based on AT&T measures as determined by the Compensation and Employee Benefits Committee of the AT&T Board of Directors from time to time and will otherwise be paid pursuant to the terms of the original award. Except with respect to satisfaction of performance criteria, which will be deemed to have been met as of the day after the distribution date, the payment of AT&T awards and AT&T Wireless Services awards to either an AT&T employee or a transferred individual will continue to be subject to the terms and conditions of the AT&T Long Term Incentive Plan and the AT&T Wireless Services Long Term Incentive Plan, as in effect from time to time, provided that, with respect to AT&T Wireless Services Awards, references to AT&T and its affiliates will be modified to refer to AT&T Wireless Services and its affiliates and distribution equivalent payments, if any, will be payable after the disposition date with reference to distributions on AT&T Wireless Services common stock, if any.

     In consideration of the liabilities and obligations that would be assumed by AT&T Wireless Services in the employee benefits agreement, including the obligation to assume a portion of AT&T's employee stock options, AT&T Common Stock Group will, effective immediately prior to the spin-off, reduce its retained inter-group interest by 12,577,650 nominal shares of AT&T Wireless
Group tracking stock. As of           ,      , based on the closing price of
AT&T Wireless Group tracking stock, this reduction had a value of approximately
$     million.

INTELLECTUAL PROPERTY AGREEMENTS

     AT&T and AT&T Wireless Services expect to enter into an intellectual property agreement. The intellectual property agreement will specify the ownership and license rights in patents, software, copyrights, and trade secrets, but not the AT&T brands. Under the terms of the intellectual property agreement, each of the parties grants to the other under its patents a non-exclusive, fully paid-up, worldwide, perpetual license to make, use and sell any and all products and services in the conduct of its present and future business. The parties also grant special rights under certain of each other's patents for defensive protection, special affiliate licensing, and supplier sublicensing. In addition, AT&T has agreed to refrain from licensing AT&T Wireless Services' ten largest domestic mobile service competitors under certain of AT&T's patents for a period of five years.

     Each party to the intellectual property agreement will own all the software, trade secrets, and copyrights that it created prior to the spin-off of AT&T Wireless Services. Each party grants to the other a non-exclusive, fully paid-up, worldwide, perpetual license to use the party's software, trade secrets, and copyrights that it currently possesses for use in its present and future business. Proprietary information related to a party's customers receives special protection under the agreement.

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TAX SHARING AGREEMENT

     In connection with the spin-off, AT&T and AT&T Wireless Services amended and restated the existing tax sharing agreement dated as of May 2, 2000. As amended and restated, the tax sharing agreement provides that:

     - AT&T will be responsible for any tax item resulting from the transfer to AT&T of certain assets that are not attributed to AT&T Wireless Group that are currently held by a member of AT&T Wireless Group;

     - the intercompany account between AT&T and AT&T Wireless Group will be adjusted to reflect either party's liability for or right to receive any unpaid amounts under the tax sharing agreement with respect to pre-spin-off periods;

     - no tax sharing payments will be made with respect to taxable periods (or portions thereof) beginning after the date of the distribution; and

     - the responsibility for taxes and related liabilities resulting from a failure of the spin-off to qualify as a tax-free transaction will be governed by the separation and distribution agreement.

     In addition, the amended and restated tax sharing agreement contains provisions that govern tax contests and other related matters (e.g., exchange of information, dispute resolution, etc.) with respect to tax periods ending on or before or deemed to end on the date of the distribution.

SERVICES AGREEMENT

     AT&T and AT&T Wireless Services plan to enter into a Services Agreement. This agreement is expected to govern the provision by each party to the other party, on an interim basis, of corporate support services falling into three categories: (i) common support services; (ii) inter-unit services; and (iii) systems replication and systems services. With certain exceptions, the term of the agreement is expected to be 18 months and the individual services provided for by the agreement are generally terminable on 90 days' notice.

     Common support services. Common support services include services historically provided at a corporate headquarters level, such as financial management, tax, media relations, human resources administration, procurement, real estate management and other administrative functions. It is expected that the charges for these services will allow the company that is providing the service to recover the costs of such service, plus all out-of-pocket costs and expenses, but without any profit.

     Inter-unit services. Inter-unit services include services historically provided by one business unit to another, such as billing, systems development and customer care. It is expected that the charges for these services will allow the company that is providing the service to recover the cost of such service, plus all out-of-pocket costs and expenses. In some instances it is expected that the company providing the service will recover a profit.

     It is expected that the Services Agreement will also provide for the provision of additional services identified from time to time after the spin-off that a party reasonably believes were inadvertently or unintentionally omitted from the specified services, and that are essential to effectuate an orderly transition, so long as the provision of these services would not significantly disrupt the providing party's operations.

     Systems Replication and Systems Service. It is expected that under this agreement AT&T will supply to AT&T Wireless Services certain technology systems and support services. Examples include information technologies network support, linkages between AT&T Wireless Services's web site and att.com. The charges for these services will be based on a "cost plus" formula intended to allow the party supplying the service to recover its fully-allocated cost, plus a profit. With limited exceptions, the term of the agreement is 18 months and the agreement is terminable by the party receiving the service on 90 days' notice.

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   DESCRIPTION OF AT&T WIRELESS SERVICES CAPITAL STOCK FOLLOWING THE SPIN-OFF

     The following description of the material expected terms of the capital stock of AT&T Wireless Services does not purport to be complete, and is qualified in its entirety by reference to the forms of AT&T Wireless Services' charter and by-laws, copies of which have been filed as exhibits to the registration statement of which this document is a part. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information" on page 125. You are urged to read the forms of charter and by-laws in their entirety.

GENERAL

     Immediately after the spin-off, we expect AT&T Wireless Services'
authorized capital stock is expected to consist of           shares of preferred
stock, par value $.01, and           shares of common stock, par value $0.01.
Immediately following the spin-off, we expect approximately           shares of
AT&T Wireless Services common stock and no shares of AT&T Wireless Services preferred stock would be outstanding.

  AT&T WIRELESS SERVICES COMMON STOCK

     The holders of AT&T Wireless Services common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by AT&T Wireless Services' board of directors with respect to any series of preferred stock (a "preferred stock designation"), the holders of AT&T Wireless Services common stock will possess all of the voting power of AT&T Wireless Services. AT&T Wireless Services' charter will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of AT&T Wireless Services preferred stock created by AT&T Wireless Services' board of directors from time to time, the holders of AT&T Wireless Services common stock will be entitled to the dividends as may be declared from time to time by the AT&T Wireless Services' board of directors from funds legally available for dividends, and upon liquidation will be entitled to receive pro rata all assets available for distribution to the holders of AT&T Wireless Services common stock. For a more complete discussion of AT&T Wireless Services' dividend policy, see "-- Dividend Policy".

  AT&T WIRELESS SERVICES PREFERRED STOCK

     AT&T Wireless Services' charter will authorize AT&T Wireless Services' board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including, but not limited to:

     - the designation of the series

     - the number of shares of the series, which number AT&T Wireless Services' board of directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares thereof then outstanding

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative

     - the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable

     - the redemption rights and price or prices, if any, for shares of the series

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of AT&T Wireless Services' affairs

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     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of AT&T Wireless Services or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made

     - restrictions on the issuance of shares of the same series or of any other class or series

     - the voting rights, if any, of the holders of the shares of the series

     We believe that the ability of AT&T Wireless Services' board of directors to issue one or more series of preferred stock will provide AT&T Wireless Services with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of AT&T Wireless Services preferred stock, as well as shares of AT&T Wireless Services common stock, will be available for issuance without further action by AT&T Wireless Services stockholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which AT&T Wireless Services securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of outstanding shares of common stock, or in the amount of voting securities, outstanding. If the approval of AT&T Wireless Services stockholders is not required for the issuance of shares of AT&T Wireless Services preferred stock or common stock, the AT&T Wireless Services board of directors may determine not to seek stockholder approval.

     Although we believe AT&T Wireless Services' board of directors will have no intention of immediately doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. AT&T Wireless Services' board of directors will make any determination to issue the shares of preferred stock based on its judgment as to the best interests of AT&T Wireless Services and its stockholders. AT&T Wireless Services' board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of AT&T Wireless Services' board of directors, including a tender offer or other transaction that some, or a majority, of AT&T Wireless Services stockholders might believe to be in their best interests or in which AT&T Wireless Services stockholders might receive a premium for their stock over the then current market price of AT&T Wireless Services common stock.

     We expect that, as of the completion spin-off,           shares of AT&T
Wireless Services Series A junior participating preferred stock will be reserved for issuance upon exercise of the rights issued under AT&T Wireless Services' rights agreement. For a more complete discussion of AT&T Wireless Services' rights plan, see "-- Rights Agreement".

  Dividend Policy

     We do not currently expect that AT&T Wireless Services will pay dividends on shares of AT&T Wireless Services common stock following completion of the spin-off in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF AT&T WIRELESS SERVICES' CHARTER AND BY-LAWS

  Board of Directors

     AT&T Wireless Services' charter will provide that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors which AT&T Wireless Services would have if there were no vacancies, or the whole board, but shall not be less than three. AT&T Wireless Services' directors, other than those who may be elected by the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, will be classified into three classes, as nearly equal in number as possible, one class to be originally

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elected for a term expiring at the annual meeting of stockholders to be held in
2002, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     AT&T Wireless Services' certificate of incorporation will provide that, except as otherwise provided in any Preferred Stock Designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on AT&T Wireless Services' board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting AT&T Wireless Services' board will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a Preferred Stock Designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of AT&T Wireless Services' board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of AT&T Wireless Services.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     We expect AT&T Wireless Services' certificate of incorporation and by-laws to provide that stockholders must effect any action required or permitted to be taken at a duly called annual or special meeting of stockholders and that those actions may not be effected by any consent in writing by the holders. Except as otherwise required by law or by any Preferred Stock Designation, special meetings of stockholders may be called only by a majority of the Whole Board or by AT&T Wireless Services' chairman. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by AT&T Wireless Services' board or the chairman of the board.

  ADVANCE NOTICE PROCEDURES

     We expect AT&T Wireless Services' by-laws to establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures will provide that only persons who are nominated by AT&T Wireless Services' board, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as our directors. These stockholder notice procedures will also provide that at an annual meeting only the business as has been brought before the meeting by AT&T Wireless Services' board, or by a stockholder who has given timely written notice to AT&T Wireless Services' secretary of the stockholder's intention to bring the business before the meeting, may be conducted. Under these stockholder notice procedures, for notice of stockholder nominations to be made at an annual meeting to be timely, the notice must be received by AT&T Wireless Services' secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the
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preceding year's annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the later of the 90th calendar day before the annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

     Nevertheless, if the number of directors to be elected to AT&T Wireless Services' board is increased and there is no public announcement by AT&T Wireless Services naming all of the nominees for director or specifying the size of our increased board at least 100 calendar days before the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which the public announcement is first made by AT&T Wireless Services. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, the notice must be received by AT&T Wireless Services not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by AT&T Wireless Services' board to be elected at the meeting.

     In addition, under these stockholder notice procedures, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain some specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

  AMENDMENT

     We expect that AT&T Wireless Services' charter will provide that the affirmative vote of the holders of at least 80% of AT&T Wireless Services' voting stock then outstanding, voting together as a single class, is required to amend provisions of the charter relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. We expect AT&T Wireless Services' certificate to further provide that the related by-laws described above, including the stockholder notice procedure, may be amended only by the affirmative vote of a majority of the whole board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT

     We expect that AT&T Wireless Services' board of directors will adopt a rights agreement on or before the completion of the spin-off (the "Rights Agreement"). Under the Rights Agreement, AT&T Wireless Services expects to issue one preferred share purchase right for each outstanding share of AT&T Wireless Services common stock. Each right will entitle the registered holder to purchase from AT&T Wireless Services one one-hundredth of a share of Series A junior participating preferred stock, par value $.01 per share, of AT&T Wireless
Services at a price of $       , subject to adjustment in some circumstances.
The description and terms of the rights will be set forth in a rights agreement between AT&T Wireless Services and the designated rights agent. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the rights agreement, which will be filed as an exhibit to the registration statement of which this document is a part.

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     The rights will be evidenced by the certificates representing AT&T Wireless
Services common stock until the earlier to occur of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of at
       least   % or more of the outstanding shares of AT&T Wireless Services common stock, or

     - 10 business days or a later date determined by our board following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the
       beneficial ownership by a person or group of   % or more of such
       outstanding shares of AT&T Wireless Services common stock (the "Distribution Date").

     We expect the Rights Agreement to provide that, until the Distribution Date or earlier redemption or expiration of the rights, the rights will be transferred with and only with AT&T Wireless Services common stock. Until the Distribution Date or earlier redemption or expiration of the rights, AT&T Wireless Services common stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of AT&T Wireless Services common stock as of the close of business on the Distribution Date and the separate right certificates alone will evidence the rights.

     The rights will not be exercisable until the Distribution Date. The rights will expire on the 10th anniversary of the Rights Agreement, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person which will thereafter be void, will later have the right to receive upon exercise that number of shares of AT&T Wireless Services common stock having a market value of two times the exercise price of the right. If AT&T Wireless Services is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or
associated persons of beneficial ownership of   % or more of AT&T Wireless
Services outstanding common stock and before the acquisition by the person or
group of   % or more of our outstanding common stock, AT&T Wireless Services'
board of directors may exchange the rights, other than rights owned by the person or group which have become void, in whole or in part, at an exchange ratio of one share of AT&T Wireless Services common stock, or one one-hundredth of one of our junior preferred shares, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right subject to adjustment.

     At any time before the acquisition by a person or group of affiliated or
associated persons of beneficial ownership of   % or more of AT&T Wireless
Services' outstanding common stock, AT&T Wireless Services' board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, as adjusted. The redemption of the rights may be made effective at such time on such basis and with such conditions as AT&T Wireless Services' board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right that the holders of the rights will be eligible to receive will be the redemption price.

     The terms of the rights may be amended by AT&T Wireless Services' board of directors without the consent of the holders of the rights; provided, however, that, our board may not reduce the threshold at which a person or group becomes
an acquiring person to below   % of our outstanding common stock and from and
after such time as any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of that right, as a holder, will have no additional rights as an AT&T Wireless Services stockholder solely by virtue of holding that right, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding rights and the number of one one-hundredths of AT&T Wireless Services' junior preferred shares issuable upon exercise of each right also will be subject to adjustment in the event of a stock split of AT&T Wireless Services' common stock or a stock dividend on AT&T Wireless Services' common stock payable in its common stock or subdivisions, consolidations or combinations of common stock occurring, in any case, before the Distribution Date.

     The purchase price payable, and the number of AT&T Wireless Services' junior preferred shares or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, our junior preferred shares;

     - upon the grant to holders of our junior preferred shares of some rights or warrants to subscribe for or purchase our junior preferred shares at a price, or securities convertible into our junior preferred shares with a conversion price, less than the then-current market price of our junior preferred shares; or

     - upon the distribution to holders of our junior preferred shares of evidences of indebtedness or assets excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in our junior preferred shares or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent in the purchase price. No fractional junior preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of one of our junior preferred shares, which may, at our election, be evidenced by depositary receipts and instead, an adjustment in cash will be made based on the market price of our junior preferred shares on the last trading day before the date of exercise.

     AT&T Wireless Services' junior preferred shares purchasable upon exercise of the rights will not be redeemable. Each of AT&T Wireless Services' junior preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of AT&T Wireless Services' junior preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each of AT&T Wireless Services' junior preferred shares will have 100 votes voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each one of AT&T Wireless Services' junior preferred shares will be entitled to receive 100 times the amount received per one share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of AT&T Wireless Services' junior preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in one of AT&T Wireless Services' junior preferred shares purchasable upon exercise of each right should approximate the value of one share of common stock.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by AT&T Wireless Services' board of directors. The rights should not interfere with any merger or other business combination approved by AT&T Wireless Services' board before the time that a person or group has acquired
beneficial ownership of   % percent or more of the common stock since the rights
may be redeemed by us at the redemption price until such time.

     We expect the terms of the Rights Agreement to contain certain exceptions for DoCoMo's investment in AT&T Wireless Services.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

     - before the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding some shares; or

     - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
       66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include:

      - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

      - the affiliates and associates of the stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However AT&T and its affiliates are excluded from the definition of interested stockholder for purposes of
Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

OTHER COMPANIES RESULTING FROM AT&T'S RESTRUCTURING PLAN

     You should also note, although we have not yet made any determination, it is possible that the charter, by-laws and other constituent documents of the other companies created by AT&T's restructuring plan will also contain provisions that could delay or prevent a change of control that you may favor.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

IN GENERAL

     All shareholders should consult their own tax advisors concerning the tax consequences of this exchange offer and of the mandatory exchange of AT&T Wireless Services common stock for AT&T Wireless Group tracking stock in light of their particular circumstances. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

     We summarize below the material U.S. federal income tax consequences relating to this exchange offer. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and interpretations of the Code and Treasury regulations by the courts and the IRS, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to AT&T or the holders of AT&T common stock as described below. See "Risk Factors -- Risk Factors Relating to AT&T's Corporate Structure prior to the Spin-Off -- Changes in the tax law or in the interpretation of current tax law may result in redemption of AT&T Wireless Group tracking stock or cessation of the issuance of further shares."

     It is a condition to the mandatory exchange of AT&T Wireless Services common stock for AT&T Wireless Group tracking stock that AT&T has obtained a private letter ruling from the Internal Revenue Service which confirms, among other things, that the distribution by AT&T of the common stock of AT&T Wireless Services to holders of AT&T Wireless Group tracking stock will qualify as a tax-free spin-off to AT&T and its shareholders under Section 355 of the Code. To the extent this summary describes the federal income tax consequences of the mandatory exchange to AT&T and its shareholders, such consequences are expected to be set forth in the IRS ruling.

     This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire such AT&T common stock pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, and dealers in securities. In addition, this summary does not address the U.S. federal income tax consequences to shareholders who do not hold their common stock or AT&T Wireless Group tracking stock as a capital asset. This summary does not address any state, local or foreign tax consequences.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The exchange and mandatory exchange will have the U.S. federal income tax consequences set forth below to holders of AT&T common stock, holders of AT&T Wireless Group tracking stock, and AT&T only if AT&T Wireless Group tracking stock is treated as stock of AT&T for U.S. federal income tax purposes. If the exchange of AT&T Wireless Group tracking stock for AT&T common stock or the mandatory exchange of AT&T Wireless Services common stock for AT&T Wireless Group tracking stock were held to be taxable, AT&T and the exchanging shareholders potentially would incur material tax liabilities.

     Exchange Offer

     Subject to the discussion below relating to the receipt of cash instead of fractional shares, for U.S. federal income tax purposes the tax consequences of the exchange of AT&T Wireless Group tracking stock for AT&T common stock are as follows:

     - no gain or loss will be recognized by, and no amount will be included in the income of, shareholders upon their receipt of shares of AT&T Wireless Group tracking stock in this exchange offer;

     - for shareholders that surrender shares of AT&T common stock in this exchange offer, the aggregate tax basis of the shares of AT&T Wireless Group tracking stock received by the shareholders pursuant to this exchange offer will be the same as the aggregate tax basis of the shares of AT&T common stock exchanged in this exchange offer; and

     - the aggregate tax basis of the shares of AT&T common stock retained by such shareholders will remain unchanged;

     - the holding period of the shares of AT&T Wireless Group tracking stock received by the shareholders in this exchange offer will include the holding period of the shares of AT&T common stock with respect to which the shares of AT&T Wireless Group tracking stock were received;

     - no gain or loss will be recognized by, and no amount will be included in the income of, AT&T upon issuance of the shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock in this exchange offer.

     Mandatory Exchange

     Subject to the discussion below relating to the receipt of cash instead of fractional shares, and assuming receipt of the private letter ruling from the Internal Revenue Service, for U.S. federal income tax purposes the tax consequences of the mandatory exchange are as follows:

     - no gain or loss will be recognized by, and no amount will be included in the income of, shareholders upon their receipt of shares of AT&T Wireless Services common stock in the mandatory exchange;

     - the aggregate tax basis of the shares of AT&T Wireless Services common stock received by shareholders in the mandatory exchange will be the same as the aggregate tax basis of the shares of AT&T Wireless Group tracking stock exchanged therefor;

     - the holding period of the shares of AT&T Wireless Services common stock received by shareholders in the mandatory exchange will include the holding period of the shares of AT&T Wireless Group tracking stock with respect to which the shares of AT&T Wireless Services common stock were received;

     - no gain or loss will be recognized by, and no amount will be included in the income of, AT&T upon the issuance of AT&T Wireless Services common stock in exchange for AT&T Wireless Group tracking stock.

     - Current Treasury Regulations require each holder of AT&T Wireless Group tracking stock who receives AT&T Wireless Services, Inc. common stock pursuant to the mandatory exchange to attach to his or her federal income tax return for the year in which the mandatory exchange occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the mandatory exchange. AT&T will provide the appropriate information to each shareholder of record.

     Receipt of Cash Instead of Fractional Shares

     No fractional shares of AT&T Wireless Group tracking stock will be issued to shareholders who participate in this exchange offer and no fractional shares of AT&T Wireless Services common stock will be issued in the mandatory exchange. All fractional shares resulting from this exchange offer or from the mandatory exchange will be aggregated and sold by the exchange agent and the proceeds will be distributed to the owners of such fractional shares.

     Cash received by an exchanging stockholder instead of a fractional share interest will be treated as having been received in exchange for such fractional share interest, and gain or loss will generally be recognized for U.S. federal income tax purposes. This gain or loss will be measured by the difference between the amount of cash received and the portion of such stockholder's tax basis allocable to such fractional share interest. Such gain or loss will be treated as capital gain or loss. For taxpayers who are individuals, if their fractional share interest has a holding period for U.S. federal income tax purposes of more than one year, any gain will generally be subject to a stated maximum rate of 20%. In general, for purposes of the exchange offer, a person's holding period for a fractional share interest will include the period during which such person held the AT&T common stock with respect to which such fractional share interest was received. For purposes of the mandatory exchange, a person's holding period for a fractional share interest will include the period during which such person held the AT&T common stock and the period during which such person held the AT&T Wireless Group tracking stock with respect to which such fractional share interest was received.

     Under the Code, if you receive cash in lieu of a fractional share interest, you may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to such cash unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The letter of transmittal provides instructions on how to provide us with information to prevent backup withholding with respect to cash received in the exchange offer in lieu of a fractional share interest. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

     Holders who have blocks of AT&T common stock with different per share tax bases are urged to consult their tax advisors regarding the possible tax basis consequences to them of this exchange offer and mandatory exchange.

                                 LEGAL MATTERS

     The validity of the AT&T Wireless Group tracking stock offered in this exchange offer will be passed upon for AT&T by Robert S. Feit, Esq., General
Attorney and Assistant Secretary of AT&T. As of                , 2001, Mr. Feit
was the beneficial owner of approximately      shares of AT&T common stock and
had options to purchase additional shares. Certain legal matters with respect to this exchange offer will be passed upon for AT&T by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz has in the past represented AT&T in connection with various matters.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus/Registration Statement, by reference to AT&T Corp.'s 1999 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of AT&T Wireless Group as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus/Registration Statement, by reference to AT&T Corp.'s Current Report on Form 8-K filed on March 17, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheets of Liberty Media Group (New Liberty or Successor) as of December 31, 1999, and of Liberty Media Group (Old Liberty or Predecessor) as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), which appears as an exhibit to the AT&T Corp. Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000, of AT&T have been incorporated by reference herein and in the registration statement in reliance upon the report, dated February 29, 2000, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T Corp.'s Form 8-K dated March 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information AT&T files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AT&T's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     AT&T filed a Registration Statement on Form S-4 to register with the SEC the AT&T Wireless Group tracking stock offered in this exchange offer. This document is a part of that registration statement and constitutes a prospectus of AT&T.

     As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about AT&T and its financial condition.

AT&T SEC FILINGS (FILE NO. 1-1105)                     PERIOD
----------------------------------                     ------
Annual Report on Form 10-K......    Year ended December 31, 1999 filed on March
                                    27, 2000
Quarterly Reports on Form 10-Q...   Quarter ended March 31, 2000 filed on May
                                    15, 2000, Quarter ended June 30, 2000 filed
                                    on August 14, 2000 and Quarter ended
                                    September 30, 2000 filed on November 14,
                                    2000
Current Reports on Form 8-K.....    Filed on January 6, 2000, January 14, 2000,
                                    March 13, 2000, March 17, 2000, March 27,
                                    2000, April 4, 2000, April 24, 2000, May 5,
                                    2000, June 15, 2000 (as amended August 29,
                                    2000), October 25, 2000, November 16, 2000,
                                    December 1, 2000, December 18, 2000 and
                                    December 21, 2000
Proxy Statements................    Filed on January 7, 2000, February 8, 2000
                                    and March 27, 2000

     AT&T also incorporates by reference into this document additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document prior to the termination of this exchange offer. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference into this document is deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in a subsequently filed document that also is incorporated by reference herein) modifies or supersedes that statement.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this document. Any person, including any beneficial owner, to whom this document is delivered may obtain documents incorporated by reference in, but not delivered with, this document by requesting them in writing or by telephone at the following address:

                              AT&T WIRELESS GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined balance sheet set forth below as of September 30, 2000 for AT&T Wireless Group gives effect to (1) the DoCoMo transaction described below and (2) the repayment of all intercompany obligations owed to AT&T using available funds, including long-term debt and preferred stock outstanding as of September 30, 2000 as if such events had been completed on January 1, 1999. The unaudited pro forma condensed statements of operations assume that AT&T Wireless Group had incurred interest expense associated with an assumed amount of long-term debt outstanding equal to the combined amount of intercompany long-term debt and preferred stock held by AT&T for both the nine months ended September 30, 2000 and for the year ended December 31, 1999. AT&T Wireless Group has no commitments related to future financing arrangements, however, interest expense has been reflected on these intercompany amounts in the combined statements of operations which is more reflective of AT&T Wireless Group results than reflecting no interest expense or preferred stock dividends for these periods.

     DoCoMo will invest approximately $9.8 billion for AT&T preferred stock, equivalent to 406 million shares of AT&T Wireless Group tracking stock (a 16% economic interest). AT&T will reduce its retained interest in AT&T Wireless Group by 178 million shares and will receive $20.50 per share from DoCoMo. The balance of the 406 million shares will come from the issuance of 228 million new primary shares of AT&T Wireless Group tracking stock at $27 per share, which will be attributed to AT&T Wireless Group in the form of cash. In addition, DoCoMo will acquire 5-year warrants to purchase the equivalent of an additional
41.7 million shares of AT&T Wireless Group tracking stock at $35 per share. The Convertible Preferred Stock held by DoCoMo will convert into AT&T Wireless Group tracking stock immediately prior to the distribution of AT&T Wireless.

     There is no impact to AT&T Wireless Group's combined financial statements as a result of this exchange offer.

     The distribution of AT&T Wireless Services will result in a non-recurring compensation charge associated with the remeasurement of AT&T Wireless Group stock options held by current and former employees of AT&T. The charge will be recorded by AT&T Wireless Services immediately after the separation from AT&T. The compensation charge for the AT&T Wireless stock options held by non-AT&T Wireless employees will be measured using the Black-Scholes option pricing model.

     Based on stock price assumptions of $20 per share for both AT&T and AT&T Wireless Group and historical company and industry stock price volatility the estimated range of pretax compensation expense for AT&T Wireless at distribution is approximately $400 million - $500 million related to the AT&T Wireless options held by non-AT&T Wireless employees. This fair value calculation is significantly affected by the stock price at the time of separation. For example, given an AT&T Wireless Group tracking stock price between $15 and $25 per share, the pre-tax compensation expense could change by an amount between $40-$60 million for a $1 change in share price. Due to the fact that the charge is a one-time event, its effects have not been included as a pro forma adjustment to the income statement or balance sheet.

     In connection with the assumption by AT&T Wireless Services of the obligation for the AT&T employees that hold AT&T Wireless stock options and other employee obligations, AT&T will reduce its retained inter-group interest in AT&T Wireless Group by approximately 12.6 million nominal shares of AT&T Wireless Group tracking stock.

     The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial statements do not necessarily represent what AT&T Wireless Group's financial position or results of operations would have been had these events occurred on such dates or to project AT&T Wireless Group's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of AT&T and AT&T Wireless Group, incorporated by reference herein.

                              AT&T WIRELESS GROUP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN MILLIONS)

                                                         AT&T                           PRO FORMA
                                                       WIRELESS       PRO FORMA       AT&T WIRELESS
                                                       GROUP(1)      ADJUSTMENTS          GROUP
                                                       --------    ---------------    -------------
ASSETS:
Cash and cash equivalents............................  $     5          6,159(2)         $ 1,364
                                                                       (4,800)(3)
Accounts receivable, net.............................    1,845                             1,845
Note receivable from AT&T............................    2,794                             2,794
Other current assets.................................      579                               579
Total Current Assets.................................    5,223          1,359              6,582
Property, plant and equipment, net...................    8,654                             8,654
Licensing costs, net.................................   10,457                            10,457
Investments..........................................    4,918                             4,918
Goodwill and other assets, net.......................    3,793                             3,793
Total Assets.........................................  $33,045         $1,359            $34,404

LIABILITIES:
Accounts payable.....................................  $   906                           $   906
Payroll and benefit-related liabilities..............      373                               373
Debt maturing within one year........................      154                               154
Other current liabilities............................    1,183                             1,183
Total Current Liabilities............................    2,616                             2,616
Long-term debt due to AT&T...........................    1,800         (1,800)(3)             --
Deferred income taxes................................    3,950                             3,950
Other long-term liabilities..........................      176                               176
Total Liabilities....................................    8,542         (1,800)             6,742
Minority Interest....................................        1                                 1

EQUITY:
Preferred stock held by AT&T.........................    3,000         (3,000)(3)             --
Combined equity......................................   21,491          6,159(2)          27,650

Accumulated other comprehensive income...............       11                                11
Total Equity.........................................   24,502          3,159             27,661
Total Liabilities and Equity.........................  $33,045         $1,359            $34,404

    See Notes To Unaudited Pro Forma AT&T Wireless Group Condensed Combined
                              Financial Statements

                              AT&T WIRELESS GROUP

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN MILLIONS)

                                                            AT&T                       PRO FORMA
                                                          WIRELESS     PRO FORMA     AT&T WIRELESS
                                                          GROUP(1)    ADJUSTMENTS        GROUP
                                                          --------    -----------    -------------
REVENUE.................................................   $7,474          --           $7,474

OPERATING EXPENSES
Costs of services and products..........................    3,639          --            3,639
Selling, general and administrative.....................    2,459          --            2,459
Depreciation and amortization...........................    1,216          --            1,216
                                                           ------                       ------
Total operating expenses................................    7,314          --            7,314

OPERATING INCOME........................................      160          --              160
Other income............................................      386          --              386
Interest expense........................................       73         128(4)           201
Income before income taxes..............................      473        (128)             345
Provision for income taxes..............................      226         (49)(5)          177
                                                           ------        ----           ------
NET INCOME..............................................      247         (79)             168
Dividend requirements on preferred stock held by AT&T,
  net...................................................       88         (88)(4)           --
                                                           ------                       ------
NET INCOME AFTER PREFERRED STOCK DIVIDENDS..............   $  159           9           $  168
                                                           ======                       ======

    See Notes To Unaudited Pro Forma AT&T Wireless Group Condensed Combined
                              Financial Statements

                              AT&T WIRELESS GROUP

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                            AT&T                       PRO FORMA
                                                          WIRELESS     PRO FORMA     AT&T WIRELESS
                                                          GROUP(1)    ADJUSTMENTS        GROUP
                                                          --------    -----------    -------------
REVENUE.................................................   $7,627          --           $7,627

OPERATING EXPENSES
Costs of services and products..........................    3,846          --            3,846
Selling, general and administrative.....................    2,663          --            2,663
Depreciation and amortization...........................    1,253          --            1,253
Asset impairment and restructuring charges..............      531          --              531
                                                           ------                       ------
Total operating expenses................................    8,293          --            8,293

OPERATING LOSS..........................................     (666)         --             (666)
Other income............................................      176          --              176
Interest expense........................................      136          73(4)           209
Loss before income taxes................................     (626)        (73)            (699)
Benefit for income taxes................................     (221)        (28)(5)         (249)
                                                           ------        ----           ------
NET LOSS................................................     (405)        (45)            (450)
Dividend requirements on preferred stock held by AT&T,
  net...................................................       56         (56)(4)           --
                                                           ------                       ------
NET LOSS AFTER PREFERRED STOCK DIVIDENDS................   $ (461)         11           $ (450)
                                                           ======                       ======

    See Notes To Unaudited Pro Forma AT&T Wireless Group Condensed Combined
                              Financial Statements

                              AT&T WIRELESS GROUP

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. This column reflects the historical combined results of operations and financial position of AT&T Wireless Group.

2. Gives effect to the proceeds to be attributed to AT&T Wireless Group as a result of the investment in AT&T Wireless Group by DoCoMo. AT&T will receive $9.8 billion from DoCoMo in conjunction with the sale of AT&T Wireless Group preferred stock and warrants. AT&T will allocate $6.2 billion to AT&T Wireless Group.

3. Gives effect to the repayment of outstanding intercompany debt and preferred stock owed to AT&T as of September 30, 2000, in accordance with the terms of the separation and distribution agreement to be entered into between AT&T and AT&T Wireless Services.

4. Gives effect to the assumption that AT&T Wireless Group had long-term debt outstanding for both the year ended December 31, 1999 and the nine months ended September 30, 2000 in an amount equal to the total intercompany indebtedness owed to AT&T. These intercompany amounts are assumed to be repaid as of January 1, 1999 for balance sheet purposes using available funds. AT&T Wireless Group has no commitments related to future financing arrangements, however interest expense has been reflected on these intercompany amounts in the combined statements of operations which is more reflective of AT&T Wireless Group results. The interest expense has been calculated utilizing the stated rate of 8.1% on the intercompany debt, which differs from the cumulative preferred rate of 9.0%.

5. Reflects the federal statutory and blended state tax effect on the pro forma adjustments.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma financial statements set forth below for AT&T give effect to (1) the AT&T Wireless Group Exchange Offer, (2) the DoCoMo transaction and (3) the AT&T Wireless Group distribution (collectively, the AT&T wireless events), as if such events had been completed on January 1, 1999 for income statement purposes, and at September 30, 2000 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial statements set forth below for AT&T also give effect to the TCI and MediaOne mergers as if they had been completed on January 1, 1999 for income statement purposes. Upon receipt of necessary approvals, AT&T will report the AT&T Wireless Group as a Discontinued Operation, in accordance with APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30). For accounting purposes, the spin-off/split-off (the "distribution") of the AT&T Wireless Group is a non pro-rata distribution and is to be recorded at fair value resulting in the recognition of a gain on the remaining AT&T entity upon the distribution date. Such gain is reflected in AT&T's equity in the unaudited pro forma balance sheet at September 30, 2000. See the Notes to the Unaudited Pro Forma Financial Statements for additional disclosure of potential material nonrecurring charges and credits directly attributable to the events as noted above which are not reflected in the pro forma financial statements.

     The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial statements do not necessarily represent what AT&T's financial position or results of operations would have been had the TCI or MediaOne mergers or the AT&T wireless events occurred on such dates or to project AT&T's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of AT&T and the AT&T Wireless Group, both incorporated by reference herein.

     DoCoMo will invest approximately $9.8 billion for AT&T preferred stock, equivalent to 406 million shares of AT&T Wireless tracking stock (a 16% economic interest). AT&T will reduce its retained interest in the AT&T Wireless Group by 178 million shares and will receive $20.50 per share from DoCoMo. The balance of the 406 million shares will come from the issuance of 228 million new primary shares of AT&T Wireless Group tracking stock at $27 per share. In addition, DoCoMo will acquire 5-year warrants to purchase the equivalent of an additional
41.7 million shares of AT&T Wireless Group tracking stock at $35 per share. The convertible preferred stock held by DoCoMo will convert into AT&T Wireless Group tracking stock immediately prior to the distribution of AT&T Wireless Services.

     AT&T closed its merger with MediaOne on June 15, 2000, therefore, MediaOne is reflected in the September 30, 2000 balance sheet. The merger was accounted for using the purchase method of accounting. Accordingly, AT&T has established a new basis for MediaOne Group's assets and liabilities using their preliminarily assigned fair values based on the allocation of the purchase price including the costs of the merger. We may make refinements to the allocation of the purchased price in future periods as the related fair value appraisals of certain assets and liabilities are finalized.

     AT&T closed its merger with TCI on March 9, 1999, therefore, TCI is reflected in the September 30, 2000 balance sheet. The merger was accounted for using the purchase method of accounting. Accordingly, AT&T has established a new basis for TCI's assets and liabilities using their assigned fair values based on the allocation of the purchase price including the costs of the merger. In connection with the merger, AT&T issued a separate tracking stock to reflect the economic performance of Liberty Media Group, TCI's former programming and technology investment businesses.

     On April 27, 2000, AT&T completed an initial public offering of a tracking stock (AT&T Wireless Group tracking stock) representing a 15.6% interest in the AT&T Wireless Group. The results of AT&T Wireless Group are included in their entirety in the consolidated results of AT&T. The earnings available to Common Shareholders are (reduced) increased by the 15.6% of (income) loss from the AT&T Wireless Group beginning on April 27, 2000, the date of formation of the AT&T Wireless Group Tracking Stock.

     In connection with the assumption by AT&T Wireless Services of the obligation for the AT&T employees that hold AT&T Wireless stock options and other employee obligations, AT&T will reduce its retained inter-group interest in AT&T Wireless Group by approximately 12.6 million nominal shares of AT&T Wireless Group tracking stock.

                                      AT&T

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                      DOCOMO &      PRO FORMA                                          PRO FORMA
                                                    AWE EXCHANGE    AT&T AFTER                                           AT&T
                                       HISTORICAL    PRO FORMA       DOCOMO &           AWE              OTHER         EXCLUDING
                                        AT&T(1)     ADJUSTMENTS    AWE EXCHANGE   DISTRIBUTION(8)   ADJUSTMENTS(10)       AWE
                                       ----------   ------------   ------------   ---------------   ---------------   -----------
ASSETS:
Cash and cash equivalents............   $    316      $  9,811(6)    $  6,475        $     (5)         $ (4,800)(9)    $    311
                                                        (3,652)(6)                     (6,159)
                                                                                        4,800(9)
Receivables-net......................     11,686            --         11,686          (4,638)            2,977          10,025
Deferred Income Taxes................      1,386            --          1,386            (145)               --           1,241
Other current assets.................      2,064            --          2,064            (436)               --           1,628
                                        --------      --------       --------        --------          --------        --------
    Total current assets.............     15,452         6,159         21,611          (6,583)           (1,823)         13,205
Property, plant and equipment-net....     48,165            --         48,165          (8,654)               --          39,511
Franchise costs-net..................     48,452            --         48,452              --                --          48,452
Licensing cost-net...................     10,457            --         10,457         (10,457)               --              --
Goodwill-net.........................     33,407            --         33,407          (3,183)               --          30,224
Investment in Liberty Media Group and
  related receivables, net...........     39,229            --         39,229              --                --          39,229
Other investments and related
  advances...........................     46,429            --         46,429          (4,918)            3,000          41,511
                                                                                       (3,000)(9)            --
Prepaid pension costs................      2,978            --          2,978              --                --           2,978
Other assets.........................      7,783            --          7,783            (609)            1,800           7,174
                                                                                       (1,800)(9)
                                                                                      (14,389)               --
                                                                                       14,389(7)
                                        --------      --------       --------        --------          --------        --------
        TOTAL ASSETS.................   $252,352      $  6,159       $258,511        $(39,204)         $  2,977        $222,284
                                        ========      ========       ========        ========          ========        ========
LIABILITIES
Accounts payable.....................   $  5,344      $     --       $  5,344        $   (906)         $    105        $  4,543
Payroll and benefit-related
  liabilities........................      2,362            --          2,362            (373)               --           1,989
Debt maturing within one year........     32,342        (3,652)(6)     28,690            (154)            2,797          26,533
                                                                                                         (4,800)(9)
Dividends Payable....................        826            --            826              --                --             826
Other current liabilities............     10,470            --         10,470          (1,184)               75           9,361
                                        --------      --------       --------        --------          --------        --------
    Total current liabilities........     51,344        (3,652)        47,692          (2,617)           (1,823)         43,252
Long-term debt.......................     29,443            --         29,443          (1,803)            1,800          29,440
Long-term benefit-related
  liabilities........................      3,923            --          3,923              --                --           3,923
Deferred income taxes................     39,141            --         39,141          (3,950)               --          35,191
Other long-term liabilities and
  deferred credits...................      4,639           264(6)       4,903            (173)               --           4,466
                                                                                         (264)               --
                                        --------      --------       --------        --------          --------        --------
        TOTAL LIABILITIES............   $128,490      $ (3,388)      $125,102        $ (8,807)         $    (23)       $116,272
Minority interest....................      9,046            --          9,046              (1)               --           9,045
Company-obligated convertible
  quarterly income preferred
  securities of subsidiary trust
  holding solely subordinated debt
  securities of AT&T.................      4,708            --          4,708              --                --           4,708
Convertible preferred stock..........         --         9,547(6)       9,547          (9,547)               --              --

                                  (continued)

                                  (continued)

                                      AT&T

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                       DOCOMO &      PRO FORMA                                         PRO FORMA
                                                     AWE EXCHANGE    AT&T AFTER                                          AT&T
                                        HISTORICAL    PRO FORMA       DOCOMO &          AWE              OTHER         EXCLUDING
                                         AT&T(1)     ADJUSTMENTS    AWE EXCHANGE   DISPOSITION(8)   ADJUSTMENTS(10)       AWE
                                        ----------   ------------   ------------   --------------   ---------------   -----------
SHAREOWNERS' EQUITY
Common Stock:
AT&T common stock, $1 par value,
  authorized 6,000,000,000 shares;
  issued and outstanding 3,753,642,726
  shares..............................      3,754          (528)(5)      3,226              --               --           3,226
AT&T Wireless Group Preferred Stock...         --            --             --          (3,000)           3,000              --
AT&T Wireless Group Common Stock, $1
  par value, authorized 6,000,000,000
  shares; issued and outstanding
  360,648,000.........................        361           563(5)         924             406               --              --
                                                                                        (1,330)
Liberty Media Group Class A Common
  Stock, $1 par value, authorized
  4,000,000,000 shares; issued and
  outstanding 2,369,760,656 shares....      2,370            --          2,370              --               --           2,370
Liberty Media Group Class B Common
  Stock, $1 par value, authorized
  400,000,000 shares; issued and
  outstanding 206,221,288 shares......        206            --            206              --               --             206
Additional Paid-In Capital............     90,344        (9,472)(5)     90,309           9,141               --          80,441
                                                          9,437(5)                     (19,009)
Retained earnings.....................     10,724            --         10,724          14,389(7)            --           3,678
                                                                                       (21,435)
Accumulated other comprehensive
  income..............................      2,349            --          2,349             (11)              --           2,338
                                         --------      --------       --------        --------         --------        --------
    TOTAL SHAREOWNERS' EQUITY.........   $110,108      $     --       $110,108        $(20,849)        $  3,000        $ 92,259
        TOTAL LIABILITIES & EQUITY....   $252,352      $  6,159       $258,511        $(39,204)        $  2,977        $222,284
                                         ========      ========       ========        ========         ========        ========

 See notes to unaudited AT&T combined condensed pro forma financial statements

                                      AT&T

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                 PRO FORMA     DOCOMO &      PRO FORMA
                                                                   MEDIAONE        AT&T      AWE EXCHANGE    AT&T AFTER
                                     HISTORICAL   HISTORICAL      PRO FORMA        WITH       PRO FORMA       DOCOMO &
                                      AT&T (1)    MEDIAONE(1)   ADJUSTMENTS(4)   MEDIAONE    ADJUSTMENTS    AWE EXCHANGE
                                     ----------   -----------   --------------   ---------   ------------   ------------
Revenue............................   $49,097       $1,325         $    --        $50,422       $  --         $50,422

OPERATING EXPENSES
Access and other connection........    10,460           --              --         10,460          --          10,460
Costs of services and products.....    12,578          554              --         13,132          --          13,132
Selling, general and
  administrative...................     9,796          342              --         10,138          --          10,138
Depreciation and amortization......     6,843          706              81          7,630          --           7,630
Net restructuring and other
  charges..........................       797           --              --            797          --             797
                                      -------       ------         -------        -------       -----         -------
Total operating expenses...........    40,474        1,602              81         42,157          --          42,157

Operating income (loss)............     8,623         (277)            (81)         8,265          --           8,265

Equity earnings (losses) from
  Liberty Media Group..............     2,965           --              --          2,965          --           2,965

Other income (expense).............       486        3,341            (215)         3,612          --           3,612

Interest expense...................     2,158          312             712          3,182        (199)(6)       2,983
Income (loss) before taxes.........     9,916        2,752          (1,008)        11,660         199          11,859
Provision (benefit) for income
  taxes............................     2,127        1,189            (340)         2,976          76(6)        3,052

Net Income (loss)..................     7,789        1,563            (668)         8,684         123           8,807

Dividend Requirements on Preferred
  Stock............................        --           --              --             --          --              --
                                      -------       ------         -------        -------       -----         -------

Net income (loss) attributable to
  common shareowners...............   $ 7,789       $1,563         $  (668)       $ 8,684       $ 123         $ 8,807
                                      =======       ======         =======        =======       =====         =======

AT&T COMMON STOCK GROUP:
Net income.........................   $ 4,805                                     $ 5,700       $ (29)(5)     $ 5,794
                                                                                                  123(6)
Weighted average shares outstanding
  (basic)..........................     3,397                                       3,765        (528)(5)       3,237
Basic EPS..........................   $  1.41                                     $  1.51                     $  1.79

Net income.........................   $ 4,842                                     $ 5,737       $ (29)(5)     $ 5,831
                                                                                                  123(6)
Weighted average shares outstanding
  (diluted)........................     3,471                                       3,842        (528)(5)       3,314
Diluted EPS........................   $  1.39                                     $  1.49                     $  1.76

AT&T WIRELESS GROUP:
Income.............................   $    19                                     $    19       $  29(5)      $    48
Basic and diluted EPS..............   $  0.05                                     $  0.05       $0.05(5)      $  0.05

LIBERTY MEDIA GROUP:
Basic and diluted EPS..............   $  1.15                                     $  1.15                     $  1.15


                                                                           PRO FORMA
                                           AWE              OTHER        AT&T EXCLUDING
                                     DISTRIBUTION(8)   ADJUSTMENTS(10)        AWE
                                     ---------------   ---------------   --------------
Revenue............................      $(7,474)          $   233          $43,181
OPERATING EXPENSES
Access and other connection........         (280)               --           10,180
Costs of services and products.....       (3,354)              233           10,011
Selling, general and
  administrative...................       (2,459)               --            7,679
Depreciation and amortization......       (1,207)               --            6,423
Net restructuring and other
  charges..........................           --                --              797
                                         -------           -------          -------
Total operating expenses...........       (7,300)              233           35,090
Operating income (loss)............         (174)               --            8,091
Equity earnings (losses) from
  Liberty Media Group..............           --                --            2,965
Other income (expense).............         (377)              258            3,493
Interest expense...................           24               189            2,935
                                                              (261)(9)
Income (loss) before taxes.........         (575)              330           11,614
Provision (benefit) for income
  taxes............................         (265)              100(9)         2,887
Net Income (loss)..................         (310)              230            8,727
Dividend Requirements on Preferred
  Stock............................          (69)               69               --
                                         -------           -------          -------
Net income (loss) attributable to
  common shareowners...............      $  (241)          $   161          $ 8,727
                                         =======           =======          =======
AT&T COMMON STOCK GROUP:
Net income.........................                                         $ 5,762
Weighted average shares outstanding
  (basic)..........................                                           3,237
Basic EPS..........................                                         $  1.78
Net income.........................                                         $ 5,799
Weighted average shares outstanding
  (diluted)........................                                           3,314
Diluted EPS........................                                         $  1.75
AT&T WIRELESS GROUP:
Income.............................
Basic and diluted EPS..............
LIBERTY MEDIA GROUP:
Basic and diluted EPS..............                                         $  1.15

 See notes to unaudited AT&T condensed combined pro forma financial statements.

                                      AT&T

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                                             LIBERTY                           PRO
                                                                             VENTURES        OTHER TCI        FORMA     HISTORICAL
                                                HISTORICAL   HISTORICAL       GROUP          PRO FORMA        AT&T       MEDIAONE
                                                 AT&T(1)       TCI(1)     ADJUSTMENTS(2)   ADJUSTMENTS(3)   WITH TCI     GROUP(1)
                                                ----------   ----------   --------------   --------------   ---------   ----------
Revenue.......................................   $62,600       $1,145         $(204)           $  --         $63,541      $2,695

OPERATING EXPENSES
Access and other connection...................    14,686           --            --               --          14,686          --
Costs of services and products................    14,594          543           (79)              --          15,058       1,069
Selling, general and administrative...........    13,516          677          (260)              --          13,933         749
Depreciation and amortization.................     7,439          277           (22)             120           7,814       1,248
Net restructuring and other charges...........     1,506           --            --               --           1,506          --
                                                 -------       ------         -----            -----         -------      ------
Total operating expenses......................    51,741        1,497          (361)             120          52,997       3,066

Operating income (loss).......................    10,859         (352)          157             (120)         10,544        (371)

Equity earnings (losses) from Liberty Media
 Group........................................    (2,022)          --           (68)            (156)         (2,246)         --

Other income (expense)........................      (387)         356          (321)             (45)           (397)      7,551
Interest expense..............................     1,765          161           (25)              82           1,983         449
Income (loss) before taxes....................     6,685         (157)         (207)            (403)          5,918       6,731
Provision (benefit) for income taxes..........     3,257          119          (207)            (111)          3,058       3,217

Income (loss) from continuing operations......     3,428         (276)           --             (292)          2,860       3,514
Dividend Requirements on preferred stocks.....        --           (4)           --               --              (4)        (77)
                                                 -------       ------         -----            -----         -------      ------

Net income (loss) attributable to common
 shareowners..................................   $ 3,428       $ (280)        $  --            $(292)        $ 2,856      $3,437
                                                 =======       ======         =====            =====         =======      ======

AT&T COMMON STOCK GROUP:
Net income....................................   $ 5,450                                                     $ 5,102
Weighted average shares outstanding (basic)...     3,082                                                       3,181
Basic EPS.....................................   $  1.77                                                     $  1.60
Net income....................................   $ 5,476                                                     $ 5,128
Weighted average shares outstanding
 (diluted)....................................     3,152                                                       3,299
Diluted EPS...................................   $  1.74                                                     $  1.55
LIBERTY MEDIA GROUP:
Basic and diluted EPS.........................   $ (0.80)                                                    $ (0.89)


                                                   MEDIAONE       PRO FORMA      DOCOMO &
                                                    GROUP        AT&T W/ TCI   AWE EXCHANGE    PRO FORMA
                                                  PRO FORMA       AND MEDIA      PRO FORMA     AT&T AFTER         AWE
                                                ADJUSTMENTS(4)    ONE GROUP     ADJUSTMENTS     EXCHANGE    DISTRIBUTION(8)
                                                --------------   -----------   -------------   ----------   ---------------
Revenue.......................................      $   --         $66,236        $   --        $66,236         $(7,627)
OPERATING EXPENSES
Access and other connection...................          --          14,686            --         14,686            (247)
Costs of services and products................          --          16,127            --         16,127          (3,606)
Selling, general and administrative...........          --          14,682            --         14,682          (2,663)
Depreciation and amortization.................         250           9,312            --          9,312          (1,245)
Net restructuring and other charges...........          --           1,506            --          1,506            (530)
                                                    ------         -------        ------        -------         -------
Total operating expenses......................         250          56,313            --         56,313          (8,291)
Operating income (loss).......................        (250)          9,923            --          9,923             664
Equity earnings (losses) from Liberty Media
 Group........................................          --          (2,246)           --         (2,246)             --
Other income (expense)........................       1,032           8,186            --          8,186            (191)
Interest expense..............................       1,554           3,986          (265)(6)      3,721             (10)
Income (loss) before taxes....................        (772)         11,877           265         12,142             483
Provision (benefit) for income taxes..........        (767)          5,508           101(6)       5,609             166
Income (loss) from continuing operations......          (5)          6,369           164          6,533             317
Dividend Requirements on preferred stocks.....          46             (35)           --            (35)             --
                                                    ------         -------        ------        -------         -------
Net income (loss) attributable to common
 shareowners..................................      $   41         $ 6,334        $  164        $ 6,498         $   317
                                                    ======         =======        ======        =======         =======
AT&T COMMON STOCK GROUP:
Net income....................................                     $ 8,580        $  164(6)     $ 8,744
Weighted average shares outstanding (basic)...                       3,787          (528)(5)      3,259
Basic EPS.....................................                     $  2.27                         2.68
Net income....................................                     $ 8,606        $  164(6)     $ 8,770
Weighted average shares outstanding
 (diluted)....................................                       3,914          (528)(5)      3,386
Diluted EPS...................................                     $  2.20                         2.59
LIBERTY MEDIA GROUP:
Basic and diluted EPS.........................                     $ (0.89)                     $ (0.89)

                                                                     PRO
                                                                    FORMA
                                                                    AT&T
                                                     OTHER        EXCLUDING
                                                ADJUSTMENTS(10)      AWE
                                                ---------------   ---------
Revenue.......................................      $   227        $58,836
OPERATING EXPENSES
Access and other connection...................           --         14,439
Costs of services and products................          227         12,748
Selling, general and administrative...........           --         12,019
Depreciation and amortization.................           --          8,067
Net restructuring and other charges...........           --            976
                                                    -------        -------
Total operating expenses......................          227         48,249
Operating income (loss).......................           --         10,587
Equity earnings (losses) from Liberty Media
 Group........................................           --         (2,246)
Other income (expense)........................           --          7,995
Interest expense..............................         (348)(9)      3,363
Income (loss) before taxes....................          348         12,973
Provision (benefit) for income taxes..........          133(9)       5,908
Income (loss) from continuing operations......          215          7,065
Dividend Requirements on preferred stocks.....           --            (35)
                                                    -------        -------
Net income (loss) attributable to common
 shareowners..................................      $   215        $ 7,030
                                                    =======        =======
AT&T COMMON STOCK GROUP:
Net income....................................                     $ 9,276
Weighted average shares outstanding (basic)...                       3,259
Basic EPS.....................................                     $  2.85
Net income....................................                     $ 9,302
Weighted average shares outstanding
 (diluted)....................................                       3,386
Diluted EPS...................................                     $  2.75
LIBERTY MEDIA GROUP:
Basic and diluted EPS.........................                     $ (0.89)

 See notes to unaudited AT&T condensed combined pro forma financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     1. These columns reflect the historical results of operations and financial position of the respective companies.

     2. This column reflects the deconsolidation of the historical results of operations for the interests represented by the shares of Liberty Media Group tracking stock for the period January 1, 1999 through February 28, 1999. AT&T accounts for the Liberty Media Group under the equity method because it does not possess a "controlling financial interest" for financial accounting purposes in the Liberty Media Group.

     3. This column reflects the TCI merger purchase accounting adjustments. These adjustments include the amortization of the excess of the purchase price over the net assets acquired and incremental interest expense on additional borrowings for the period January 1, 1999 through February 28, 1999.

     4. This column reflects the MediaOne merger purchase accounting adjustments. These adjustments include the amortization of the excess of the purchase price over the net assets acquired, incremental interest expense on additional borrowings and the elimination of a non-recurring charge related to the termination of MediaOne's merger with Comcast Corp.

     5. These entries give effect to an assumed approximate $10 billion exchange of 563 million shares of AT&T Wireless Group tracking stock for 528 million shares of AT&T common stock offered to existing AT&T common stock shareholders. The number of shares exchanged is calculated based on the relative fair values as of December 20, 2000, for pro forma purposes, in order to effectuate an equal market value exchange. The exchange offer, as presented, reflects a reduction of 24.4% economic interest in the AT&T Wireless Group currently held by the AT&T Common Stock Group. As a result of the exchange offer, the earnings per share calculation of the AT&T Common Stock Group reflects a decrease in the number of outstanding shares of AT&T common stock and decrease in net income attributable to the AT&T Common Stock Group as a result of the decrease in the economic interest in the AT&T Wireless Group held by the AT&T Common Stock Group (for the period subsequent to April 27, 2000). The effect of the exchange offer on the balance sheet would include: 1) a decrease in the par and additional paid-in-capital of AT&T common stock and 2) an increase in the par and additional paid-in-capital of AT&T Wireless Group tracking stock. Since the number of shares of AT&T Wireless Group tracking stock and the net income attributable to the AT&T Wireless Group will increase proportionally, there will be no change to the calculated earnings per share for the AT&T Wireless Group. For purposes of these pro forma financial statements, it is assumed that the fair value of the exchange is based on the closing price of AT&T Wireless Group tracking stock on December 20, 2000. There is no gain or loss on the exchange offer. The pro forma financial statements do not reflect any premium on the exchange as the Board of Directors of AT&T has not approved a fixed premium at this time for this exchange offer. However, if a premium is necessary to facilitate the exchange, such premium will be recorded as a reduction to net income attributable to the AT&T Common Stock Group and result in an additional decrease in the economic interest in the AT&T Wireless Group held by the AT&T Common Stock Group. Assuming a 5% premium in connection with the exchange offer, the diluted earnings per share attributable to the AT&T Common Stock Group would be $1.61 and $2.61 for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. Each 1% change in the premium would result in an impact to diluted earnings per share of approximately $.03.

     6. These entries reflect the sale of the preferred stock and warrants to DoCoMo for $9.811 billion. The preferred stock is characterized as a mandatorily redeemable preferred security, as defined by the SEC in Accounting Series Release (ASR) No. 268, and is classified outside of stockholders' equity on the balance sheet. The value of the warrants is recorded as a liability and will be marked to market in subsequent periods through its period of expiration. The values assigned to the preferred stock ($9.547 billion) and the warrants ($264 million) are based upon an allocation of the relative fair values of each instrument. The proceeds from the sale will be allocated among AT&T and the AT&T Wireless Group with $3.652 billion being utilized by AT&T to pay down short-term debt and the remaining $6.159 billion allocated to the AT&T Wireless Group. The pay down in short-term debt would result in a reduction in interest expense, of $265 million ($164 million, net of taxes) for the year ended December 31, 1999 and $199 million ($123 million, net of taxes) for the nine months ended September 30, 2000, respectively. The reduction in interest expense was calculated using an interest rate of 7.25%, which reflects the current 90-day commercial paper rate.

     7. This entry reflects the fair value adjustment for accounting purposes that result in a gain which will be recorded upon the distribution of the AT&T Wireless Group. This distribution is non pro-rata due to the alteration of shareowner interests in the AT&T Wireless Group as a result of the exchange offer. For this reason, the distribution will be accounted for at fair value and will result in a nonrecurring gain upon distribution equal to the excess of the fair value of the securities issued over AT&T's carrying value of the net assets of the AT&T Wireless Group. The actual gain will be determined upon distribution. Due to the fact that the gain is a one-time event, its effects have not been included as a pro forma adjustment to the income statement; however, it has been included as a pro forma adjustment to retained earnings on the pro forma balance sheet. The estimated gain is calculated as follows (numbers in millions):

Fair value of 2,310 million shares of AT&T Wireless Group
  Tracking Stock at $17.75 per share as of December 20,
  2000......................................................  $41,003
Fair value of 228 million new primary shares of AT&T
  Wireless Group Tracking Stock issued to DoCoMo upon
  conversion of the preferred stock at $17.75 per share as
  of December 20, 2000......................................    4,047
Total fair value of AT&T Wireless Group.....................  $45,050
Carrying Value of net assets of AT&T Wireless Group.........   30,661
Gain on distribution........................................  $14,389

     8. The adjustments presented deduct the historical results of operations and the historical financial position of the AT&T Wireless Group to reflect the distribution of the AT&T Wireless Group from AT&T. The distribution is a fair value transaction and as such the fair value of the net assets has been recorded as a reduction to retained earnings for the stock dividend of AT&T's retained Inter-Group interest and par and additional paid-in-capital for the distribution to the AT&T Wireless Group tracking stock Shareholders. The reduction to retained earnings and the reduction to additional paid in capital is calculated as follows: (Amounts in millions)


AT&T Wireless Group Tracking Stock shares which represent
  100% economic interest of AT&T Wireless Group.............        2,310
Issuance of new primary shares of AT&T Wireless Group
  Tracking Stock to DoCoMo upon conversion of the preferred
  stock (beyond AT&T's retained interest)...................          228
                                                                ---------
Total pro forma AT&T Wireless Group Tracking Stock shares
  outstanding after conversion of the preferred stock held
  by DoCoMo and 100% distribution of AT&T interest in AT&T
  Wireless Group............................................        2,538
AT&T Wireless Group Tracking Stock shares outstanding as of
  December 20, 2000 which represent 15.6% ownership of AT&T
  Wireless Group............................................          361
Pro forma AT&T Wireless Group Tracking stock issued for the
  exchange offer............................................          563
AT&T Wireless Group Tracking Stock shares issued to DoCoMo
  upon conversion of preferred stock (including 228 million
  new primary issued and 178 million shares issued out of
  AT&T's retained interest).................................          406
                                                                ---------
Total pro forma AT&T Wireless Group Tracking stock shares
  outstanding after conversion of preferred stock held by
  DoCoMo, and exchange, prior to distribution of AT&T's
  retained interest.........................................        1,330
Split-Off% of AT&T Wireless Group Tracking stock shares
  (1,330/2,538).............................................         52.4%
Spin-Off% of AT&T Wireless Group (1-52.4%)..................         47.6%
Fair value of AT&T Wireless Group associated with the
  split-off (45,050 x 52.4%)................................       23,615
AT&T Wireless preferred stock...............................       (3,000)
AT&T Wireless Group tracking stock par......................       (1,330)
DoCoMo warrants.............................................         (264)
Other.......................................................          (12)
                                                                ---------
Reduction to Additional Paid in Capital.....................       19,009


Fair value of AT&T Wireless Group associated with the
  spin-off (45,050 x 47.6%) (Reduction to Retained
  Earnings).................................................       21,435

     In addition, to the historical adjustments, other adjustments relating to the DoCoMo transaction have been presented. These adjustments reflect that $6.2 billion of cash associated with the transaction has been allocated to the AT&T Wireless Group, the preferred stock associated with the transaction is converted to 406 million shares of AT&T Wireless Group Tracking Stock and the warrants associated with the transaction are converted to warrants in AT&T Wireless Services.

     9. These adjustments reflect the cash received by AT&T from AT&T Wireless Group in connection with the repayment of the $1.8 billion intercompany loan and the $3.0 billion preferred stock (together, "intercompany indebtedness"). The repayment of intercompany indebtedness is contained in the preliminary Separation and Distribution Agreement between AT&T and AT&T Wireless Group. It is assumed that AT&T utilized the proceeds it received from AT&T Wireless Group to pay down its short-term debt in the pro forma balance sheet. The paydown in short-term debt would result in a reduction in interest expense of $348 million ($215 million net of taxes), for the year ended December 31, 1999 and $261 million ($161 million net of taxes) for the nine months ended September 30, 2000, respectively. The reduction in interest expense was calculated using an interest rate of 7.25% which reflects the current 90-day commercial paper rate.

     10. Reflects certain Inter-Group transactions appropriately reflected in the separate financial statements of AT&T after excluding the AT&T Wireless Group on a pro forma basis that were eliminated in the AT&T consolidated financial statements and were therefore not reflected in AT&T's historical results and financial position.

     We will accept manually signed facsimile copies of the letter of transmittal. The letter of transmittal, stock certificates representing shares of AT&T common stock and any other required documents should be sent or delivered by each holder of AT&T common stock or that holder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent prior to the expiration date.

                 The exchange agent for this exchange offer is:

                            EQUISERVE TRUST COMPANY

           If delivered by                        If delivered by                        If delivered by
              mail, to:                              hand, to:                              overnight
                                                                                          courier, to:

               The Marketing Manager for this exchange offer is:

                              LEHMAN BROTHERS INC.

     You may direct any questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers listed below. You can obtain additional copies of this document, the letter of transmittal, the instructions to the letter of transmittal and other exchange offer materials from the information agent or the dealer manager listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this exchange offer.

               The information agent for this exchange offer is:

                      GEORGESON SHAREHOLDER SERVICES, INC.

                 The Dealer Manager for this exchange offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he or she has been made, or threatened to be made, a party by reason of the fact that he or she was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law (the "NYBCL").

     The by-laws of AT&T Corp. (the "Registrant") provide that the Registrant is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the Registrant or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of Section 721 of the NYBCL, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT                           DESCRIPTION
-------                           -----------
  1.1     Form of Dealer Manager Agreement*
  3(a)    Restated Certificate of Incorporation of the registrant
          filed January 10, 1989, Certificate of Correction of the
          registrant filed June 8, 1989, Certificate of Change of the registrant filed March 18, 1992, Certificate of Amendment of the registrant filed June 1, 1992, Certificate of Amendment of the registrant filed April 20, 1994, Certificate of
          Amendment filed June 8, 1998, Certificate of Amendment filed
          March 9, 1999, Certificate of Amendment filed April 12, 2000 and Certificate of Amendment filed June 2, 2000 (Exhibit
          3(a) to Form 10-Q for the Quarter ended June 30, 2000, File
          No. 1-1105).
  3(b)    By-Laws of the registrant, as amended October 23, 2000
          (Exhibit 3.1 to Form 8-K Filed October 25, 2000).
  3(c)    Form of Certificate of Incorporation of AT&T Wireless
          Services, Inc.*
  3(d)    Form of By-Laws of AT&T Wireless Services, Inc.*

EXHIBIT                           DESCRIPTION
-------                           -----------
  4.1     The Policy Statement Regarding Wireless Group Tracking Stock
          Matters of AT&T Corp. (filed as Exhibit B to the Proxy
          Statement on Schedule 14A, dated January 26, 2000 and
          incorporated herein by reference)
  5.1     Opinion of Robert S. Feit, General Attorney and Assistant
          Secretary of the Registrant, as to the legality of the
          securities being registered*
 10.1     Form of Separation and Distribution Agreement*
 10.4     Form of Amended and Restated Tax Sharing Agreement*
 10.5     Form of Employee Benefits Agreements*
 23.1     Consent of Robert S. Feit, General Attorney and Assistant
          Secretary of the Registrant (included in opinion of counsel filed as Exhibit 5.1)*
 23.2     Consent of PricewaterhouseCoopers LLP
 23.3     Consent of PricewaterhouseCoopers LLP
 23.4     Consent of KPMG LLP
 23.5     Consent of Arthur Andersen LLP
 24.1     Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement
 99.1     Letter of Transmittal and Instructions to Letter of
          Transmittal
 99.2     Notice of Guaranteed Delivery
 99.3     Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees
 99.4     Letter to Clients for use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9
 99.6     Brochure for ATT shareowners

     (b) Financial Statement Schedules

     None.
------------------

* To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table if the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2000.

                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                            Name:  Marilyn J. Wasser
                                            Title:   Vice President -- Law and
                                              Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----
            Principal Executive Officer:

                          *                            Chairman of the Board and
-----------------------------------------------------    Chief Executive Officer
                C. Michael Armstrong

            Principal Financial Officer:

                          *                            Senior Executive Vice President and
-----------------------------------------------------    Chief Financial Officer
                    Charles Noski

            Principal Accounting Officer:

                          *                            Vice President and Controller
-----------------------------------------------------
                 Nicholas S. Cyprus

                     Directors:

                          *                            Director
-----------------------------------------------------
                   Kenneth T. Derr

                          *                            Director
-----------------------------------------------------
                 M. Kathryn Eickhoff

                          *                            Director
-----------------------------------------------------
                  Walter Y. Elisha

                          *                            Director
-----------------------------------------------------
                 George M.C. Fisher

                          *                            Director
-----------------------------------------------------
                   Donald V. Fites

                      SIGNATURE                                                 TITLE
                      ---------                                                 -----
                          *                            Director
-----------------------------------------------------
               Amos B. Hostetter, Jr.

                          *                            Director
-----------------------------------------------------
                   Ralph S. Larsen

                          *                            Director and Chairman of the Board, Liberty Media
-----------------------------------------------------    Corporation
                   John C. Malone

                          *                            Director
-----------------------------------------------------
                  Donald F. McHenry

                          *                            Director
-----------------------------------------------------
                  Louis A. Simpson

                          *                            Director
-----------------------------------------------------
                  Michael I. Sovern

                          *                            Director
-----------------------------------------------------
                  Sanford I. Weill

                          *                            Director and Chairman and Chief Executive Officer, AT&T
-----------------------------------------------------    Wireless Group
                   John D. Zeglis

             *By: /s/ MARILYN J. WASSER
  ------------------------------------------------
                  Marilyn J. Wasser
                 (Attorney-in-Fact)

                                 EXHIBIT INDEX

EXHIBIT                            DESCRIPTION                           PAGE
NUMBER-                            -----------                           ----
  1.1      Form of Dealer Manager Agreement............................
  3(a)     Restated Certificate of Incorporation of the registrant
           filed January 10, 1989, Certificate of Correction of the
           registrant filed June 8, 1989, Certificate of Change of the registrant filed March 18, 1992, Certificate of Amendment of the registrant filed June 1, 1992, Certificate of Amendment of the registrant filed April 20, 1994, Certificate of
           Amendment filed June 8, 1998, Certificate of Amendment filed
           March 9, 1999, Certificate of Amendment filed April 12, 2000 and Certificate of Amendment filed June 2, 2000 (Exhibit
           3(a) to Form 10-Q for the Quarter ended June 30, 2000, File
           No. 1-1105).................................................
  3(b)     By-Laws of the registrant, as amended October 23, 2000
           (Exhibit 3.1 to Form 8-K Filed October 25, 2000)............
  3(c)     Form of Certificate of Incorporation of AT&T Wireless
           Services, Inc.*.............................................
  3(d)     Form of By-Laws of AT&T Wireless Services, Inc.*............
  4.1      The Policy Statement Regarding Wireless Group Tracking Stock
           Matters of AT&T Corp. (filed as Exhibit B to the Proxy
           Statement on Schedule 14A, dated January 26, 2000 and
           incorporated herein by reference)...........................
  5.1      Opinion of Robert S. Feit, General Attorney and Assistant
           Secretary of the Registrant, as to the legality of the
           securities being registered*................................
 10.1      Form of Separation and Distribution Agreement*..............
 10.2      Form of Amended and Restated Tax Sharing Agreement*.........
 10.3      Form of Employee Benefits Agreements*.......................
 23.1      Consent of Robert S. Feit, General Attorney and Assistant
           Secretary of the Registrant (included in opinion of counsel filed as Exhibit 5.1)*......................................
 23.2      Consent of PricewaterhouseCoopers LLP.......................
 23.3      Consent of PricewaterhouseCoopers LLP.......................
 23.4      Consent of KPMG LLP.........................................
 23.5      Consent of Arthur Andersen LLP..............................  .....
 24.1      Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement.......
 99.1      Letters of Transmittal and Instructions to Letter of
           Transmittal.................................................
 99.2      Notice of Guaranteed Delivery...............................
 99.3      Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees................................
 99.4      Letter to Clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees...................
 99.5      Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9...............................
 99.6      Brochure for AT&T shareowners...............................

------------------

* To be filed by amendment.